    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           OMEGA HEALTH SYSTEMS, INC.
        (Exact name of registrant as specified in governing instrument)

              DELAWARE                                 8099                                13-3220466
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                Identification No.)

                         5100 POPLAR AVENUE, SUITE 2100
                            MEMPHIS, TENNESSEE 38137
                                 (901) 683-7868
                    (Address of principal executive office)

                                THOMAS P. LEWIS
                               RONALD L. EDMONDS
                         5100 POPLAR AVENUE, SUITE 2100
                            MEMPHIS, TENNESSEE 38137
                                 (901) 683-7868
                    (Name and address of agent for service)

                                   COPIES TO:

                 ROBERT WALKER, ESQ.                                  STEVEN L. POTTLE, ESQ.
               DEBRA E. MCPIPKIN, ESQ.                              CHRISTOPHER S. MORTER, ESQ.
         BAKER, DONELSON, BEARMAN & CALDWELL                             ALSTON & BIRD LLP
            165 MADISON AVE., 20TH FLOOR                            1201 WEST PEACHTREE STREET
              MEMPHIS, TENNESSEE 38103                              ATLANTA, GEORGIA 30309-3424
               TELEPHONE (901)526-2000                               TELEPHONE (404) 881-7000
              FACSIMILE (901) 577-2303                               FACSIMILE (404) 881-7777

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF SECURITIES            AMOUNT TO BE       OFFERING PRICE          AGGREGATE            AMOUNT OF
         BEING REGISTERED              REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.06 par value......  4,025,000 shares         $8.875             $35,721,875            $10,825
==================================================================================================================

(1) Includes 525,000 shares which may be purchased by the Underwriters to cover all over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Company's Common Stock on The Nasdaq Small-Cap Market on October 23, 1997, in accordance with Rule 457(c) under the Securities Act.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 28, 1997

                                3,500,000 SHARES

[LOGO]                     OMEGA HEALTH SYSTEMS, INC.
                                  COMMON STOCK

     Of the shares of common stock, par value $0.06 per share (the "Common Stock"), offered hereby (the "Offering"), 3,000,000 shares are being offered by Omega Health Systems, Inc., a Delaware corporation ("Omega" or the "Company"), and 500,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Common Stock is quoted on The Nasdaq Small-Cap Market under the symbol "OHSI." The closing price for the Common Stock on October 23, 1997, as reported on The Nasdaq Small-Cap Market, was $8.875 per share.

                      ------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                      ------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                  PRICE              UNDERWRITING          PROCEEDS TO         PROCEEDS TO SELLING
                                TO PUBLIC            DISCOUNTS(1)           COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share................           $                     $                     $                       $
------------------------------------------------------------------------------------------------------------------
Total(3).................           $                     $                     $                       $
==================================================================================================================

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $          .
(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to an additional 525,000 shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discounts and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                      ------------------------------------

     The Common Stock is offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, to cancel, or to modify the offer without notice. It is expected that delivery of certificates representing the Common Stock will be made on or about
            , 1997.

EQUITABLE SECURITIES CORPORATION
                           DAIN BOSWORTH INCORPORATED
                                                   MORGAN KEEGAN & COMPANY, INC.

               The date of this Prospectus is             , 1997

     [INSIDE FRONT COVER WILL DISPLAY A SCHEMATIC ILLUSTRATING THE RELATIONSHIPS BETWEEN THE COMPANY'S AFFILIATED PRACTICES, CENTERS, LOCAL REFERRING OPTOMETRISTS AND THE COMPANY'S MANAGED CARE, SUPPLY PURCHASING, MOBILE SURGERY AND OTHER BUSINESS LINES.]

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALL-CAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto, and other financial information, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes: (i) no exercise of Underwriters' over-allotment option, (ii) conversion of all shares of preferred stock, and
(iii) no exercise of outstanding options, convertible debt or warrants to purchase Common Stock. See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

                                  THE COMPANY

     Omega is a multi-faceted eye care company that provides a broad range of practice management and other services to ophthalmologists and optometrists to assist in the integration of primary, medical and surgical eye care. The Company emphasizes cooperative professional relationships between ophthalmologists and optometrists in the formation of integrated eye care networks and co-management of patient care. The Company's services allow eye care professionals to devote their time to the delivery of quality primary, medical and surgical eye care and enable them to expand and position their practices effectively in an increasingly competitive eye care environment. Omega manages 18 affiliated ophthalmology practices (the "Affiliated Practices") through which 44 affiliated ophthalmologists provide medical and surgical eye care at the Company's co-management eye care centers (the "Centers"), which include 86 service locations and five ambulatory surgery centers ("ASCs"). In order to assist ophthalmologists and optometrists in accessing managed care patient volume, the Company organizes and manages eye care provider panels, consisting of 8,000 eye care professionals in all 50 states. The Company has related contracts with managed care and other third-party payors covering approximately 2.3 million lives, 1.2 million of which are on a capitated basis. Omega also provides supply and equipment purchasing, mobile surgical equipment and support services, excimer laser support services, and certain administrative services to associated optometrists, ophthalmologists and other eye care providers.

     The Company believes its Affiliated Practices are attractive referral options for optometrists with patients requiring medical or surgical eye care. Each Center is operated through the joint efforts of affiliated ophthalmologists and an optometrist who serves as a Center Director. Rather than maintaining active primary eye care practices, Omega's Affiliated Practices focus principally on medical and surgical eye care. The Company develops broad cross-referral networks of 50 to 150 optometrists in Center markets who work with affiliated ophthalmologists to co-manage the delivery of quality eye care. To enhance patient and referring optometrist satisfaction, the Centers maintain databases on the referral patterns and treatment preferences of optometrists in such networks, sponsor monthly continuing education presentations and solicit clinical and operating input from advisory boards of local optometrists. Center Directors and affiliated ophthalmologists routinely interact with optometrists in the referral network to improve coordination and quality of patient care. Through this cooperative program, the Company believes that it reduces professional overlap and maximizes the clinical strengths of its affiliated ophthalmologists by allowing them to concentrate on medical and surgical procedures.

     According to industry sources, total United States expenditures on eye care were $31.2 billion in 1995. Expenditures for medical and surgical eye care services in 1995 were approximately $11.6 billion, while approximately $19.6 billion was spent on primary eye care. Eye care expenditures are expected to grow as the population continues to age and as technological advances make complex ophthalmic procedures more accessible and affordable. There are approximately 15,600 ophthalmologists in the United States, who performed approximately 2.4 million major surgical procedures in 1994, and approximately 28,200 optometrists who are actively involved in patient care. Several factors, such as professional tension between ophthalmologists and optometrists, the competitive pressures from discount optical retailers and the influence of managed care, are motivating eye care providers to re-position their practices to be competitive. The Company believes these trends are influencing independent ophthalmologists and optometrists to affiliate with larger eye care organizations which have the capability to provide services such as financial management, information systems, managed care contracting, volume purchasing, and access to capital based on practice-specific needs.

     Omega's objective is to develop and provide management and other services to comprehensive eye care networks that deliver quality, cost-effective care in convenient locations through the cooperative efforts of optometrists and ophthalmologists. The Company seeks to achieve this objective by implementing the following strategy: (i) expanding its base of affiliated ophthalmologists in targeted markets; (ii) developing and managing primary care optometric networks;
(iii) providing value-added purchasing and related administrative services to enhance the productivity of affiliated ophthalmologists and network optometrists; and (iv) leveraging managed care contracting expertise. The Company believes its strategy of organizing ophthalmologists, optometrists, and related ancillary services into cooperative, integrated eye care networks enhances its ability to manage the delivery of quality eye care services cost-effectively.

                              RECENT DEVELOPMENTS

     The Company has completed five affiliation transactions in 1997 with a total of nine ophthalmologists generating annualized revenues at the time of the affiliations of approximately $8.4 million. The cash portion of the consideration in the affiliations was funded from the Company's $15.0 million credit facility established in February 1997 with NationsCredit Corporation (the "Credit Facility"). The following summarizes these affiliation transactions:

     - In March 1997, the Company affiliated with the ophthalmology practice of Sarah J. Hays, M.D., in Birmingham, Alabama ("Hays"). The practice includes one affiliated ophthalmologist and expands Omega's presence in Birmingham with two existing ophthalmology practices.

     - In May 1997, the Company affiliated with the ophthalmology practice of Joseph F. Faust, M.D. in Marion, Indiana, a suburb of Indianapolis, and acquired a 50% interest in an associated ASC ("Faust"). The practice includes one full-time and one part-time affiliated ophthalmologist.

     - In June 1997, the Company affiliated with the ophthalmology practice of Nathan L. Lipton, M.D. in Richardson, Texas, a suburb of Dallas, Texas. The practice includes one affiliated ophthalmologist and was integrated with Omega's existing three-ophthalmologist practice in Dallas.

     - In August 1997, the Company affiliated with the ophthalmology practice of David M. Dillman, M.D. in Danville, Illinois ("Dillman"). The practice includes two affiliated ophthalmologists.

     - In September 1997, the Company affiliated with the ophthalmology practice of Bruce Golden, M.D. in Janesville, Wisconsin ("Golden"). The practice includes four affiliated ophthalmologists and represents Omega's entry into the southern Wisconsin and Chicago, Illinois markets.

     In addition, to expand its services offered to optometrists, in May 1997, the Company acquired the Primary Eye Care Network in San Ramon, California, a provider of volume purchasing services for optometric supplies ("PEN"). PEN currently provides discount purchasing and certain management services for approximately 700 member optometrists, primarily in California. Omega intends to cross-sell these purchasing services to network optometrists and to optometric members of its provider panels.

                                  THE OFFERING

Common Stock offered by the Company.....     3,000,000 shares

Common Stock offered by the Selling
Stockholders............................     500,000 shares

Common Stock to be outstanding after the
Offering................................     10,712,789 shares(1)

Use of proceeds.........................     To repay debt, to fund potential
                                              affiliations and acquisitions, and
                                              for general corporate purposes.
                                              See "Use of Proceeds."

Nasdaq Small-Cap Market symbol..........     OHSI
---------------

(1) Excludes (i) 515,668 shares of Common Stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.50 per share, (ii) 1,093,629 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.88 per share and (iii) 225,049 shares of Common Stock issuable upon the conversion of outstanding convertible notes. See Note 7 of Notes to Consolidated Financial Statements of the Company.

                        SUMMARY CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                              YEARS ENDED DECEMBER 31,                       SIX MONTHS ENDED JUNE 30,
                                 ---------------------------------------------------      -------------------------------
                                                                           PRO FORMA                            PRO FORMA
                                  1993      1994      1995      1996        1996(1)        1996        1997      1997(1)
                                 -------   -------   -------   -------     ---------      -------     -------   ---------
STATEMENTS OF OPERATIONS DATA:
Total revenues.................  $21,761   $27,636   $32,934   $42,737      $90,366       $19,360     $32,773    $48,189
Earnings (loss) from
  operations...................      (29)      270       763     1,753        3,917           602       1,790      2,195
Net earnings...................      359       112       481     1,303        3,559(2)        419       1,287      1,942(2)
Net earnings (loss) to common
  stockholders.................      359       112       481      (171)       2,085          (940)      1,269    $ 1,925
Net earnings (loss) per
  share........................  $  0.09   $  0.02   $  0.10   $ (0.03)(3)  $  0.21(2)(3) $ (0.19)(3) $  0.17    $  0.18(2)
Weighted average shares
  outstanding..................    3,693     4,591     4,805     5,599        9,744         4,872       7,322     10,761

                                                            JUNE 30, 1997
                                               ---------------------------------------
                                               ACTUAL    PRO FORMA(4)   AS ADJUSTED(5)
                                               -------   ------------   --------------
BALANCE SHEET DATA:
Working capital..............................  $ 6,324     $ 6,432         $19,185
Total assets.................................   42,022      44,925          57,566
Total debt...................................   13,477      15,500           3,262
Stockholders' equity.........................   19,210      20,090          44,970

                                                                                  SIX MONTHS
                                                YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                           ----------------------------------   ---------------
                                            1993     1994     1995     1996      1996     1997
                                           ------   ------   ------   -------   ------   ------
STATISTICAL DATA:
Patient visits...........................  84,964   88,548   88,006   104,195   49,235   57,386
Surgical eyecare procedures..............   7,921    8,693   10,142    13,702    6,121    7,992
Total eyecare procedures.................  12,692   13,774   15,275    20,733    9,169   12,706
Capitated lives at end of period
  (000's)................................     356      512      523       925      869    1,049
Covered lives at end of period (000's)...     377    1,163    1,325     1,950    1,894    2,128

---------------

(1) Pro forma to give effect, as applicable, to the Company's affiliations with Capital Eye Center ("Capital") in March 1996, EyeCare and Surgery Center of North Texas, P.A., ECSC Retina, P.A. and SurgEye Care, Inc. (collectively, "EyeCare") in September 1996, Hays, Faust, Dillman and Golden, and the acquisition of PEN, as well as completion of the Offering at an assumed public offering price of $9.00 per share and the application of the net proceeds as stated in "Use of Proceeds," as if all had occurred on January 1, 1996. See "Pro Forma Unaudited Consolidated Financial Data."
(2) No federal tax provision has been reflected due to assumed utilization of federal net operating loss carryforwards. If such carryforwards were not available, pro forma net earnings per share would have been $0.07 for the year ended December 31, 1996 ($0.22 per share absent the impact of the announcement discussed in footnote 3 below), and $0.10 for the six months ended June 30, 1997. The Company expects to establish substantial deferred tax assets in the third quarter of 1997, principally related to net operating loss carryforwards. Such assets were fully reserved through related valuation allowances prior to fiscal 1997. No related deferred tax benefit is reflected in the pro forma Summary Consolidated Financial Statements.
(3) After adjustment to the second quarter 1996 financial information for imputed dividends on Series A Preferred Stock as required by a Securities and Exchange Commission announcement on March 28, 1997. Absent the impact of this adjustment, the Company would have reported earnings per share of $0.20 for the year ended December 31, 1996, $0.38 on a pro forma basis, for the year ended December 31, 1996, and $0.09 for the six months ended June 30, 1996. See Note 1 to the Consolidated Financial Statements.
(4) Pro forma to give effect to the Company's affiliations with Dillman and Golden as if both had occurred on June 30, 1997.
(5) Adjusted to give effect to the sale of the Common Stock offered hereby at an assumed public offering price of $9.00 per share and the application of the net proceeds as stated in "Use of Proceeds."

                                  RISK FACTORS

     The following risk factors, as well as the other information contained in this Prospectus, should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that address, among other things, the Company's expansion strategy, industry trends, use of proceeds, projected capital expenditures, liquidity, possible third-party payor arrangements, cost reduction strategies, possible effects of changes in government regulation and availability of insurance. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including difficulties in executing acquisitions or affiliations, inability to integrate and manage successfully assets and personnel related to acquisitions or affiliations, changes in reimbursement practices of third-party payors, changes in mix of patients served by the Company, insufficient capital resources, competition and other factors discussed below and set forth in the Prospectus generally.

RISKS ASSOCIATED WITH EXPANSION STRATEGY

     Principal elements of the Company's strategy involve affiliating with additional ophthalmology practices in targeted markets and assisting existing Affiliated Practices in recruiting ophthalmologists. Identifying appropriate affiliation candidates and proposing, negotiating and implementing economically attractive affiliations with such eye care professionals can be a lengthy, complex, costly and uncertain process, and is a substantial diversion of management's attention. Failure by the Company to identify and effect additional affiliations could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company's personnel, systems and infrastructure will be sufficient to permit effective and profitable management of the Affiliated Practices. Moreover, there can be no assurance that future affiliations, if any, will not result in loss of patients by the Affiliated Practices, will contribute to the Company's profitability, or will otherwise facilitate successful implementation of the Company's overall strategy. Finally, the Company may be forced to curtail its plans for growth due to changes in health care regulations or economic conditions generally. Any of these events could have a material adverse effect on the Company's financial condition or results of operations. See
"Business -- Strategy."

DEPENDENCE ON AFFILIATED PRACTICES AND OPTOMETRY NETWORKS

     The Company's operations are dependent upon remaining affiliated with its Affiliated Practices, on the success of Affiliated Practices and maintenance of the networks of referring optometrists. Success of the Affiliated Practices is dependent on, among other things, retaining affiliated ophthalmologists, attracting sufficient referrals from network optometrists and the Company's ability to effectively provide the Affiliated Practices with management and other services.

     The Affiliated Practices are highly dependent upon the success, competence, professionalism, and community reputation of the affiliated ophthalmologists and each optometrist serving as a Center Director. Although the Company has management agreements with the affiliated ophthalmologists that include non-compete covenants, there can be no assurance that these agreements will not be rendered unenforceable under applicable laws, that the affiliated ophthalmologists will continue to practice with the Affiliated Practices or that any affiliated ophthalmologists will not leave and compete with the Affiliated Practices. Further, the Company's agreements with its Center Directors have a limited term, with limited or no mandatory renewal provisions. Accordingly, there can be no assurance that the agreements will, at their expiration, be renewed under favorable terms, or at all.

     Neither the Company nor its Affiliated Practices have any contract or agreement with any of its network optometrists requiring referrals to affiliated ophthalmologists. The Affiliated Practices compete with independent eye care professionals as well as those associated with private and other public practice management companies for referrals from the network optometrists. There can be no assurance that existing referral patterns will continue, that the Affiliated Practices will be able to retain affiliated ophthalmologists, that the Company will be successful in providing its management services to Affiliated Practices or that the Affiliated

Practices will maintain successful practices. Loss of revenue by the Affiliated Practices, by reason of changes in referral patterns, loss of affiliated ophthalmologists or Center Directors, or for other reasons noted above or otherwise could have a material adverse effect on the Company's financial condition or results of operations.

REIMBURSEMENT TRENDS; COST CONTAINMENT

     A significant portion of the Company's revenues are derived from service fees paid to the Company by the Affiliated Practices. Since the amount of service fees payable to the Company generally is determined with reference to the revenues or earnings of the Affiliated Practices, any reduction in these revenues or earnings could adversely affect the financial condition and results of operations of the Company. For the six months ended June 30, 1997, approximately 44%, 6% and 34% of the Company's total revenues were reimbursed directly by Medicare, Medicaid and private insurers, respectively. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends will continue to result in a reduction from historical levels in per-patient revenue. Further reductions in payments to ophthalmologists or other changes in reimbursement for eye care services could have an adverse effect on the Company's financial condition or results of operations.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for ophthalmologist services. This methodology went into effect in 1992 and was implemented during a transition period in annual increments through December 31, 1996. RBRVS is a fee schedule that pays similarly situated eye care providers the same amount for the same services, except for certain geographical and other adjustments. The RBRVS is adjusted each year and is subject to increases or decreases. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Affiliated Practices. Effective January 1, 1997, RBRVS payments for surgery and procedures generally performed by ophthalmologists were reduced an average of 5.5%. Effective January 1, 1998, RBRVS payments are scheduled to be reduced on average an additional 16% for cataract surgery and 7.6% overall for surgery and other procedures performed by ophthalmologists.

     Rates paid by private third-party payors are based on established ophthalmologist, ASC and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private insurance could have a material adverse effect on the Company's financial condition and results of operations. Further, RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. Wider-spread implementation of such programs would reduce payments by private third-party payors and could reduce the Company's operating margins. There can be no assurance that any or all of these reduced revenues and operating margins could be offset by the Company through cost reductions, increased volume, introduction of new procedures or otherwise.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS

     The Company, through its EHN division, contracts with managed care and other third-party payors to arrange panels of eye care providers who provide services to payors' members. The Company receives administrative and other fees from payors and providers with which it contracts. Furthermore, a substantial portion of its managed health care revenues are derived from capitated fee arrangements with payors, in which the Company receives a pre-determined amount per patient per month in exchange for organizing and managing panels of eye care providers to provide all necessary covered services to the patients covered under the arrangement. Under its arrangements with providers, the Company reimburses the members of its panels for services rendered on a modified fee-for-service basis and generally retains the balance of capitation payments received under its contracts with payors. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the Company, which in turn, through its provider agreements, passes much of that risk to the provider. Capitated fee arrangements, in general, result in greater predictability of revenues, but greater unpredictability of expenses. The profitability of capitated fee contracts to the Company is dependent in part upon the ability of providers with which it contracts to effectively manage the per-patient costs of providing services and the level of utilization of such services, and the Company's ability to appropriately modify its reimbursement rates to panel providers in response to utilization and cost trends.

     There can be no assurance that the Company will be able to negotiate, on behalf of its Affiliated Practices or provider panels, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require, in the aggregate, more frequent or extensive care than is anticipated, operating margins may be reduced or the revenue derived from these contracts may be insufficient to cover the costs of the services provided. Any such developments could have a material adverse effect on the Company's results of operations or financial condition.

GOVERNMENT REGULATIONS

     General. The delivery of health care, including the relationships among health care providers such as ophthalmologists and other clinicians, is subject to extensive federal and state regulation. Although the Company believes that its operations are conducted in material compliance with applicable laws, it has not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority to that effect, many of such laws are broad and subject to varying interpretations, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of the Company's operations by federal or state judicial or regulatory authorities will not result in a determination that the Company or one of its Affiliated Practices has violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company's financial condition or results of operations.

     Anti-Referral Laws. The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted by many states, including states in which several of the Affiliated Practices are located, prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act also impose significant penalties for false or improper billings. In addition, the Stark Self-Referral Law imposes restrictions on health care providers' referrals for certain designated health services reimbursable by Medicare or Medicaid to entities with which the health care providers have financial relationships. Many states, including the states in which the Affiliated Practices are located, have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. Accordingly, the Company is prohibited from owning facilities for the provision of, or otherwise providing, certain ancillary services for patients of its Affiliated Practices. Violations of any of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company or its Affiliated Practices, would have a material adverse effect on the Company's financial condition or results of operations.

     Corporate Practice of Medicine; Fee-Splitting. The laws of many states, including the states in which the Affiliated Practices are located, prohibit business corporations such as the Company from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians and certain states have similar laws regarding the corporate practice of optometry. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Violations of these laws could result in censure or delicensing of health care providers, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that the Company is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any management agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification, which could have a material adverse effect on the Company's financial condition or results of operations. The Company is aware of a challenge by the Florida Medical Board that practice management arrangements similar to those of the Company violate Florida's anti fee-splitting laws. Although the Company cannot predict the outcome of such challenge at this time, any adverse determination by the Florida Medical Board, if judicially upheld, could render the Company's management agreement in Florida not enforceable, and if such agreement could not be reformed with the same economic benefit to the Company, the Company could experience a material adverse effect on its financial condition or results of operations. See "Business -- Government Regulation and
Supervision -- Fee-Splitting Laws."

     Expansion of the operations of the Company to certain jurisdictions may require modification of the Company's form of relationship with its Affiliated Practices, which could have a material adverse effect on the Company. Furthermore, the Company's ability to expand into, or to continue to operate within certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework or to obtain necessary approvals, licenses and permits. Any limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business -- Government Regulation and Supervision."

     Managed Care Regulation. The National Association of Insurance Commissioners has expressed concerns about organizations accepting risk on a prepaid basis and believes that provider networks which accept such risk should be licensed as either a health maintenance organization or an insurance company. There is no assurance that the Company will not be required to qualify as either an insurance company or as a health maintenance organization in order for the Company to accept risk on a prepaid basis. If the Company is required to qualify as either an insurance company or as a health maintenance organization, then the Company may need to raise significant additional capital which may not be available.

     Health Care Reform Initiatives. In addition to extensive existing government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare and Medicaid patients, regulation of entities that provide managed care and additional prohibitions on ownership by health care providers, directly or indirectly, of facilities to which they refer patients. Aspects of certain of these health care proposals, if adopted, could have a material adverse effect on the Company. See "-- Risks Associated with Affiliation and Expansion Strategy," "-- Risk of Changes in Payment for Medical Services" and "Business -- Government Regulation and Supervision."

NEED FOR ADDITIONAL FUNDS; DILUTION

     The Company's expansion strategy will require substantial capital, and the Company anticipates that it will, in the future, seek to raise additional funds through debt financing or the issuance of equity or debt securities. There can be no assurance that sufficient funds will be available on terms acceptable to the Company, if at all. If equity securities are issued, either to raise funds or in connection with future affiliations or acquisitions, dilution to the Company's stockholders may result, and if additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operation and finances. Such restrictions may have an adverse effect on, among other things, the Company's ability to pursue its expansion strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

DEPENDENCE UPON KEY PERSONNEL

     The Company depends upon the services of its current senior management to manage its operations and implement its business strategy. In addition, the Company's success is also dependent upon its ability to attract and retain additional qualified operating management personnel to support the Company's growth. The loss of the services of any or all such individuals or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations. See "Management -- Employment Contracts."

     The Company's Centers are dependent upon the success, competence, professionalism, and community reputation of its affiliated ophthalmologists and each optometrist serving as a Center Director. The Company's agreements with its Center Directors have a limited term, with limited or no mandatory renewal provisions. Accordingly, there can be no assurance that the agreements will, at their expiration, be renewed under favorable terms, or at all. Certain of the Center Director agreements do not contain restrictions on competition after the expiration of their term and, therefore, the failure of a Center Director to renew his agreement could have a material adverse effect upon the continued operation of the Center if such person were to leave the Center and establish a competing operation. See "Business -- Eye Care Center Operations" and " -- Management Agreements."

COMPETITION

     The Company competes with other private and publicly-traded physician practice management companies which seek to affiliate with eye care professionals and operate eye care facilities such as ambulatory surgery centers, some of which have substantially greater financial resources than the Company. Additionally, certain hospitals, clinics, health care companies, HMOs, insurance companies and retail eye centers engage in similar activities, some of which may have financial and other resources greater than those of the Company and may become competitors in providing management to providers of eye care services or operating such eye care facilities. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to compete effectively with such competitors for affiliation with eye care practices, that additional competitors will not enter the market or that competitive pressures will not otherwise adversely affect the Company. Further, the Company, through its Eye Health Network division, also competes with other providers of eye care services for managed care contracts, some of which have larger provider networks and greater financial and other resources than the Company. There can be no assurance that the Company will be able to successfully enter into sufficient managed care contracts to compete effectively in the markets its serves, which inability to compete could adversely affect the Company. Additionally, the Affiliated Practices compete with existing practices of both ophthalmologists and optometrists, as well as with formal and informal organizations of eye care professionals for eye care patients. The development of new treatments or procedures available to eye care professionals may constitute an additional form of competition, including the association of various eye care professionals through licensing, franchising, or other forms of relationships. See
"Business -- Competition."

RISK ASSOCIATED WITH LIABILITIES OF AFFILIATED PRACTICES

     The Company has affiliated with practices and with prior operating histories. The Company may have successor liability for its Affiliated Practices' unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. If the Company were held liable for such prior activities of an Affiliated Practice, there can be no assurance that it would not have a material adverse effect on the Company's financial condition or results of operations. Although the Company generally seeks to obtain indemnification from prospective practices covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

RISKS RELATED TO AMORTIZATION OF INTANGIBLE ASSETS

     The Company's pro forma combined total assets reflect substantial intangible assets in the form of management agreements with Affiliated Practices. At June 30, 1997, on a pro forma basis, intangible assets represented approximately 32% of total assets. The intangible asset value represents the excess of cost over the fair value of the assets or rights acquired. There can be no assurance that the value of such assets will ever be realized by the Company. These intangible assets are expected to be amortized on a straight-line method over the term of the related agreements which range from 25 to 40 years. The Company evaluates on a regular basis whether events and circumstances have occurred which indicate that all or a portion of the carrying amount of the assets may no longer be recoverable, in which case an additional charge to earnings would become necessary. The failure of an Affiliated Practice or termination of a management agreement with an Affiliated Practice would result in the write-off of the related intangible asset. Any determination requiring the write-off of a significant portion of unamortized intangible assets could adversely affect the Company's results of operations. See "Pro Forma Financial Data."

RISKS ASSOCIATED WITH LIABILITY FOR EYE CARE SERVICES

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. Although the Company does not control or direct the practice of medicine and does not assume responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups, there can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against the Company. However, in connection with the affiliation with certain practices, the Company may succeed to some or all of the liabilities of such practice for contingent claims in respect of professional services prior to the affiliation. A significant source of potential liability could be claims of negligence on the part of health care professionals in connection with surgeries performed at a Company ASC. The Company could also be held liable for negligence if the Company were deemed negligent in operating the ASC. There can be no assurance that successful malpractice or other claims will not be asserted against a Center or the Company that exceed applicable insurance policy limits, which could have a material adverse effect on the Company's financial condition or results of operations.

     The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company. There can be no assurance that liability insurance will be available to the Company in the future at acceptable costs or that the future cost of such insurance to the Company will not have an adverse effect on the Company's financial condition or results of operations.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and By-laws, as well as Delaware law could, together or separately, inhibit or discourage potential acquisition proposals, delay or prevent the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. In addition, shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine, the issuance of which may occur without stockholder approval and inhibit or discourage a change in control of the Company. The Company's Amended Articles of Incorporation provide for a "staggered" Board of Directors, which may inhibit or discourage a change in control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock."

FACTORS AFFECTING OPERATING RESULTS

     The Company's revenues may vary according to seasonability, the results of the Affiliated Practices, maintenance of the optometric networks, utilization levels on managed care contracts, regulatory changes, and other factors. Accordingly, results of operations are subject to fluctuation, and results in any period should not be considered indicative of results to be expected for any future period. Fluctuations in operating results may also result in fluctuations in the price of the Company's Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including, but not limited to, the liquidity of the market for the Common Stock, variations in the Company's quarterly and annual results of operations, revisions to earnings estimates by research analysts, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or eye care services in particular, some of which are unrelated to the Company's operating performance. In addition, the stock market in recent years has generally experienced significant price and volume fluctuations which also may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market or the availability of such shares for sale following the Offering could adversely affect the prevailing market price for the Common Stock. After completion of the Offering, the Company will have 10,712,789 shares of Common Stock outstanding (11,237,789 if the Underwriters' over-allotment option is exercised in full). Of those shares, approximately 9,297,000 shares, including the 3,000,000 shares offered by the Company hereby (9,822,000 and 3,525,000 shares, respectively, if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. In addition, up to 515,668 shares of Common Stock are issuable upon the exercise of options. The remaining approximately 1,416,000 shares outstanding, plus up to 1,094,000 shares of Common Stock which may be issued upon exercise of warrants or conversion of convertible securities, will become eligible for future sale in the public market in accordance with Rule 144 under the Securities Act, as currently in effect, from time-to-time. The Company has granted certain registration rights with respect to shares of Common Stock to the holders of a total of approximately 1,576,000 shares of Common Stock and 1,094,000 shares issuable upon the conversion of warrants. The Company's officers and directors, and certain stockholders of the Company, who upon completion of the Offering will own an aggregate of approximately 829,000 shares of Common Stock, have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock for a period of 180 days after the Offering, without the prior written consent of Equitable Securities Corporation. See "Shares Eligible for Future Sale."

                                  THE COMPANY

     The Company was incorporated in Delaware in 1984 to support co-management of patient care between optometrists and ophthalmologists. In 1988 the Company merged with Omega Health Services, Inc. and changed its name to Omega Health Systems, Inc. The Company's initial business strategy was to establish, in selected markets, primary care networks of optometrists to support eye care co-management centers where ophthalmologist practices provided medical and surgical eye care. Although nine of the Company's current Centers were established prior to 1991 based on this initial concept, these early Centers have been expanded and modified as the Omega Center concept has evolved. See "Business -- Omega Services" and "-- Eye Care Center Operations." In 1992, the Company purchased assets and acquired management service agreements relating to three ophthalmology practices. The Company has developed optometry networks in these markets, and these locations now operate as Omega Centers.

     Effective March 1994 the Company acquired all of the stock of Eye Health Network, Inc. ("EHN") of Denver, Colorado, which organizes and manages eye care provider panels in order to assist eye care professionals in accessing managed care patient volume. The Company acquired this managed care capability to provide an additional line of services to network optometrists and affiliated ophthalmologists and to provide a platform to help Centers established in new markets. In 1996, the Company began to affiliate with ophthalmic practices in selected markets through acquisition of practice assets and entry into long-term management agreements with such practices. In 1996 the Company affiliated with five ophthalmologists in establishing two new Centers and adding an ophthalmologist to an existing Center. In 1997 the Company has affiliated with nine ophthalmologists in establishing three new Centers and adding an ophthalmologist to two existing Centers. In May 1997 the Company acquired The Primary Eye Care Network, Inc. of San Ramon, California, which provides products and services to 700 independent member optometrists, including purchasing, management, education, training, and publications. The Company acquired PEN to provide an additional line of services to network optometrists and to optometric members of its provider panels.

     The Company's principal offices are located at 5100 Poplar Avenue, Suite 2100, Memphis, Tennessee 38137, and its telephone number is (901) 683-7868.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock offered by it, at the assumed public offering price of $9.00 per share, are estimated to be approximately $24.9 million after deducting estimated underwriting discounts and offering expenses payable by the Company (or approximately $29.3 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Stockholders. The Company intends to use a portion of the estimated net proceeds to repay the entire amount of its outstanding indebtedness under the Credit Facility. As of September 30, 1997, $11,618,000 aggregate principal was outstanding on the Credit Facility with a current interest rate of 9.85%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

     The Company will use the remaining net proceeds for working capital and general corporate purposes, which may include future practice affiliations and other acquisitions. The Company continually reviews and evaluates affiliation and acquisition candidates as part of its growth strategy and is at various stages of evaluation, discussion or negotiation with a number of such candidates. The Company has not reached any definitive agreements with respect to any material transactions. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on The Nasdaq Small-Cap Market under the symbol "OHSI." The following table sets forth, for the periods indicated, the high and low bid quotations for the Common Stock as reported on The Nasdaq Small-Cap Market. Such prices represent prices between dealers and do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                              HIGH     LOW
                                                              -----   -----
Year Ended December 31, 1995
  First Quarter.............................................  $5.50   $4.50
  Second Quarter............................................   5.50    4.75
  Third Quarter.............................................   6.00    4.63
  Fourth Quarter............................................   6.00    5.25
Year Ended December 31, 1996
  First Quarter.............................................   6.00    5.00
  Second Quarter............................................   6.63    5.25
  Third Quarter.............................................   6.83    5.75
  Fourth Quarter............................................   7.00    6.00
Year Ending December 31, 1997
  First Quarter.............................................   6.75    6.38
  Second Quarter............................................   7.38    6.50
  Third Quarter.............................................   8.88    6.88
  Fourth Quarter, through October 23, 1997..................   8.75    8.00

     On October 23, 1997 the closing price of the Common Stock on The Nasdaq Small-Cap Market was $8.875 per share. On September 30, 1997 there were approximately 381 holders of record of Common Stock.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's financial condition, capital requirements, earnings, and other factors the Board of Directors may deem relevant. Under its Credit Facility, the Company is prohibited from paying cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity," and
Note 11 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on June 30, 1997: (i) on an actual basis; (ii) to give pro forma effect to the Golden and Dillman affiliations; and (iii) as adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered by the Company at an assumed public offering price of $9.00 per share and the application of the net proceeds as described in "Use of Proceeds." The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and notes, and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                      JUNE 30, 1997
                                                              ------------------------------
                                                                                       AS
                                                              ACTUAL    PRO FORMA   ADJUSTED
                                                              -------   ---------   --------
                                                                      (IN THOUSANDS)
Current portion of long-term debt and capitalized leases....  $ 1,029    $ 1,096    $   984
                                                              =======    =======    =======
Long-term debt and capitalized leases, net of current
  portion...................................................  $12,448    $14,404    $ 2,278
Stockholders' equity:
  Preferred stock, no par value, 1,000,000 shares
     authorized, 24 shares outstanding and as adjusted......      184        184        184
  Common stock, $0.06 par value, 25,000,000 shares
     authorized, 6,865,787 shares outstanding, 7,637,609
     shares outstanding pro forma and 10,637,609 shares
     outstanding, as adjusted...............................      449        458        638
  Additional paid-in capital................................   25,848     26,718     51,418
  Accumulated deficit.......................................   (7,270)    (7,270)    (7,270)
                                                              -------    -------    -------
          Total stockholders' equity........................   19,210     20,090     44,970
                                                              -------    -------    -------
          Total capitalization..............................  $32,687    $35,590    $48,232
                                                              =======    =======    =======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of the Company. The financial data for the six months ended June 30, 1996 and 1997 are derived from the unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring items, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and notes, and other financial information appearing elsewhere in this Prospectus.

                                                  YEARS ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                 -----------------------------------------------------------      -----------------------------
                                                                                   PRO FORMA                          PRO FORMA
                                  1992      1993      1994      1995      1996      1996(1)        1996      1997      1997(1)
                                 -------   -------   -------   -------   -------   ---------      -------   -------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Center net revenues..........  $17,203   $17,187   $17,599   $19,753   $25,577    $36,803       $11,103   $16,743    $19,265
  Managed care revenues........       --     3,153     8,061    10,546    14,643     14,643         6,921     8,688      8,688
  Optometric practice
    services...................       --        --        --        --        --     35,745            --     6,389     18,943
  Mobile surgical and other....    1,907     1,421     1,976     2,636     2,517      3,175         1,336       953      1,293
                                 -------   -------   -------   -------   -------    -------       -------   -------    -------
        Total revenues.........   19,110    21,761    27,636    32,935    42,737     90,366        19,360    32,773     48,189
Center operating expenses......   17,823    15,792    15,993    17,815    21,676     33,027         9,646    13,790     16,789
Eye care claims................       --     2,657     5,977     7,589    11,932     11,932         5,400     6,780      6,780
Cost of sales..................       --        --       905     1,488     1,416     35,530           778     6,574      3,464
Selling, general, and
  administrative expenses......    2,805     2,690     3,986     4,836     5,593      5,593         2,756     3,464     18,586
Provision for doubtful
  accounts.....................      531       651       505       446       367        367           178       375        375
                                 -------   -------   -------   -------   -------    -------       -------   -------    -------
Earnings (loss) from
  operations...................       --       (29)      270       763     1,753      3,917           602     1,790      2,195
Interest expense, net..........     (340)     (282)     (205)     (232)     (569)      (284)         (296)     (442)      (148)
Gain (loss) on sales...........       --       642       (51)     (209)       --         --            --        --         --
Other (expense) income.........       90        28        98       160       119        (74)          113       (61)      (105)
                                 -------   -------   -------   -------   -------    -------       -------   -------    -------
Net earnings (loss)............   (5,398)      359       112       481     1,303      3,559(2)        419     1,287      1,942(2)
Preferred dividends............       --        --        --        --    (1,474)    (1,474)       (1,359)      (17)       (17)
                                 -------   -------   -------   -------   -------    -------       -------   -------    -------
Net earnings (loss) to common
  stockholders.................  $(5,398)  $   359   $   112   $   481   $  (171)   $ 2,085       $  (940)  $ 1,269    $ 1,925
                                 =======   =======   =======   =======   =======    =======       =======   =======    =======
Net earnings (loss) per
  share........................  $ (1.38)  $  0.09   $  0.02   $  0.10   $ (0.03)   $  0.21(2)(3) $ (0.19)  $  0.17    $  0.18(2)
                                 =======   =======   =======   =======   =======    =======       =======   =======    =======
Weighted average shares
  outstanding..................    3,987     4,199     4,591     4,805     5,599      9,744         4,872     7,322     10,761

                                                              DECEMBER 31,
                                              --------------------------------------------   JUNE 30,
                                               1992     1993     1994     1995      1996       1997
                                              ------   ------   ------   -------   -------   --------
BALANCE SHEET DATA:
Working capital.............................  $  177   $  287   $1,371   $ 1,226   $ 4,773   $ 6,324
Total assets................................   8,097    7,935    9,352    11,740    27,440    42,022
Total debt..................................   1,456    2,548    2,203     3,152     8,410    13,477
Stockholders' equity........................   1,446    2,534    3,401     3,961    15,043    19,210

---------------

(1) Pro forma to give effect to the Company's affiliations with Capital, EyeCare, Hays, Faust, Dillman and Golden, and the acquisition of PEN as well as completion of the Offering at an assumed public offering price of $9.00 per share and the application of the net proceeds as stated in "Use of Proceeds," as if all had occurred on January 1, 1996. See "Unaudited Pro Forma Consolidated Financial Data."
(2) No federal tax provision has been reflected due to assumed utilization of federal net operating loss carryforwards. If those carryforwards were not available, pro forma net earnings per share would have been $0.07 for the year ended December 31, 1996 ($0.22 per share absent the impact of the announcement discussed in Note 3 below), and $0.10 for the six months ended June 30, 1997. The Company expects to establish substantial deferred tax assets in the third quarter of 1997, principally related to net operating loss carry forwards. Such assets were fully reserved through related valuation allowances prior to fiscal 1997. No related deferred tax benefit is reflected in the pro forma Selected Consolidated Financial Data.
(3) After adjustment to the second quarter 1996 financial information for imputed dividends on Series A Convertible Preferred Stock as required by a Securities and Exchange Commission announcement on March 28, 1997. Absent the impact of this adjustment, the Company would have reported earnings per share of $0.20 for the year ended December 31, 1996, $0.38 on a pro forma basis, for the year ended December 31, 1996, and $0.09 for the six months ended June 30, 1996. See Note 1 to the Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes, and other financial information appearing elsewhere in this Prospectus.

OVERVIEW

     Omega is a multi-faceted eye care company that provides a broad range of practice management and other services to ophthalmologists and optometrists to assist in the integration of primary, medical and surgical eye care. Omega manages 18 Affiliated Practices at which 44 affiliated ophthalmologists provide medical and surgical eye care at the Company's Centers, which include 86 service locations and 5 ASCs. In order to assist ophthalmologists and optometrists in accessing managed care patient volume, the Company organizes and manages eye care provider panels, consisting of 8,000 eye care professionals. The Company has related contracts with managed care and third-party payors covering approximately 2.3 million lives, 1.2 million of which are on a capitated basis. The Company generates revenues from (i) professional fees from Affiliated Practices and facility fees for services provided at the Company's ASCs, (ii) managed care contracts entered into by the Company for the provision of eye care services through provider panels organized and managed by the Company, (iii) the sale of supplies and equipment and the provision of related administrative services to optometrists, and (iv) the provision of mobile surgical and other supplies and services to eye care providers.

     Omega provides comprehensive management and other services for its Affiliated Practices. The Company has individual management agreements with each affiliated ophthalmologist or, in some cases, with a professional corporation employing more than one ophthalmologist. These management agreements are generally long-term and provide for the participation of the affiliated ophthalmologist in a comprehensive patient co-management program developed with the Company and implemented at the Center. Center net revenues represent gross charges for patient services rendered and ASC facility charges, net of estimated contractual adjustments. The Company is responsible for the payment of materially all Center clinical and operating expenses and is entitled to retain a fee that varies with the operating results of the Affiliated Practice. The amounts remitted to the Affiliated Practices under the management agreements are included in Center operating expenses. See "Business -- Management Agreements."

     Managed care revenues consist principally of capitated amounts received from health maintenance organizations and other third-party payors for the provision of services by the eye care provider panels organized and managed by the Company, as well as certain administrative fees charged to panel providers and to payors. Under capitated agreements, the Company reimburses the members of its eye care provider panels for services rendered on a modified fee-for-service basis and generally retains the balance of capitation payments, subject to certain discretionary distributions to provider panel members. Under these agreements, the Company has the ability to adjust its fee schedule from time to time based on utilization experience. Under fee-for-service managed care contracts, panel eye care providers submit claims to and are reimbursed directly from third-party payors.

     Optometric practice service revenues include sales of optometric supplies and equipment through a group purchasing program and fees generated from administrative, educational and other optometric practice support services. Mobile surgical and other revenue are comprised primarily of rental and sales of ophthalmic equipment and supplies to hospitals, ASCs and eye care providers. The Company operates a mobile surgical service which provides ophthalmic surgical equipment and supplies to surgical facilities and is reimbursed by such facilities on a per-case basis.

     Center operating expenses include all direct expenses of Center operations, including the amounts received by affiliated ophthalmologists under their management agreements. Eye care claims represent amounts paid or due to participating providers in the Company's managed eye care provider panels for services rendered. Cost of sales includes the cost of goods sold through the Company's optometric practice services, mobile surgical and other divisions. Selling, general and administrative expenses represent the cost of corporate support functions and the general and administrative expenses of the Company's managed eye care, optometric practice services, mobile surgical and other divisions.

     The Company intends to expand its business through affiliations with additional ophthalmologists in connection with additional Centers and expansion of existing Centers. The Company anticipates that it will pay consideration to ophthalmologists in the form of cash, Common Stock and assumed indebtedness of the practices in conjunction with future affiliations. The amounts of such consideration will vary and will depend on the anticipated amount of Center operating income retained by affiliated ophthalmologists. In addition, the Company intends to increase managed care revenue by expanding existing eye care provider panels, by forming panels in new markets and by entering into additional provider contracts with third-party payors. The Company plans to expand the revenues of its Centers by increasing optometric referrals, expanding the scope of the practice by adding additional ophthalmology sub-specialists, expanding the territory by developing satellite locations, utilizing the Company's mobile surgical services program and positioning the Centers to negotiate effectively for managed care contracts.

RESULTS OF OPERATIONS

                                                                  YEARS ENDED          SIX MONTHS
                                                                 DECEMBER 31,        ENDED JUNE 30,
                                                             ---------------------   ---------------
                                                             1994    1995    1996     1996     1997
                                                             -----   -----   -----   ------   ------
Revenues:
  Center net revenues......................................   63.7%   60.0%   59.8%    57.4%    51.1%
  Managed care revenues....................................   29.2    32.0    34.3     35.7     26.5
  Optometric practice services.............................     --      --      --       --     19.5
  Mobile surgical and other................................    7.1     8.0     5.9      6.9      2.9
                                                             -----   -----   -----    -----    -----
  Total revenues...........................................  100.0   100.0   100.0    100.0    100.0
Center operating expenses..................................   57.9    54.1    50.7     49.9     42.1
Eye care claims............................................   21.6    23.0    27.9     27.9     20.6
Selling, general and administrative expenses...............   14.4    14.7    13.1     14.2     10.6
Cost of sales..............................................    3.3     4.5     3.3      4.0     20.1
Provision for doubtful accounts............................    1.8     1.4     0.9      0.9      1.1
                                                             -----   -----   -----    -----    -----
Earnings from operations...................................    1.0%    2.3%    4.1%     3.1%     5.5%
                                                             =====   =====   =====    =====    =====

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Total Revenues. Total revenues increased from $19,360,000 for the six months ended June 30, 1996 to $32,773,000 for the six months ended June 30, 1997, an increase of $13,413,000, or 69.3%.

          Center net revenues increased from $11,103,000 for the 1996 period to $16,743,000 for the 1997 period, an increase of $5,640,000, or 50.8%. The increase resulted primarily from the additions of Centers in Tallahassee, Florida; Dallas, Texas; Birmingham, Alabama; and Marion, Indiana during the 1997 period as well as the addition of an ASC in the Dallas Center. In addition, same-center revenue increased 10% for the 1997 period.

          Managed care revenues increased from $6,921,000 for the 1996 period to $8,688,000 for the 1997 period, an increase of $1,767,000, or 25.5%. The increase reflected the continued growth experienced by the Company's managed care operations.

          Optometric practice service revenues were $6,389,000 for the six months ended June 30, 1997. Optometric practice services provides products and services to independent optometrists, including purchasing, education, training, management, and publications and is related to the acquisition of PEN in May 1997.

          Mobile surgical and other revenues decreased from $1,336,000 for the 1996 period to $953,000 for the 1997 period, a decrease of $383,000 or 28.7%. The decrease reflected the reduction in equipment sales, which have lower margins, and was partially offset by an increase in higher margin mobile surgical revenues.

     Center Operating Expenses. Center operating expenses increased from $9,646,000 for the six months ended June 30, 1996 to $13,790,000 for the six months ended June 30, 1997, an increase of $4,144,000 or 43.0%. The increase reflected the additions of the practices in Tallahassee, Dallas, Birmingham and Marion as well as 9.0% same-center operating expense increase during the 1997 period. As a percentage of center net revenues, center operating expenses decreased from 86.9% in the 1996 period to 82.4% in the 1997 period, reflecting improved performance in certain Centers and the impact of the added Centers.

     Eye Care Claims. Eye care claims increased from $5,400,000 for the six months ended June 30, 1996 to $6,780,000 for the six months ended June 30, 1997, an increase of $1,380,000, or 25.6%. The increase reflected the continued growth experienced by the Company's managed care operations and is directly correlated with the increase in managed care revenues. As a percentage of managed care revenues, eye care claims remained the same at 78.0% for both the 1996 and 1997 period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,756,000 for the six months ended June 30, 1996 to $3,464,000 for the six months ended June 30, 1997, an increase of $708,000, or 25.7%. The increase primarily reflected (i) the expansion of operations at the EHN, (ii) development costs associated with expansion of the Company's practice affiliation program and (iii) expenses related to the acquisition of the PEN during the 1997 period. As a percentage of total revenues, selling, general and administrative expenses decreased from 14.2% in the 1996 period to 10.6% in the 1997 period.

     Cost of Sales. Cost of sales increased from $778,000 for the six months ended June 30, 1996 to $6,574,000 for the six months ended June 30, 1997, an increase of $5,796,000, or 745.0%. This increase primarily reflected the acquisition of PEN in May 1997 and the increase in higher margin mobile surgical sales partially offset by the reduction in equipment sales which have lower margins. As a percentage of total revenues, cost of sales increased from 4.0% in the 1996 period to 20.1% in the 1997 period, primarily as a result of the acquisition.

     Provision for Doubtful Accounts. Provision for doubtful accounts increased from $178,000 for the six months ended June 30, 1996 to $375,000 for the six months ended June 30, 1997, an increase of $197,000, or 110.6%. This increase reflected the additions of the practices in Tallahassee, Dallas, Birmingham and Marion. As a percentage of total revenues, provision for doubtful accounts marginally increased from 0.9% in the 1996 period to 1.1% in the 1997 period.

     Interest Income (Expense), Net. Interest expense increased from $182,000 for the six months ended 1996 to $320,000 for the six months ended June 30, 1997, an increase of $138,000, or 75.8%. This increase related to the increase in bank borrowings in late 1996 and the 1997 period used to finance acquisitions.

     Preferred Dividends. Preferred dividends decreased from $1,359,000 for the six months ended June 30, 1996 to $17,000 for the six months ended June 30, 1997, a decrease of $1,342,000, or 98.7%. This decrease resulted from the conversion of Series A Convertible Preferred Stock into Common Stock by preferred stockholders subsequent to June 30, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total Revenues. Total revenues increased from $32,935,000 for the year ended December 31, 1995 to $42,737,000 for the year ended December 31, 1996, an increase of $9,802,000, or 29.8%.

          Center net revenues increased from $19,753,000 in 1995 to $25,577,000 in 1996, an increase of $5,824,000, or 29.5%. This increase resulted primarily from the additions of Centers in Nashville, Tennessee; Tallahassee, Florida; and Dallas, Texas, as well as the addition of an ASC in the Tallahassee Center, and a 75% interest in an ASC in the Dallas Center. In addition, approximately 60.1% of the increase resulted from significant volume growth in existing centers. This increase in revenue from existing Centers was achieved despite a reduction in Medicare reimbursement, effective January 1, 1996, estimated to be approximately 8.0% of Center net revenues.

          Managed care revenues increased from $10,547,000 in 1995 to $14,643,000 in 1996, an increase of $4,096,000, or 38.8%. This increase reflected the significant increase in covered members, as covered members reached approximately 2,000,000 at December 31, 1996.

          Mobile surgical and other revenues decreased from $2,636,000 in 1995 to $2,518,000 in 1996, a decrease of $118,000, or 4.5%. This decrease primarily resulted from (i) a reduction in fees earned by the Company's excimer laser support services, (ii) a reduction in management fees from managed centers in which the Company did not have an ownership interest as the Company focused on Centers in which it had an equity interest, and
     (iii) a decrease in lower margin equipment sales. This decrease was partially offset by the continued expansion of the Company's mobile surgical service.

     Center Operating Expenses. Center operating expenses increased from $17,815,000 in 1995 to $21,676,000 in 1996, an increase of $3,861,000, or 21.7%.
This increase reflected the additions of the practices in Nashville, Tennessee; Tallahassee, Florida; as well as the addition of an ASC in the Tallahassee Center, and a 75% interest in an ASC in the Dallas Center. As a percentage of center net revenues, center operating expenses decreased from 90.2% in 1995 to 84.7% in 1996.

     Eye Care Claims. Eye care claims increased from $7,589,000 in 1995 to $11,932,000 in 1996, an increase of $4,343,000, or 57.2%. This increase reflected the continued growth in the Company's managed care operations. As a percentage of managed care revenues, eye care claims increased from 72.0% in 1995 to 81.5% in 1996. The increase was a result of higher than expected utilization, especially late in the year, and a decreased level of fees from participating providers and networks.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $4,836,000 in 1995 to $5,593,000 in 1996, an increase of $757,000, or 15.7%. This increase resulted from costs associated with the growth in managed care operations, mobile surgical operations and corporate support services. As a percentage of total revenues, selling, general and administrative expenses decreased from 14.7% in 1995 to 13.1% in 1996.

     Cost of Sales. Cost of sales decreased from $1,488,000 in 1995 to $1,416,000 in 1996, a decrease of $72,000, or 4.8%. This decrease was a result of the decrease in lower margin capital equipment sales as the Company focused on the expansion of its mobile surgical service. As a percentage of total revenues, cost of sales decreased from 4.5% in 1995 to 3.3% in 1996.

     Provision for Doubtful Accounts. Provision for doubtful accounts decreased from $445,000 in 1995 to $367,000 in 1996, a decrease of $78,000, or 17.5%. This decrease resulted from improved collection experience. As a percentage of total revenues, provision for doubtful accounts decreased from 1.4% in the 1995 period to 0.9% in the 1996 period.

     Interest Income (Expense), Net. Interest expense increased from $232,000 in 1995 to $569,000 in 1996, an increase of $337,000, or 145.3%. This increase resulted form higher debt levels, primarily incurred in connection with the Tallahassee and Dallas acquisitions.

     Preferred Dividends. Preferred Dividends resulted from the sale of Series A Convertible Preferred Stock in 1996. On March 28, 1997, a formal announcement from the staff of the United States Securities and Exchange Commission was issued which generally required that the Company impute and recognize a preferred dividend for the difference between the conversion price to preferred shareholders at issuance and the value of the related Common Stock as measured in the public market at that date.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total Revenues. Total revenues increased from $27,636,000 for the year ended December 31, 1994 to $32,935,000 for the year ended December 31, 1995, an increase of $5,299,000, or 19.2%.

          Center net revenues increased from $17,599,000 in 1994 to $19,753,000 in 1995, an increase of $2,154,000, or 12.2%. The increase resulted from significant growth in two Center locations and modest revenue growth in most other Centers, partially offset by problems experienced in two Center locations.

          Managed care revenues increased from $8,061,000 in 1994 to $10,547,000 in 1995, an increase of $2,486,000, or 30.8%. This increase reflected the significant increase in covered members, as covered members reached approximately 1,500,000 at December 31, 1995.

          Mobile surgical and other revenues increased from $1,976,000 in 1994 to $2,636,000 in 1995, an increase of $660,000, or 33.4%. The increase resulted from development of the Company's mobile surgical program, expansion of marketing to optometrists affiliated with various Omega networks and the development fees generated by the Company's excimer laser services, partially offset by a reduction in management fees earned from managed practices in which the Company did not have an ownership position.

     Center Operating Expenses. Center operating expenses increased from $15,993,000 in 1994 to $17,815,000 in 1995, an increase of $1,822,000, or 11.4%.
This increase reflected the significant growth in two Center locations and modest revenue growth in most other Centers. As a percentage of center net revenues, center operating expense decreased from 90.9% in 1994 to 90.2% in 1995.

     Eye Care Claims. Eye care claims increased from $5,977,000 in 1994 to $7,589,000 in 1995, an increase of $1,612,000, or 27.0%. This increase reflected the continued growth experienced by the Company's managed care operations and is directly correlated with the increase in managed care revenues. As a percentage of managed care revenues, eye care claims decreased from 74.1% in 1994 to 72.0% in 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $3,986,000 in 1994 to $4,836,000 in 1995, an increase of $850,000, or 21.3%. This increase resulted from increased costs associated with the Company's managed eye care operations. As a percentage of total revenues, selling, general and administrative expenses increased from 14.4% in 1994 to 14.7% in 1995.

     Cost of Sales. Cost of sales increased from $905,000 in 1994 to $1,488,000 in 1995, an increase of $583,000, or 64.4%. This increase resulted from the expansion of marketing to optometrists affiliated with various Omega networks. As a percentage of total revenues, cost of sales increased from 3.3% in 1994 to 4.5% in 1995.

     Provision for Doubtful Accounts. Provision for doubtful accounts decreased from $505,000 in 1994 to $445,000 in 1995, a decrease of $60,000, or 11.9%. This decrease resulted from improved collection experience. As a percentage of total revenues, provision for doubtful accounts decreased form 1.8% in the 1994 period to 1.4% in the 1995 period.

     Interest Income (Expense), Net. Interest expenses increased from $205,000 in 1994 to $232,000 in 1995, an increase of $27,000, or 13.2%. This increase resulted from higher debt levels as total debt and capital lease obligations increased as a result of capital expenditures and capital lease obligations incurred in 1995 related largely to relocating and enlarging the Nashville Center and relocating and adding an ambulatory surgery center to the Omaha Center.

LIQUIDITY

     The Company requires capital primarily to fund the cash portion of consideration paid in affiliation transactions, to fund the purchase of clinical equipment and for working capital purposes. As of June 30, 1997, the Company had working capital of $6,324,000 compared to $4,773,000 at December 31, 1996. As of June 30, 1997, the Company had cash totaling at $4,780,000, compared to $2,944,000 at December 31, 1996. Long-term debt and capital lease obligations increased to $8,410,000 in 1996, primarily reflecting borrowings associated with practice affiliations. As of June 30, 1997, the long-term debt and capital lease obligations were $12,448,455, primarily reflecting borrowings associated with acquisitions and practice affiliations.

     For the six months ended June 30, 1997, the operating activities of the Company generated $2,322,000. The Company used $611,000 in investing activities and generated $125,000 in financing activities. Cash flows from operations included significant adjustments for depreciation and amortization ($897,000) as well as provision for doubtful accounts ($376,000). Investing activities during the period included $645,000 in capital expenditures for equipment as well as acquisitions of the assets of ophthalmic and optometric practices in

Alabama, Texas, Indiana, and Tennessee, net of cash acquired in the acquisition of PEN. Financing activities included an increase in borrowings, distributions to minority interest and proceeds from the issuance of Common Stock.

     For the year ended December 31, 1996, the Company used $50,000 in cash in operating activities and used $8,430,000 in investing activities. Financing activities generated cash of $8,688,000. The decrease in cash flow generated by operations was the result of the working capital requirements associated with the Company's acquisitions. Cash flows from operations included significant adjustments for depreciation and amortization ($1,232,000) and the provision for doubtful accounts ($367,000). The investing cash flows represented the acquisition program and capital expenditures of $721,000. Financing activities included the sale of $7,290,000 in Series A Convertible Preferred Stock and borrowings used to finance the acquisition program.

     For the year ended December 31, 1995, the Company generated cash of $1,871,000 in operating activities and used $1,000,000 in investing activities. Financing activities used $374,000. Cash flows from operations included significant adjustments for depreciation and amortization ($1,130,000) and the provision for doubtful accounts ($445,000). Cash flows from investing activities consisted principally of capital expenditures. Significant financing activities included $946,000 in principal payments on debt and capital leases, and $572,000 in proceeds of new debt.

     For the year ended December 31, 1994, the Company generated cash of $1,425,000 in operating activities and used $794,000 in investing activities. Financing activities generated $427,000. Cash flows from operations included significant adjustments for depreciation and amortization ($1,213,000) and the provision for doubtful accounts ($505,000). Cash flows from investing activities consisted principally of capital expenditures. Significant financing activities included $941,000 in principal payments on debt and leases, $628,000 in proceeds of new debt and $740,000 in net proceeds from the sale of Common Stock.

     On May 17, 1996, the Company completed the sale of 729 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), for total gross proceeds of $7,290,000. In addition, the investors received warrants to purchase approximately 634,000 additional shares of Common Stock at an exercise price of $5.75. All of the 729 shares of Series A Preferred Stock have been converted into 1,483,750 shares of Common Stock. The net proceeds to the Company were approximately $6,490,000 million and were used to repay the bridge financing incurred in the Tallahassee practice affiliation, to finance a portion of the cost of the Dallas affiliation and for working capital.

     The Company used $720,000 for capital expenditures in 1996, compared to $914,000 in 1995 and $779,000 in 1994. In addition, the Company incurred capital lease obligations of $981,000 in 1996, $1,275,000 in 1995 and $76,000 in 1994.
These capital expenditures consisted primarily of purchases of ophthalmic equipment for use in the Company's Centers and satellite locations. The higher levels in 1995 reflected the relocation and expansion of the Nashville and Omaha Centers. Capital expenditures in 1997 are estimated at approximately $1,200,000, exclusive of the purchase of assets of practice locations in additional affiliations.

     In February 1997, the Company entered into the $15,000,000 Credit Facility for the purpose of refinancing certain existing debt, providing working capital and financing acquisitions. The Credit Facility is a $15 million committed facility, comprised of a $13 million acquisition facility (the "Acquisition Facility") and a $2 million working capital facility (the "Working Capital Facility"). The Credit Facility is fully revolving for the first two years and matures in equal installments over the next four years. The Credit Facility bears interest at a variable rate equal to the 30-day commercial paper rate quoted in The Wall Street Journal plus 4.25%.

     As of June 30, 1997, the Company had approximately $4,780,000 of cash and cash equivalents and $4,963,000 of additional borrowing availability under the Credit Facility. Management believes the combination of these sources, together with the net proceeds of this Offering and funds generated from operations, will be sufficient to satisfy the Company's capital requirements for future affiliations as well as its capital expenditure, working capital and debt repayment requirements for the next twelve months. In order to provide funds to continue its growth strategy, the Company will incur, from time to time, additional bank indebtedness and may issue, in public or private transactions, equity or debt securities, the availability and terms of which will depend on market and other conditions. There can be no assurance that any such additional financing will be available on terms acceptable to the Company.

IMPACT OF INFLATION AND CHANGING PRICES

     Approximately 44%, 6% and 34% of the Company's total revenues for the six months ended June 30, 1997 were reimbursed directly by Medicare, Medicaid and private insurers, respectively. Revenues from these sources may be subject to reduction or other changes not related to the actual costs of eye care procedures performed.

     Effective January 1, 1996 and again in January 1997, Medicare reimbursement rates for certain procedures performed by affiliated ophthalmologists were decreased in various amounts. If the Company is not able to offset these reductions by a combination of increases in volume and decreases in operating costs, these reductions will have a negative impact on the results of Center operations.

                                    BUSINESS

     Omega is a multi-faceted eye care company that provides a broad range of practice management and other services to ophthalmologists and optometrists to assist in the integration of primary, medical and surgical eye care. The Company emphasizes cooperative professional relationships between ophthalmologists and optometrists in the formation of integrated eye care networks and co-management of patient care. The Company's services allow eye care professionals to devote their time to the delivery of quality primary, medical and surgical eye care and enable them to expand and position their practices effectively in an increasingly competitive eye care environment. Omega manages 18 affiliated ophthalmology practices through which 44 affiliated ophthalmologists provide medical and surgical eye care at the Company's Centers, which include 86 service locations and five ASCs. In order to assist ophthalmologists and optometrists in accessing managed care patient volume, the Company organizes and manages eye care provider panels, consisting of 8,000 eye care professionals in all 50 states. The Company has related contracts with managed care and other third-party payors covering approximately 2.3 million lives, 1.2 million of which are on a capitated basis. Omega also provides supply and equipment purchasing, mobile surgical equipment and support services, excimer laser support services, and certain administrative services to networks of associated optometrists, ophthalmologists and other eye care providers.

EYE CARE INDUSTRY

     According to industry sources, total United States expenditures on eye care were $31.2 billion in 1995. Expenditures for medical and surgical ophthalmology care in 1995 were approximately $11.6 billion, including approximately $6.9 billion of professional charges and approximately $4.7 billion of related hospital and ASC facility charges. Approximately $19.6 billion was spent on primary eye care such as eye exams, treatment of vision disorders and prescriptions for eye glasses and contact lenses. Eye care expenditures are expected to increase as the population continues to age and as technological advances make complex ophthalmic procedures more accessible and affordable.

     Ophthalmologists generally specialize in medical and surgical eye care procedures, including cataract surgery, glaucoma surgery, laser procedures for retinal conditions, eyelid surgery, corneal surgery and strabismus surgery. Ophthalmologists are medical doctors who have completed four years of medical school training, a one year internship and at least three additional years of ophthalmic training. In 1994, there were approximately 15,600 ophthalmologists in the United States who performed approximately 2.4 million major surgical procedures. Optometrists specialize in primary eye care and have completed a four-year training program following college to earn a doctor of optometry degree. In 1994 approximately 28,200 optometrists were actively involved in patient care in the United States.

     The number of people covered by managed care and indemnity eye care insurance plans has grown significantly in recent years and is expected to continue to increase. Health insurers are seeking to increase revenue and market share by offering insurance packages that include primary eye care coverage for both commercial and Medicare patients. According to industry sources, HMO enrollment overall has increased from 41.0 million members in 1992 to 58.0 million members in 1995, while HMO Medicare membership was approximately 3.6 million members in 1995 and is expected to reach 7.2 million by 1999. It is estimated that in 1995, 65.0% of commercial HMO plans and 86.0% of Medicare plans offered primary eye care benefits. As more HMO enrollees utilize primary eye care benefits, the Company believes that there will be increased demand for more specialized and complex medical and surgical eye care services. Health insurance companies, including HMOs and other managed care companies, seek capitated contracts with provider networks that deliver and manage all levels of eye care in order to secure access to credentialed provider panels with significant geographic coverage and to reduce the variances in their costs of eye care services.

     Unlike the majority of medical specialities, eye care professionals do not depend on traditional primary care physicians for patient referrals. Patients develop primary eye care relationships directly with either an ophthalmologist or, more typically, an optometrist. Professional tension between ophthalmologists and optometrists, due to this overlap in the provision of primary eye care, is a significant factor that the Company believes leads to inefficient patient management in the eye care industry. For example, optometrists have attempted to expand their practice revenue by securing regulatory approval to perform more complex medical procedures that traditionally have been performed by ophthalmologists, and ophthalmologists have attempted to retain exclusive authority to perform existing specialty services while expanding their primary care patient relationship base. Traditional ophthalmologists who maintain primary care practices tend to perform fewer medical and surgical procedures and on average perform approximately one surgery for every 100 patient visits.

     Large retail optical centers are emerging as a significant point of initial patient contact for eye care. Patients increasingly are seeking convenient and accessible primary eye care through discount optical centers that typically feature convenient locations, walk-in service, extended hours of operation, name brand eyeglass frames and contact lenses at low prices and an optometrist on the premises. Such retailers generate the patient volume to support purchases of expensive clinical equipment, allowing affiliated optometrists to further expand their practices. Because of lower patient volumes, independent office-based optometrists typically must expend a greater portion of practice revenue to support the practice's administrative, billing and collections, capital and other overhead costs. The Company believes that the emerging prominence of volume retailers and their affiliated optometric practices is creating significant competitive pressure on independent office-based optometrists to reduce their prices and increase their marketing efforts in order to maintain adequate patient volume.

     Competitive pressures within the eye care industry and between ophthalmologists and optometrists, the increasing influence of managed care, the capital costs associated with provision of innovative laser-based surgical procedures and the administrative demands of operating a profitable practice are influencing individual ophthalmologists and optometrists to affiliate with larger eye care organizations. These organizations provide services and resources to ophthalmologists and optometrists based on their practice-specific needs. Much of the consolidation is occurring through affiliations with physician practice management companies which offer eye care professionals access to administrative, accounting, and information services, managed care contracting, volume purchasing, equipment and capital resources. Certain other programs provide only the service or services that meet the specific needs of an ophthalmic or optometric practice. The Company believes that consolidation remains in the early stages, with less than 2.0% of ophthalmologists and optometrists affiliated with a practice management company.

STRATEGY

     Omega's objective is to develop and provide management and other services to comprehensive eye care networks that deliver quality, cost-effective eye care in convenient locations through the cooperative efforts of optometrists and ophthalmologists. The Company seeks to achieve this objective by implementing the following strategy: (i) expanding its base of affiliated ophthalmologists in targeted markets; (ii) developing and managing primary care optometric networks;
(iii) providing value-added management, purchasing and related administrative services to enhance productivity of affiliated ophthalmologists and network optometrists; and (iv) leveraging managed care contracting expertise. The Company believes its strategy of organizing ophthalmologists, optometrists, and related ancillary services into cooperative, integrated eye care networks enhances its ability to manage the delivery of quality eye care services cost-effectively. The following is a discussion of the primary components of the Company's strategy.

  Expand Base of Affiliated Ophthalmologists

     Omega intends to expand its network of affiliated ophthalmologists in targeted markets throughout the United States. The Company evaluates potential affiliation candidates based on a variety of factors, including (i) commitment to cooperate with optometrists in the effective co-management of patient care;
(ii) medical credentials and reputation; (iii) competitive market position; and
(iv) recognition of the need for outside managerial, financial and systems expertise to maximize practice opportunities in a managed care environment. Omega believes that its experience in the eye care industry, its reputation in the optometric community, the depth of its management team and its affiliation and cooperative operating model make it an attractive partner for ophthalmologists.

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

  Develop and Manage Optometric Networks

     Omega believes that optometrists are best positioned to provide the primary care component of an integrated eye care delivery system, freeing ophthalmologists to focus on complex medical and surgical procedures. To facilitate the optometrist's role as a primary care provider, Omega develops and manages optometric networks that position member eye care providers to work cooperatively with affiliated ophthalmologists in delivering a full range of services through Omega's eye care Centers. These primary care oriented networks result in medically appropriate referrals from network optometrists to affiliated ophthalmologists for medical and surgical procedures. This cooperative approach to patient management enhances the optometrist-to-ophthalmologist referral pattern and increases ophthalmologist productivity. Omega's affiliated ophthalmologists on average perform one surgery for every seven patient visits compared to a national average of one surgery per 100 patient visits. The Company believes that coordination of patient care between optometrists and ophthalmologists is essential to the delivery of quality eye care services on a cost-effective basis, particularly considering recent trends in managed care and cost containment in the health care industry.

  Provide Value-Added Management, Purchasing and Ancillary Services

     In an effort to enhance the productivity and efficiency of eye care network professionals, Omega provides a variety of value-added services to optometrists and ophthalmologists. The Company's PEN division operates a nationwide volume purchasing cooperative that affords its participants access to discounted rates on eye care supplies and clinical equipment. The Omega Medical Services division provides mobile ophthalmic surgical equipment and supplies on a per-case basis to surgical facilities, primarily in rural areas, including hospitals and ASCs. Omega negotiates on behalf of its affiliated ophthalmologists for periodic access to hospital- or center-based excimer lasers in order to perform photorefractive keratectomy procedures ("PRK") and laser in-situ keratomileusis procedures ("LASIK"), and sponsors related clinical education programs. PEN offers administrative and back-office assistance on a contracted basis to its 700 member optometrists. Services are designed to meet optometrists' needs in several areas such as accounting and financial reporting, billing and collections and staff management. These complementary offerings expand Omega's line of services and allow the Company to meet the different needs of eye care providers even if not affiliated with the Company. By adding clinical and operational value to these providers, Omega enhances its relationship with existing, as well as potential future members of its eye care networks.

  Leverage Managed Care Contracting Expertise

     Omega intends to leverage its managed care contracting expertise to position the Company for increasing participation in various types of risk-sharing agreements for the provision of eye care services. The Company's EHN division develops and administers managed eye care provider panels in markets nationwide. EHN organizes ophthalmologists, optometrists and ASCs to form a full-service medical and surgical eye care panel with the leverage to negotiate effectively with third-party payors and to secure access to their associated patient volume. The Company has managed care arrangements covering
2.3 million lives, 1.2 million of which are on a capitated basis, and maintains panels with an aggregate of over 8,000 ophthalmologists and optometrists providing eye care in all 50 states. Omega believes it has the potential for incremental growth in its network of affiliated ophthalmologists in markets where new co-management Centers can be established through relationships developed by the EHN division.

OMEGA SERVICES

     In order to meet the strategic needs of ophthalmologists and optometrists associated with its eye care networks and other health care providers, Omega provides a wide range of practice management and other services. The Company's services not only allow eye care professionals to devote more of their time to delivery of quality primary, medical and surgical eye care, they are intended to enable the providers to expand and position their practices effectively in an increasingly competitive health care services environment. The following services are provided by Omega:

 Ophthalmologist Practice Management Services

     Omega provides a wide range of practice management services in an effort to increase the revenues and manage the expenses of its Affiliated Practices. Omega seeks to increase Affiliated Practices' revenues primarily by building optometric networks to increase patient referrals, by adding medical and surgical eye care services and by expanding a practice's geographic coverage through satellite offices.

     - Building Optometric Networks. Before affiliating with an ophthalmologist, Omega surveys the local eye care community to identify those optometrists who share an interest in co-management of patient care by ophthalmologists and optometrists. The Company enters into a new ophthalmology affiliation only after organizing a network of optometrists who concur in the reputation and quality of eye care provided by such ophthalmologists. In an effort to ensure patient and referring provider satisfaction, the Centers maintain data bases on the referral patterns and treatment preferences of optometrists in such networks, sponsor monthly continuing education presentations and solicit clinical and operating input from advisory boards of local optometrists. Because affiliated ophthalmologists focus their limited time and resources on medical and surgical procedures, Omega Centers frequently refer primary care patients, as well as certain pre- or postoperative patients, to local optometrists. Since Omega's affiliated ophthalmologists generally do not provide primary eye care, they concentrate on surgical procedures and have the opportunity to refine and improve their surgical skills, which enhances the quality of patient care and potential optometric referrals.

     - Adding Medical and Surgical Services. The majority of an ophthalmologist's practice typically is devoted to cataract and refractive surgeries. Omega seeks to expand the range of procedures performed by Affiliated Practices by adding new eye care sub-specialty surgeons in areas such as glaucoma, retinal surgery, pediatric eye care and cosmetic eye surgery. The Company recruits new sub-specialists to join the Affiliated Practices and, in some instances, contracts with sub-specialists to visit satellite locations on a part-time basis.

     - Expanding Patient Territory. The Company responds to untapped patient demand in suburban or rural areas by leasing space for satellite ophthalmologist offices on a part-time basis. Affiliated ophthalmologists travel to these locations periodically to perform medical and some surgical eye care using primarily leased equipment. The Affiliated Practices' broader geographic coverage increases their appeal to managed care payors.

     In addition to efforts to increase the revenues of Affiliated Practices, the Company assists in managing their practices more effectively. Omega recruits a local optometrist to serve as Center Director at each Affiliated Practice and employs all non-physician personnel. The Company is responsible for billing and collections, accounting and financial management, assisting in credentialing affiliated ophthalmologists, negotiating managed care contracts, marketing, supply and equipment purchasing, outcomes assessment, human resources and other administrative services. These services are coordinated through its corporate offices in Memphis, Tennessee, its four regional offices and on-site at each Center.

     Omega implements sound financial management procedures and resources at its Centers. The Company's employees provide billing and collections, cash management, financial reporting and capital budgeting services and typically arrange for the provision of equipment financing, auditing, legal and tax services, as well as appropriate insurance coverage. The Company identifies the information requirements of each Affiliated Practice and implements the appropriate systems resources. The Centers are linked by virtual private network utilizing the internet. The Company is in the process of interfacing its eye care practice management system with the systems at each Center and is developing a corporate data repository. The EHN division also maintains a managed care information system designed to meet the utilization review and medical management needs of its panels of eye care providers.

     Omega coordinates purchasing of ophthalmic supplies and equipment at all Centers. In an effort to minimize such costs, the Company leverages its vendor relationships, evaluates and plans equipment requirements, and compares bids on specific items. The Company provides facilities planning assistance including market surveys, lease negotiation and construction oversight for leasehold improvements at Centers, satellites and ASCs.

     To facilitate communications with patients and referring optometrists, the Company supplies Affiliated Practices with standardized clinical and promotional brochures, newsletters and other materials. The Company retains public relations and advertising agencies to develop such materials and to coordinate broader campaigns. The Company maintains a site on the world wide web at www.omegahealth.com which provides information to patients, doctors and the public about the Company's services. The Company leverages its medical management resources at EHN to provide assistance in seeking and negotiating managed care contracts. The Company also provides human resource services for its Centers, including payroll, employee benefits and related administrative services.

  Managed Care Contracting Services

     Omega organizes and manages panels of eye care providers, including ophthalmologists, and optometrists, and facility based providers, in markets nationwide. The Company, through its EHN division, negotiates managed care contracts with HMOs, health insurance companies and other third-party payors and arranges for members of its provider panels to deliver eye care services to enrollees. Under its capitated contracts, the Company receives payment from payors on a per-member-per-month basis and reimburses panel providers for services delivered based on a modified fee-for-service basis. Under such arrangements, the Company accepts the risk that the utilization or cost of eye care services may exceed expectations. In an effort to profitably manage the appropriate delivery of quality care under capitated arrangements, the Company provides its panels with information and operating systems, actuarial and financial analysis and medical management services, and retains the right to adjust its fee schedules with panel members from time to time based on utilization levels. As of June 30, 1997, the EHN division managed eye care provider panels included approximately 8,000 ophthalmologists and optometrists and had managed care contracts with approximately 2.3 million covered lines, approximately 1.2 million of which are on a capitated basis.

  Mobile Surgical Services

     Through the Omega Medical Services division, the Company operates a mobile surgical program that provides ophthalmic surgical equipment, related supplies and technical support personnel to surgical facilities, including hospitals and ASCs, on a per-case basis. This service provides network ophthalmologists in suburban or rural areas access to equipment to meet the local demand for complex eye care procedures, and allows the associated facilities to avoid the otherwise substantial capital costs associated with such equipment. Omega's mobile surgical equipment was used in approximately 1,100 and 700 medical and surgical eye care procedures in the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The Company also provides certain equipment and supply purchasing services to ophthalmologists, hospitals and ASCs.

  Optometric Purchasing and Administrative Services

     Omega operates a discount purchasing program for the products and services used in the day-to-day practices of optometrists. These products include eye glass frames and lenses, contact lenses, clinical equipment, and other supplies. This purchasing program leverages the purchasing strength of approximately 700 participating optometrists and buys from a national panel of approximately 50 vendors, as of June 30, 1997. Omega also provides administrative services on a contracted basis to meet the optometrists' needs in several areas such as accounting and financial reporting, billing and collections and staff management.

  Excimer Laser Support Services

     Omega assists network ophthalmologists in negotiating access to excimer laser technology through contracts with third-party facility partners, such as hospitals, ASCs and laser center companies. The excimer laser is used to perform PRK, a refractive surgical procedure that can reduce or eliminate the need for glasses or contact lenses among patients with refractive errors. However, the cost of an excimer laser is largely prohibitive for individual ophthalmologists without the cooperation of facilities or other providers that have access to greater patient volume. Through its VisionAmerica division, the Company negotiates per-case rates with the facility owners of excimer lasers, arranges case schedules for affiliated ophthalmologists and their patients, provides the required technical personnel and supplies, and sponsors co-management education programs for PRK.

EYE CARE CENTER OPERATIONS

     The Company operates Centers in which affiliated ophthalmologists conduct their practice under management agreements with the Company. Each Center is operated through the joint efforts of one or more affiliated ophthalmologists and an optometrist employed by the Company who serves as a Center Director. The affiliated ophthalmologists examine patients and perform medical and surgical eye care in the Center and are responsible for all medical decisions affecting patient care. The affiliated ophthalmologists, in coordination with the Center Director, establish ongoing continuing education programs, patient support and other programs for the benefit of the participating optometrists and other health care professionals. Although the Centers do not focus on primary eye care and typically do not dispense eyeglasses and contact lenses, the Center Director provides limited primary eye care services for the affiliated ophthalmologist as necessary. In general, patients receive primary care including eye exams, prescriptions, and the preparation of corrective lenses and contact lenses from network optometrists.

     Typically, the Company's Centers are in 3,000 to 10,000 square feet of leased space, containing approximately four examination rooms, specialty areas for lasers and fundus photography and administrative offices. In addition to the affiliated ophthalmologists and Center Director, the Center's staff typically includes a business office manager and both administrative and medical support personnel. Depending upon the medical procedure required, most surgeries are conducted at nearby hospitals and ASCs. Common surgical procedures include cataract surgery, glaucoma surgery, laser procedures for retinal conditions, eye lid surgery, cosmetic surgery, corneal surgery, strabismus surgery, retina surgery and refractive surgery.

     Five Centers maintain ASCs. These surgical facilities generally are located within or adjacent to the Centers' physical facilities. The Company plans to develop additional ASCs to support Centers where permitted by state law and where, in management's judgment, the characteristics of the surgical component of the practice provide potential for increased return on investment.

     The table below lists the name and primary location of each Center, the date the Center was opened or acquired, the number of affiliated ophthalmologists, and the number of locations.

                                                                DATE         NUMBER OF
                                                PRIMARY       OPENED OR      AFFILIATED       SERVICE
NAME OF CENTER                                 LOCATION       ACQUIRED    OPHTHALMOLOGISTS   LOCATIONS
--------------                              ---------------   ---------   ----------------   ---------
Omega Eye Associates of Birmingham........   Birmingham, AL      3/97             1              2
Omega Eye Care Center.....................   Birmingham, AL      6/89             2             13
Capital Eye Center(1).....................  Tallahassee, FL      3/96             3              1
Omega Eye Associates(1)...................   Clearwater, FL      1/92             1              2
Dillman Eye Care..........................     Danville, IL      8/97             2              1
Eye Consultants & Surgeons................   Janesville, WI      9/97             4              8
                                                Chicago, IL
Faust-Gelvin Eye Center(1)................       Marion, IN      5/97             2              3
Missouri Eye Institute....................  Springfield, MO      1/92             3              6
Missouri Eye Institute....................    St. Louis, MO      1/92             2              2
Omaha Eye Institute(1)....................        Omaha, NE      4/88             2             10
Omega Eye Care Center.....................  Albuquerque, NM     11/87             2              4
Omega Eye Center..........................      Jackson, TN      5/88             4              6
Southern Eye Associates...................      Memphis, TN      1/90             1              2
VisionAmerica.............................    Nashville, TN      9/90             4             13
Omega Eye Center of Houston...............      Houston, TX      7/86             3              3
EyeCare and Surgery Center of North
  Texas(1)................................       Dallas, TX      9/96             4              6
Omega Eye Center..........................      El Paso, TX      8/89             2              3
Capital Eye Consultants...................      Fairfax, VA      4/88             2              1
                                                                                 --             --
          Total...........................                                       44             86
                                                                                 ==             ==

---------------

(1) This Center maintains an ambulatory surgical unit.

QUALITY ASSURANCE

     The Company's National Medical Director and National Optometric Director are responsible for the Company's quality assurance activities under the direction of the quality assurance committee of the Board of Directors. They are responsible for all quality improvement activities, including establishing and monitoring quality standards for all operations. Each Center has a quality assurance committee consisting of its affiliated ophthalmologists and its Center Director. The Eye Health Network has a quality assurance group responsible for ensuring that managed care programs administered by EHN comply with guidelines promulgated by the National Committee on Quality Assurance.

MANAGEMENT AGREEMENTS

     The Company has entered into Management Agreements with each of the Affiliated Practices, and intends to enter into long-term service agreements with each additional practice with which it affiliates in the future, to provide management, administrative and development services. Under the Management Agreements, the Affiliated Practices are solely responsible for all aspects of the practice of medicine, and the Company has the primary responsibility for the business and administrative aspects of the Affiliated Practices. The Company employs optometrist Center Directors and all other non-physician personnel at each Center. Pursuant to the Management Agreements, the Company provides or arranges for various management, administrative and development services for the Affiliated Practices relating to the day-to-day non-medical operations of the Affiliated Practices.

     The following summary of the Management Agreements is intended to be a general summary of the form of Management Agreement. The Company expects to enter into similar agreements with other Affiliated Practices in the future. The actual terms of the individual Management Agreements, and other service agreements into which the Company may enter in the future, may vary in certain respects from the description below as a result of negotiations with the individual practices and the requirements of local regulations. The Omega Centers established prior to 1991 (the "Founded Centers") were formed by establishing a network of optometrists to support co-management centers at which ophthalmologist practices provided medical and surgical eye care pursuant to an independent management contract (the "Independent Contracts"). The Founded Centers generally did not involve the purchase of equipment or other assets from the ophthalmologists or other initial payments from Omega to the ophthalmologists. The term "Management Agreements" includes the Independent Contracts, unless specifically noted. The term "Affiliated Practice" includes ophthalmologists practicing at the Founded Centers, unless specifically noted. The Independent Contracts have certain differing provisions from the current form of Management Agreement, as noted below. For a discussion of circumstances under which Management Agreements may be rendered unenforceable, see "Risk Factors -- Government Regulation."

     Pursuant to the Management Agreements, the Company, among other things, (i) acts as the exclusive manager and administrator of non-medical services relating to the operation of the Affiliated Practices, subject to matters for which the Affiliated Practices maintain responsibility or which are subject to the approval of both parties, (ii) bills patients, insurance companies and other third party payors and collects, on behalf of the Affiliated Practices, the fees for professional medical and other services rendered, including goods and supplies sold by the Affiliated Practices, (iii) provides or arranges for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (iv) supervises and maintains custody of substantially all files and records (medical records of the Affiliated Practices remain the property of the Affiliated Practices), (v) provides facilities for the Affiliated Practices,
(vi) prepares, in consultation with the Affiliated Practices, all annual and capital operating budgets, (vii) orders and purchases equipment, inventory and supplies as reasonably requested by the Affiliated Practices, (viii) implements, in consultation with the Affiliated Practices, local public relations or marketing programs, (ix) provides financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors, and (x) coordinates with the optometric network to arrange for continuing education programs and to provide other information and services requested by the optometric network.

     Under the Management Agreements, the Affiliated Practices retain the responsibility for, among other things, (i) hiring and compensating ophthalmologists, subject to the reasonable approval of Omega, (ii) ensuring that ophthalmologists have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine. The Affiliated Practices maintain exclusive control of the practice of medicine and the delivery of medical services. The Company assists the Affiliated Practices in obtaining professional liability and worker's compensation insurance for the physicians and other medical employees of the Affiliated Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and worker's compensation insurance for employees of the Company and general liability and property insurance for the Affiliated Practices.

     Generally under the Management Agreements (excluding the Independent Contracts), the Company may only take the following actions with the consent of the Affiliated Practice, which consent shall not be unreasonably withheld: (i) hiring or firing Center employees; (ii) relocating the Center's principal office or opening or closing additional Center locations; (iii) any public marketing of the Center; and (iv) any purchase of Center equipment or other non-recurring expenditure exceeding certain levels.

     Under the Management Agreements (excluding the Independent Contracts) the Company receives a set monthly fee for managing the Affiliated Practices, plus an additional fee in the event the revenues or earnings of the Affiliated Practice exceed certain levels, and such management fees may be reduced in the event of significant reductions in the revenues of the Affiliated Practices. The management fees paid to the Company typically range from 40% to 50% of the funds available after payment of all operating expenses of the Affiliated Practice. Under the Independent Contracts the Company typically is paid 60% to 70% of the revenues of the

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

Affiliated Practice, and from this amount the Company pays all of the operating expenses of the Founded Center and retains a management fee.

     The Management Agreements (excluding the Independent Contracts) have initial terms of 40 years, with automatic extensions (unless specified notice is given) of additional five-year terms. The Independent Contracts have terms ranging from one to five years, automatically renewing for successive one year periods, unless a four month notice is given. The Management Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Company, may terminate the agreement if the Affiliated Practice's participation in the Medicare or Medicaid program is terminated or suspended, or an ophthalmologist's license is terminated or suspended, or the Affiliated Practice is unable to obtain professional liability insurance, as a result of some act or omission of the Affiliated Practice or the ophthalmologists. The Affiliated Practice may terminate the agreement if the Company, after notice, fails to remit funds due to the Affiliated Practice. Under the Independent Contracts the parties may more terminate the agreements, generally with notice of 180 days or less. Generally upon termination of a Management Agreement (excluding the Independent Contracts) by the Company during the first five years of the term, the Company is required to sell and the Affiliated Practice is required to purchase and assume the assets and liabilities related to the Affiliated Practice at the purchase price paid by the Company for such assets, less certain annual reductions.

     Generally under the Management Agreements (excluding the Independent Contracts), each physician owner must give the Company 24 months notice of an intent to retire from the Affiliated Practice, which notice may not be given during the first three years of the term.

     The Affiliated Practices and the physician owners of the Affiliated Practices generally agree not to compete with the Company in providing services similar to those provided by the Company under the Management Agreements, and the physician owners also generally agree with the Company not to compete with an Affiliated Practice, within a specified geographic area. Non-competition restrictions generally apply to physician owners during their affiliation with the Affiliated Practices and for three to five years thereafter. In addition, the Management Agreement requires the Affiliated Practice to enter into non-competition agreements with all ophthalmologists in the Affiliated Practice, of which agreements the Company is a third-party beneficiary. The Management Agreements generally require the Affiliated Practices to pursue enforcement of the non-competition agreement with ophthalmologists or assign to the Company the right to pursue enforcement.

     The Management Agreements contain indemnification provisions, pursuant to which the Company indemnifies the Affiliated Practices for damages resulting from negligent acts or omissions by the Company or its agents, employees or shareholders. In addition, the Affiliated Practices indemnify the Company for any damages resulting from any negligent act or omissions by any affiliated ophthalmologists, agents or employees of the Affiliated Practice. The parties to the Management Agreements have agreed that in the event disputes arise between the parties, or new issues arise, and such issues are not resolved, then such issues will be submitted to binding arbitration.

COMPETITION

     The Company competes with other private and publicly-traded physician practice management companies which seek to affiliate with eye care professionals. Additionally, certain hospitals, clinics, health care companies, HMOs and retail eye centers engage in similar activities and are, or may become, competitors in providing management to providers of eye care services. Some of these competitors have substantially greater financial resources than the Company. The Company believes that it competes for affiliation candidates primarily on the basis of its management experience in the eye care industry, its reputation in the optometric community, the depth of its management team and its affiliation and cooperative operating model. The Company's Centers compete with the practices of local ophthalmologists as well as with formal and informal organizations of eye care professionals for eye care patients. The Company believes that it competes for eye care patients primarily on the basis of the quality of its medical and surgical eye care services, patient satisfaction with the staff and service at the Centers and the strength of its networks of referring optometrists. The Company's EHN division competes with other eye provider panels for managed care contracts primarily on the basis of price, credentials of panel eye care providers, and geographic coverage.

GOVERNMENT REGULATION AND SUPERVISION

     The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

     Although the Company believes its operations are in material compliance with applicable laws, it has not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority to that effect, many of such laws are broad and subject to varying interpretations, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. The laws applicable to the Company are subject to evolving interpretations, and therefore, there can be no assurance that a review of the Company or the Affiliated Practices by a court or law enforcement or regulatory authority will not result in a determination that could have a material adverse effect on the Company or the Affiliated Practices. Furthermore, there can be no assurance that the laws applicable to the Company will not be amended in a manner that could have a material adverse effect on the Company.

  Federal Law

     The federal health care laws apply in any case in which an Affiliated Practice is providing an item or service that is reimbursable under Medicare or Medicaid or in which the Company is claiming reimbursement from Medicare or Medicaid on behalf of physicians with whom the Company has a management agreement. The principal federal laws include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships.

     False and Other Improper Claims. The federal government is authorized to impose criminal, civil and administrative penalties on any health care provider that files a false claim for reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud or wire fraud. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard.

     The Company believes that its billing activities on behalf of the Affiliated Practices are in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. A determination that the Company had violated such laws could have a material adverse impact on the Company.

     Anti-Kickback Law. A federal law commonly known as the "Anti-kickback Amendments" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce the referral of Medicare or Medicaid patients, or the ordering of items or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a health care provider may be questioned under the Anti-kickback Amendments if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal health care program.

     In part to address concerns regarding the implementation of the Anti-kickback Amendments, the federal government in 1991 published regulations that provide exceptions or "safe harbors," for certain transactions that will not be deemed to violate the Anti-kickback Amendments. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Subsequently, regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. If any of the proposed regulations are ultimately adopted, they would result in substantive changes to existing regulations. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects of the Company's relationships with physicians to which the anti-kickback law may be relevant. In some instances, for example, the government may construe some of the marketing and managed care contracting activities of the Company as arranging for the referral of patients to the physicians with whom the Company has a Management Agreement. Although neither the investments in the Company by physicians nor the Management Agreements between the Company and the Affiliated Practices qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-kickback Amendments were intended to prohibit. A determination that the Company had violated the Anti-kickback Amendments would have a material adverse effect on the Company.

     The Stark Self-Referral Law. The Stark Self-Referral Law (the "Stark Law") prohibits a physician from referring a patient to a health care provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines and (iii) exclusion from the Medicare and Medicaid programs.

     The Company does not currently provide any designated health service under the Stark Law. However, because the Company will provide management services related to those designated health services provided by physicians affiliated with the Affiliated Practices, there can be no assurance that the Company will not be deemed the provider for those services for purposes of the Stark Law and, accordingly, the recipient of referrals from physicians affiliated with the Affiliated Practices. In that event, such referrals will be permissible only if
(i) the financial arrangements under the management agreements with the Affiliated Practices meet certain exceptions in the Stark Law and (ii) the ownership of stock in the Company by the referring physicians meets certain investment exceptions under the Stark Law. The Company believes that the financial arrangements under the Management Agreements qualify for applicable exceptions under the Stark Law; however, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination. In addition, the Company will not meet the Stark Law exception related to investment interest until the Company's stockholders' equity exceeds $75 million.

     Antitrust Risks. The federal and state antitrust laws prohibit activities which constitute unfair competition, price-fixing, restraints on trade or the creation of a monopoly. Potential violations of the federal antitrust laws may be challenged by the United States Department of Justice, the Federal Trade Commission or private plaintiffs. If a violation of the federal or state antitrust laws is found by the courts to have occurred, courts may impose treble damages, injunctions, civil penalties, criminal sanctions, substantial fines and other assessments of court costs and attorney's fees. If a violation of the federal or state antitrust laws is found by the courts to have occurred, then the Company could be subjected to criminal and/or civil liability. The Department of Justice and the Federal Trade Commission have stated that managed care networks will be closely scrutinized for potential violations of the federal antitrust laws. The Company has adopted certain antitrust compliance guidelines which must be strictly followed by the Company.

  State Law

     State Anti-Kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, the Company believes that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with such laws could have an adverse effect upon the Company and subject it and physicians affiliated with the Affiliated Practices to penalties and sanctions.

     State Self-Referral Laws. A number of states have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals, but require only that a patient be informed of the financial relationship before the referral is made. The Company believes that its operations are in material compliance with the self-referral law of the states in which the Affiliated Practices are located.

     Fee-Splitting Laws. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician's behalf.

     The Florida Board of Medicine (the "Florida Medical Board") in October 1997, based on the facts of a specific case, ruled that physicians would violate the fee-splitting prohibitions in the state's Medical Practices Act if they pay a percentage of revenues to a physician practice management company charged with practice expansion duties. These arrangements could also violate the state's patient brokering laws, which carry criminal penalties. While the Florida Medical Board does not enforce those laws, it does control physician licensing and has also coordinated its position on fee-splitting with the Florida Attorney General's Office. The Company is monitoring the situation until clarification or modification of this ruling by the Florida Medical Board or until a ruling by a court or the Florida Attorney General's office. The Company cannot predict whether the courts ultimately will uphold the Florida Medical Board's position or whether the Florida Medical Board's actions will trigger criminal prosecutions of physician practice management companies and/or physicians under the patient brokering ban. Although the Company cannot predict the outcome of such challenge at this time, any adverse determination by the Florida Medical Board, if judicially upheld, could render the Company's management agreements in Florida not enforceable, and if such agreements could not be reformed with the same economic benefit to the Company, the Company could experience a material adverse effect on its financial condition or results of operations.

     The Company will be reimbursed by physicians on whose behalf the Company provides management services. The compensation provisions of the Management Agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that, if challenged, the Company and its Affiliated Practices will be found to be in compliance with each state's fee-splitting laws. A determination in any state that the Company is engaged in any unlawful fee-splitting arrangement could render any management agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

     Corporate Practice of Medicine. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the "practice of medicine" broadly to include activities of corporations such as the Company that have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.

     The Company intends that, pursuant to its management agreements, it will not exercise any responsibility on behalf of affiliated physicians that could be construed as affecting the practice of medicine. Accordingly, the Company believes that its operations do not violate applicable state laws relating to the corporate practice of medicine. Such laws and legal doctrines have been subjected to only limited judicial and regulatory interpretation and there can be no assurance that, if challenged, the Company would be considered to be in compliance with all such laws and doctrines. A determination in any state that the Company is engaged in the corporate practice of medicine could render any management agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

     Insurance Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that its proposed operations are in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations. See "Risk Factors -- Government Regulation."

     Any Willing Provider Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care networks in such states.

     The National Association of Insurance Commissioners ("NAIC") in 1995 endorsed a policy proposing the state regulation of risk assumption by physicians. The policy proposes prohibiting physicians from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, Affiliated Practices will be precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as HMOs or insurance companies. Currently, the Company does not intend, on its own behalf, or on behalf of the Affiliated Practices, to enter into capitated payment or other risk-sharing arrangements other than with HMOs or insurance companies. In addition, in December 1996, the NAIC issued a white paper entitled "Regulation of Health Risk Bearing Entities," which sets forth issues to be considered by state insurance regulators when considering new regulations and encourages that a uniform body of regulation be adopted by the states. The Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. Other states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based contracting to applicable insurance laws and regulations, which may include, among other things, laws and regulations providing for minimum capital requirements and other safety and soundness requirements.

PROPERTIES

     The Company does not own any real estate. The Company leases 5,600 square feet of space at 5100 Poplar Avenue in Memphis, Tennessee, where the Company's headquarters are located. The lease expires in May 1998. Additionally, the Company leases approximately 7,020 square feet used for EHN in Denver,

Colorado, approximately 2,270 square feet used for PEN in San Ramon, California and leases an aggregate of approximately 119,900 square feet used for Centers and ASCs managed by the Company. Monthly lease payments for these facilities aggregate approximately $108,158.

INSURANCE

     Health care companies, such as the Company, are subject to medical malpractice, personal injury and other liability claims which are customary risks inherent in the operation of health care facilities and provision of health care services. The Company maintains customary property insurance and maintains liability and professional malpractice insurance policies in the amount of $3 million (annual aggregate) and with such coverages and deductibles which are deemed appropriate by management, based upon historical claims, industry standard and the nature and risks of its business. The Company requires that affiliated ophthalmologists practicing at its facilities carry medical malpractice insurance to cover their respective individual professional liabilities. There can be no assurance that a future claim will not exceed available insurance coverages or that such coverages will continue to be available for the same scope of coverages at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could have a material adverse effect on the Company's business or results of operations.

EMPLOYEES

     As of September 30, 1997, the Company employed 487 persons, 399 of whom were full-time employees. Under the terms of the management agreements with the Affiliated Practices, the Company employs the non-physician personnel of the Centers, primarily clerical, administrative, and technical, that support such Affiliated Practices. No employee of the Company or of any affiliated ophthalmologist is a member of a labor union or subject to a collective bargaining agreement. The Company believes that its employee relations are good.

LEGAL PROCEEDINGS

     The Company is not aware of any litigation which is currently pending against the Company or any outstanding claims against any affiliated ophthalmologist, that would have a material adverse effect on the Company's financial condition or results of operations. The Company expects its affiliated ophthalmologists to be involved in legal proceedings incident to their business, most of which are expected to involve claims related to the alleged medical malpractice of its affiliated ophthalmologists.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's directors and executive officers.

NAME                              AGE                       POSITION WITH COMPANY
----                              ---                       ---------------------
Andrew W. Miller................  53    Chairman of the Board of Directors
Thomas P. Lewis.................  42    President, Chief Executive Officer and Director
Ronald L. Edmonds...............  42    Executive Vice President, Chief Financial Officer and Director
Donald A. Hood, O.D.............  52    Senior Vice President -- Managed Care and Director
Allen D. Leck...................  56    Senior Vice President -- Optometric Practice Services
Randall N. Reichle, O.D.........  44    National Optometric Director and Vice President
Cassandra T. Speier.............  38    Senior Vice President
Herman L. Tacker, O.D...........  58    Director
David M. Dillman, M.D...........  46    National Medical Director and Director

     Set forth below is biographical information concerning the Company's directors and executive officers of the Company:

          Andrew W. Miller has served as the Company's Chairman of the Board of Directors since September 30, 1990 and has been a principal stockholder of the Company since 1986. Mr. Miller served as the Company's Chief Executive Officer from September 30, 1990 until March 1, 1991. Since June 1996, Mr. Miller has served as chairman and chief executive officer of Women's Health Partners, Inc., a physician practice management company specializing in obstetrics and gynecology. Since 1989 Mr. Miller has served as Chairman of American Healthmark, Inc., a hospital ownership and management corporation. Formerly Mr. Miller was affiliated with Surgical Care Affiliates, Inc. ("SCA"), an owner and operator of outpatient health care facilities, Hospital Corporation of America ("HCA") and HCA Management Company ("HMC"), a division of HCA. Mr. Miller is a certified public accountant and prior to his association with HCA was employed by a national accounting firm.

          Thomas P. Lewis has been with the Company since its start-up and has been a principal architect in the structure and growth of the Company. Mr. Lewis has been a director since June 1986 when he was first promoted to President and Chief Executive Officer. As part of a merger agreement, Mr. Lewis served as Executive Vice President and Chief Operating Officer from 1988 to 1990 and resumed his position as President and Chief Executive Officer in March 1990. Mr. Lewis received his Bachelor's degree from Rice University and a Master's degree in Health Care Administration from Trinity University.

          Ronald L. Edmonds has served as the Company's Executive Vice President since January 1997 and its Chief Financial Officer since September 1992. From September 1992 until December 1996, he served as Senior Vice President. He was elected a director in February 1993 and Secretary in October 1994. From 1978 until 1992, he served in various positions with KPMG Peat Marwick in Memphis, Tennessee, Oklahoma City, Oklahoma and New York City, New York. Mr. Edmonds is a certified public accountant and holds B.S. and M.S. degrees in accounting from Oklahoma State University.

          Donald A. Hood, O.D. has served as the Chairman of The Eye Health Network, Inc. since 1988. He was elected to the Company's Board of Directors in April 1994. Dr. Hood has maintained a private optometry practice in the Denver, Colorado area since 1972. Dr. Hood graduated from the Pacific University College of Optometry.

          Allen D. Leck has served as President of Primary Eyecare Network since 1990. Prior to 1990, Mr. Leck held senior marketing positions with Cooper Vision, Inc., UCO Optics and Bausch and Lomb.

     Mr. Leck earned a B.A. degree from the University of South Dakota and attended the Graduate School of Sales Management and Marketing at Syracuse University.

          Randall N. Reichle, O.D., F.A.A.O., is National Optometric Director of the Company and has served as a Company Vice President since July 1986. Dr. Reichle has maintained a private optometric practice in Houston, Texas since July 1976. He has also served as Center Director for the Company's Eye Center in Houston, Texas since July 1986. Dr. Reichle is a graduate of the University of Houston College of Optometry.

          Cassandra T. Speier has served as Senior Vice President of the Company since July 1994 with responsibilities in operations and development. From 1990 to 1994, Ms. Speier served in various management positions with MedCath, Inc., of Charlotte, North Carolina. She was previously employed as a regional director of Medivision, Inc. Ms. Speier has a Bachelor's Degree from the University of Colorado and a Master's Degree from Loma Linda University.

          Herman L. Tacker, O.D. has served as a director of the Company since October 1985. Since 1972, Dr. Tacker has conducted a private optometric practice in Memphis, Tennessee, and has served as a Professor at the Southern College of Optometry. He graduated from the Southern College of Optometry and earned a M.S. Degree in Education from Indiana University.

          David M. Dillman, M.D. has served as a director of the Company since August 1997, and at that date became the Company's National Medical Director. Dr. Dillman has been in private ophthalmic practice since 1981 and is currently the Medical Director of Dillman Eye Care, an Omega Affiliated Practice, in Danville, Illinois. He serves on the Scientific Advisory Board for the American Society of Cataract and Refractive Surgery and on the board of directors for the American College of Eye Surgeons. Dr. Dillman is a graduate of the University of Notre Dame, received his medical degree from Indiana University and completed his ophthalmology residency at the Mayo Clinic in Rochester, Minnesota.

BOARD OF DIRECTORS

     The Board is composed of seven director positions which are divided among three classes. Directors serve three year terms which are staggered among the classes. The terms of Class I Directors expire in 1998. The terms of Class II Directors expire in 1999. The terms of Class III Directors expire in 2000. Current membership within these classes is as follows: Ronald L. Edmonds and Thomas P. Lewis (Class I); Donald A. Hood, O.D. and David M. Dillman, M.D. (Class II); Andrew W. Miller and Herman L. Tacker, O.D. (Class III). The Board is seeking an appropriate candidate to fill the seventh board position that is currently vacant.

     Executive Committee. The Executive Committee of the Board, composed of Mr. Lewis, Mr. Miller, and Dr. Tacker may take any action, as individually approved by the Board, which may be taken by the Board of Directors as a whole, except the power to alter or amend the Bylaws; submit to shareholders any action that needs shareholder authorization; fill vacancies on the Board of Directors or any Board Committee; or declare dividends and make distributions.

     Compensation Committee. The Compensation Committee of the Board is composed of Mr. Miller and Dr. Tacker. This committee reviews compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Compensation Committee has sole discretion to select participants, grant awards, and otherwise administer the Company's 1995 Stock Option Plan. See "Stock Option Plan."

     Audit and Compliance Committee. The Audit and Compliance Committee of the Board, composed of Mr. Miller, Dr. Dillman and Dr. Tacker, makes recommendations to the Board of Directors concerning the selection of outside auditors, reviews the Company's financial statements, reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors, considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting, and monitors the

Company's regulatory compliance review program. This committee also approves all related party transactions of the Company.

     Quality Assurance Committee. The Quality Assurance Committee, composed of Mr. Lewis, Mr. Miller and Dr. Tacker, establishes and monitors risk management policies.

     Directors' Compensation. Directors who are not employees of the Company receive $1,000 per meeting of the Board of Directors or a committee thereof attended by the director (if such committee meeting is held other than on the day of a Board meeting), plus reimbursement of expenses incurred in attending such Board or committee meetings.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The employment agreement with Thomas P. Lewis has a term ending December 31, 1997, automatically renews for successive one year periods, and provides for a base salary of $200,000 per year. The agreement also provides for the grant of options to purchase 100,000 shares of Common Stock at fair market value at such time as the Company achieves net earnings on a fully-diluted basis of $.80 per share in any twelve month period. In the event that Mr. Lewis' employment agreement is not renewed by the Company, Mr. Lewis is entitled to receive a payment equal to six months' base salary. In the event that Mr. Lewis resigns from the Company due to "good reason" or within two years following a "change in control," as defined in the employment agreement, Mr. Lewis is entitled to receive as severance a payment equal to his annual base salary and all employee benefits, except pension and other similar compensation-based plans, for a period of up to two years. Mr. Lewis is not entitled to any severance payments in the event that he is terminated for cause or resigns other than for "good reason." The employment agreement contains a non-competition provision whereby Mr. Lewis is prohibited from competing with the Company for a period of two years following the date of termination.

     The employment agreement with Ronald L. Edmonds has a term ending on December 31, 1997, automatically renews for four successive one year periods ending December 31, 2001, and provides for an annual base salary of $115,000 which increases by $15,000 in 1998 and thereafter at the discretion of the Compensation Committee. In the event that Mr. Edmonds' employment agreement is not renewed by the Company, Mr. Edmonds is entitled to receive as severance a payment equal to four months' base salary. In the event that Mr. Edmonds resigns from the Company due to "good reason" as defined in such employment agreement or within two years following a "change in control," then Mr. Edmonds is entitled to receive as severance a payment equal to his annual base salary and he shall continue to receive all employee benefits, except pension and other similar compensation-based plans, for a period of up to one year. Mr. Edmonds is not entitled to any severance payments in the event that he is terminated for cause. The employment agreement contains a non-competition provision whereby Mr. Edmonds is prohibited from competing with the Company for a period of one year following the date of termination.

     The employment agreement with Donald A. Hood, O.D. has a term ending December 31, 1997, automatically renews for successive one year periods through 2001, subject to a four month termination notice by either party, and provides for an annual base salary of $80,000 and an annual bonus based upon pre-tax net earnings of EHN beginning in 1997 equal to 10% and decreasing to 2% in 2001. In the event that Dr. Hood's employment agreement is not renewed by the Company then Dr. Hood is entitled to receive as severance a payment equal to six months' base salary. In the event that Dr. Hood resigns from the Company due to "good reason" as defined in such employment agreement or within two years following a "change in control," then Dr. Hood is entitled to receive payment equal to his base salary and shall continue to receive all employee benefits, except pension and other similar compensation-based plans, for a period of up to two years. Dr. Hood is not entitled to receive any severance payments in the event that he is terminated for cause. The employment agreement contains a non-competition provision whereby Dr. Hood is prohibited from competing with the Company for a period of three years following the date of termination unless Dr. Hood is terminated without cause, under which circumstances the period shall be reduced to one year. If Dr. Hood breaches his non-competition agreement within one year of his termination then he shall pay to the Company as liquidated damages a payment equal to $100,000.

     Allen Leck is party to an employment agreement effective May 1, 1997 for an initial term of five years, with automatic annual renewals after the initial term. Mr. Leck's employment agreement provides that he will be paid an annual base salary of $165,000 and an annual bonus of 15% of the first $300,000 of PEN's annual net earnings plus an additional 5% of any earnings in excess of $300,000. In addition, Mr. Leck was granted options to purchase 15,000 shares of Company Common Stock at an exercise price of $6.50 per share. These options vest one third annually commencing April 30, 2000 and expire on May 1, 2003. If Mr. Leck is still employed by PEN at May 1, 2000, the Company will grant Mr. Leck additional options to purchase 10,000 shares of Company Common Stock at an exercise price equivalent to the fair market value of the stock on May 1, 2000. These additional options, if granted, will vest one third annually commencing May 1, 2003 and expire on May 1, 2006. Mr. Leck also receives other customary benefit, such as insurance, paid vacation, and an automobile. After May 1, 2000, the employment agreement with Mr. Leck may be terminated by either party upon five months prior written notice. If Mr. Leck's employment is terminated (i) by Mr. Leck for good reason, (ii) by Mr. Leck within one year of a change in control of PEN, or (iii) by PEN without cause prior to May 1, 2000, then Mr. Leck is entitled to a lump sum severance payment equal to Mr. Leck's annual base salary for his final year of employment, and the stock options previously granted will immediately vest in full. If Mr. Leck's employment is terminated by PEN for cause, Mr. Leck will not be entitled to any severance payment or immediate vesting of his options.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation awarded to, earned by, or paid to the Company's chief executive officer and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1994, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                               ------------------------------
                                                                                      AWARDS
                                              ANNUAL COMPENSATION              --------------------   PAYOUTS
                                    ----------------------------------------   RESTRICTED   OPTION/   -------
                                                                OTHER ANNUAL     STOCK        SAR      LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    COMPENSATION    AWARD(S)      (#)     PAYOUTS   COMPENSATION
---------------------------         ----   --------   -------   ------------   ----------   -------   -------   ------------
Thomas P. Lewis...................  1996   $123,167   $14,426         -0-         -0-       100,000      -0-        -0-
  President and Chief Executive     1995    104,000     6,000      $8,335(1)      -0-          -0-       -0-        -0-
  Officer                           1994     96,000     8,500       8,335(1)      -0-          -0-       -0-        -0-
Ronald L. Edmonds.................  1996   $ 92,000   $ 9,617         -0-         -0-       25,000       -0-        -0-
  Executive Vice President, Chief   1995     92,000     4,000         -0-         -0-          -0-       -0-        -0-
  Financial Officer, and Secretary  1994     85,000     7,000         -0-         -0-          -0-       -0-        -0-
Cassandra T. Speier...............  1996   $ 89,000   $   -0-         -0-         -0-       25,000       -0-        -0-
  Senior Vice President             1995     86,833     1,250         -0-         -0-          -0-       -0-        -0-
                                    1994     38,958       -0-         -0-         -0-       15,000       -0-        -0-
Donald A. Hood, O.D...............  1996   $ 85,000   $54,959         -0-         -0-          -0-       -0-        -0-
  Chairman of EHN                   1995     85,000    25,000         -0-         -0-          -0-       -0-        -0-
                                    1994     85,000    39,654         -0-         -0-          -0-    50,000        -0-
Randall N. Reichle, O.D...........  1996   $ 84,000   $52,115         -0-         -0-          -0-     5,000        -0-
  National Optometric Director      1995     84,000    46,333         -0-         -0-          -0-       -0-        -0-
  and Vice President                1994     84,000    37,765         -0-         -0-          -0-       -0-        -0-

---------------

(1) In January 1990, the Company entered into a stock bonus arrangement with Mr. Lewis, pursuant to which Mr. Lewis was issued 1,667 shares on each January 1, for five years, commencing January 1, 1991, provided Mr. Lewis was an employee of the Company on such dates. The stock bonus arrangement was partial compensation for Mr. Lewis' relocation to Memphis, Tennessee.

STOCK OPTIONS

                            OPTION GRANTS IN 1996(1)

                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED RATES
                                        % OF TOTAL OPTIONS                            OF STOCK APPRECIATION
                                            GRANTED TO       EXERCISE                   FOR OPTION TERM(2)
                              OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION    ----------------------
NAME                          GRANTED          1996           ($/SH)       DATE         5%($)       10%($)
----                          -------   ------------------   --------   -----------   ---------    ---------
Thomas P. Lewis(3)..........  100,000           44%           $5.75     August 2002     195,556      443,648
Ronald L. Edmonds...........   25,000           11             5.75     August 2002      48,889      110,912
Cassandra T. Speier.........   25,000           11             5.75     August 2002      48,889      110,912
Randall N. Reichle..........    5,000            7             5.75     August 2002       9,778       22,182

---------------

(1) During 1996, no options were exercised by any executive officer.
(2) Based on the $6.63 closing price of the Company's Common Stock on December 31, 1996.
(3) Mr. Lewis' employment agreement provides for the grant of options to purchase an additional 100,000 shares of Common Stock at fair market value at such time as the Company achieves net earnings on a fully-diluted basis of $.80 per share in any twelve month period.

        AGGREGATED OPTION EXERCISES AND HOLDINGS IN LAST FISCAL YEAR(1)

                                                                                      VALUE OF OPTIONS AT
                                                  NUMBER OF OPTIONS AT 12/31/96           12/31/96(2)
NAME                          SHARES     VALUE      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                          -------   -------   -----------------------------   ----------------------------
Thomas P. Lewis.............       --        --           21,667/18,333                 $78,650/$66,550
Ronald L. Edmonds...........       --        --           12,667/35,333                   45,980/59,510
Randall N. Reichle, O.D.....       --        --            3,667/12,333                   13,310/31,020
Donald A. Hood, O.D.........       --        --                0/50,000                       0/140,000
Cassandra T. Speier.........       --        --                0/40,000                        0/53,950

---------------

(1) During 1996, no options were exercised by any executive officer.
(2) Based on the $6.63 closing price of the Company's Common Stock on December 31, 1996.

     The Company does not have a long-term incentive plan or actuarial plan and has never issued any stock appreciation rights.

401(K) PROFIT SHARING PLAN

     Since 1996 the Company has maintained a defined contribution plan (the "401(k) Plan") for its employees, which is intended to satisfy the tax qualification requirements of certain sections of the Internal Revenue Code of 1986, as amended (the "Code"). All Company personnel age 21 or older are eligible to participate in the 401(k) Plan after one year of service with the Company. The 401(k) Plan permits participants to contribute up to 15% of their annual compensation from the Company, subject to the limit imposed by the Code. All amounts contributed under the 401(k) Plan by a participant fully vest immediately. The 401(k) Plan also permits discretionary contributions by the Company, as determined by the Company's Board of Directors. No contributions were made by the Company in 1996. Amounts contributed by the Company vest 20% each year from the second through the sixth year after contributions.

EMPLOYEE STOCK PURCHASE PLAN

     Since 1991 the Company has maintained an Employee Stock Purchase Plan (the "Purchase Plan") which provides for the implementation of stock purchases by employees of shares of the Company's Common Stock either on the open market or from available authorized but unissued shares. The Company has reserved 50,000 shares for issuance under the Purchase Plan. Each eligible employee is granted on the grant date of each Purchase Plan year options to purchase 1,250 shares of the Company's stock during the Purchase Plan year. The issue price of the stock is equal to the lesser of (i) 85% of the market price on the exercise date of each Purchase Plan year or (ii) 85% of the market price on each grant date of each Purchase Plan year. As of December 31, 1996, 27,119 shares have been purchased by the Purchase Plan, and 12,494 shares were issued in 1997 for contributions made through December 31, 1996.

STOCK OPTION PLAN

     From 1985 through 1994, the Company has maintained a stock option plan for selected employees, including officers of the Company, directors, key advisors and selected eye care professionals practicing at Centers (the "1985 Plan"). The 1985 Plan allowed options to be granted for up to 450,000 shares. At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $3.00-$6.50 and 2.67 years, respectively. The Company adopted its current stock option plan in 1995 which was made available to selected employees, including officers of the Company, directors, key advisors and selected eye care professionals practicing at Centers (the "1995 Plan"). The 1995 Plan allows options to be granted for up to 300,000 shares. At December 31, 1995 and 1996, the number of options exercisable was 26,710, and 111,167, respectively, and the weighted average exercise price of those options was $3.56 and $5.14, respectively. To date, there have been 214,500 options granted under the 1995 Plan. The Compensation Committee administers the awards of stock options pursuant to the Company's 1995 Plan. The Plan was designed to comply with Section 16 of the Securities Exchange Act of 1934 and Section 162m of the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Mr. Miller and Dr. Tacker, neither of whom has been an officer or employee of the Company, except that Mr. Miller did serve as the Company's chief executive officer, not as an employee, from September 30, 1990 until March 1, 1991. No executive officer of the Company served during 1996 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer. During 1996, an affiliate of Mr. Miller provided bridge financing in connection with an acquisition. See "Certain Transactions" for additional disclosure of transactions between the Company and its directors and executive officers.

                              CERTAIN TRANSACTIONS

     In January 1990, the Company entered into a stock bonus arrangement with Mr. Lewis, pursuant to which Mr. Lewis was issued 1,667 shares of Company Common Stock on each January 1 for five years commencing January 1, 1991, provided Mr. Lewis was an employee of the Company on such dates. The stock bonus arrangement was partial compensation for Mr. Lewis' relocation to Memphis, Tennessee.

     The Company has entered into separate employment agreements with each of Messrs. Lewis, Edmonds, Leck, and Dr. Hood. See "Management -- Employment Contracts and Termination of Employment and Change in Control Arrangements."

     On March 13, 1996, the Company affiliated with an ophthalmology practice known as Capital Eye Center located in Tallahassee, Florida. In addition, the Company acquired 100% of the stock of an ambulatory surgery center associated with the practice known as Capital Eye Surgery Center. In connection with this transaction, the Company obtained bridge financing in the form of a 12% $2.5 million subordinated note from an affiliate of the Company's Chairman, Andrew W. Miller. The note was repaid in full on June 12, 1996, with the proceeds of the sale of the Series A Preferred Stock.

     The Company has an agreement to perform management services for Cathleen M. Schanzer, M.D., the Medical Director for the Company's Memphis Center, and Dr. Schanzer is the wife of the Company's President, Thomas P. Lewis. The management agreement includes payments to Dr. Schanzer equal to 35% of the cash receipts of the Memphis Center, but with minimum payments to her totaling $200,400 per year. Dr. Schanzer received approximately $389,000 in 1996 pursuant to the management agreement.

     On August 29, 1997, the Company purchased from Dr. Dillman substantially all of the assets, including intangibles, related to Dr. Dillman's ophthalmology practice for a total of $1,500,000, paid (i) $725,000 in cash, (ii) in Company Common Stock valued at $500,000, and (iii) $375,000 represented by Omega's 7% subordinated promissory note. In connection with this transaction, Omega and Dr. Dillman's professional corporation entered into a 40 year management agreement providing for Omega to manage such practice for a base management fee of $25,000 per month, subject to adjustment based on changes in the size of the business and other factors. In addition, in connection with this transaction Omega entered into a ten year real estate lease with a partnership controlled by Dr. Dillman that provides for monthly rental payments of $13,500.

     In August 1997 Dr. Dillman and the Company entered into a Consulting Services Agreement designating Dr. Dillman as the Company's National Medical Director at an annual salary of $50,000. The agreement is for an initial term of one year, with automatic annual renewals, subject to the right of either party to terminate the agreement on four months' notice.

     In connection with the Company's acquisition of The Primary Eyecare Network on April 30, 1997, Mr. Allen Leck received a cash payment of $481,482, and a $500,000 promissory note from Omega payable in three annual installments beginning in March 1998.

     The Company maintains a policy that any transactions with affiliated persons or entities would be on terms no less favorable to the Company than those that could have been obtained on an arms-length basis from unaffiliated third parties and that any such transactions must be approved by a majority of the disinterested directors.

     For additional information concerning certain transactions involving the Company's officers and directors, see "Management -- Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; each Selling Stockholder; each of the Company's directors; each of the executive officers identified in the Summary Compensation Table; and all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                     BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                     PRIOR TO THE OFFERING   NUMBER OF SHARES     AFTER THE OFFERING
                                     ---------------------    TO BE SOLD IN     -----------------------
NAME OF BENEFICIAL OWNER             SHARES     PERCENT(1)     THE OFFERING      SHARES      PERCENT(1)
------------------------             -------    ----------   ----------------   ---------    ----------
The Dreyfus Corporation(2).........  650,000       7.36%                          650,000       7.36%
Andrew W. Miller...................  324,992(3)    3.68                           324,992(3)    3.68
Herman L. Tacker, O.D..............  135,219(4)    1.53                           135,219(4)    1.53
David M. Dillman, M.D..............   66,667       *                               66,667       *
Thomas P. Lewis....................  167,691(5)    1.90                           167,691(5)    1.90
Ronald L. Edmonds..................   18,183(6)    *                               18,183(6)    *
Donald A. Hood, O.D................   96,704       1.10                            96,704       1.10
Randall N. Reichle, O.D............   17,829(7)    *                               17,829(7)    *
Cassandra T. Speier................    5,000(8)    *                                5,000(8)    *
All directors and executive
  officers as a group (9
  persons).........................  832,285(9)   10.8                            832,285(9)   10.8

---------------

(1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 7,712,789 shares of Common Stock outstanding on September 30, 1997, plus options and warrants to purchase 1,049,623 shares which are exercisable or become exercisable within 60 days. An asterisk "*" indicates less than one percent(1%) ownership of Common Stock.
(2) The Dreyfus Corporation's address is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
(3) Included in Mr. Miller's shares are options to purchase 10,000 shares.

(4) Of the total of 135,219 shares shown, 16,875 are held jointly by Dr. Tacker and his wife, Wilma R. Tacker. Included in Dr. Tacker's shares are options to purchase 13,333 shares.
(5) Included in Mr. Lewis' shares are options to purchase 36,669 shares, 10,000 of these options held by Cathleen Schanzer, Mr. Lewis' wife.
(6) Included in Mr. Edmond's shares are options to purchase 15,334 shares.
(7) Included in Mr. Reichle's shares are options to purchase 7,334 shares.
(8) Included in Ms. Speier's shares are options to purchase 5,000 shares.
(9) Included in the ownership of directors and executive officers as a group are options to purchase 59,667 shares, which are exercisable or become exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, par value six cents ($0.06) per share and 1,000,000 shares of preferred stock, no par value per share. At September 30, 1997, 7,712,789 shares of Common Stock and no shares of preferred stock were issued and outstanding. As of September 30, 1997 the Common Stock was held by 381 stockholders of record. All of the outstanding Common Stock is, and the shares of Common Stock offered by the Company hereby when issued and paid for will be, fully paid and non-assessable.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders. Holders of the Company's Common Stock are not entitled to cumulative voting in the election of directors. Holders of Common Stock are entitled to receive dividends payable in cash or property other than Common Stock on an equal basis, if and when such dividends are declared by the Board of Directors from funds legally available, subject to any preference in favor of outstanding shares of preferred stock, if any. In the case of any dividend payable in Common Stock, all holders of Common Stock shall receive the same percentage dividend, as determined by the Board of Directors when declaring such dividend. In the event of liquidation, holders of Common Stock participate with each other on a ratable basis as a single class in the net assets of the Company available for distribution after payment or provision for liabilities of the Company and payment of the liquidation preference, if any, on any outstanding shares of preferred stock. The rights, preferences, and privileges of holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of shares and of any series of preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized to issue, from time to time, without approval of the stockholders, up to 1,000,000 shares of preferred stock in one or more series. The Board of Directors may fix for each series: the distinctive serial designation and number of shares of the series; the voting powers and the right, if any, to elect a director or directors (and the terms of office of any such directors); the dividend rights, if any; the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof; the liquidation preferences and the amounts payable on dissolution or liquidation; the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and any other terms or provisions which the Board of Directors is legally authorized to fix or alter.

     It is not possible to state the actual effect of the authorization of the preferred stock upon the rights of holders of the Common Stock until the Board determines the specific rights of the holders of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, issuance thereof could adversely affect the voting power, liquidation preference, or other rights of the holders of Common Stock or other preferred stock. The Board's authority to issue shares of preferred stock provides a potential vehicle for use in possible acquisitions and other corporate purposes, but its issuance, for example in connection with a stockholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company, which may adversely affect the market price of the Common Stock. The Company has no present plans to issue any additional shares of preferred stock.

     On May 17, 1996, the Company completed the sale of 729 shares of its Series A Preferred Stock. The placement agent for the issue was Swartz Investments, LLC of Atlanta, Georgia. The Series A Preferred Stock was issued to qualified foreign investors pursuant to Regulation S under the Securities Act. The aggregate offering proceeds were $7,290,000 and the placement agent fee was $729,000. Each share of Series A Preferred Stock was issued at a purchase price of $10,000 and is convertible into common stock at an exercise price equal to the lesser of $5.75 or 85% of the average bid price of the common stock at the time of conversion. Until conversion, the Series A Preferred Stock had a 8% dividend, payable in kind. In connection with the placement, the purchasers of the Series A Preferred Stock were granted options to acquire 633,913 additional shares of the Company's Common Stock at an exercise price of $5.75, which options are exercisable until May 17, 2001. The placement agent was issued warrants to purchase an additional 126,782 shares of Common Stock with the same exercise price and term. As of September 30, 1997, all of the 729 shares of Series A Preferred Stock had been converted.

CERTAIN PROVISIONS OF ARTICLES AND BYLAWS

     Provisions with Anti-Takeover Implications. Certain provisions of the Company's Articles of Incorporation ("Articles") and Bylaws deal with matters of corporate governance and the rights of stockholders. Under the Company's Articles, the Board of Directors may issue shares of preferred stock and set the voting rights, preferences, and other terms thereof. The Company's Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the President, or a majority of the directors. Such provisions, together with certain provisions of the Delaware General Corporation Law (the "DGCL") (see "Description of Capital Stock -- Statutory Anti-Takeover Provisions"), could be deemed to have an anti-takeover effect and discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interest). Any such discouraging effect upon takeover attempts could potentially depress the market price of the Common Stock or inhibit temporary fluctuations in the market price of the Common Stock that otherwise could result from actual or rumored takeover attempts. The Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered year terms. The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

     Indemnification and Limitation of Liability. Under its Articles and Bylaws, the Company will indemnify its officers, directors, and agents against all liabilities and expenses reasonably incurred in connection with service for or on behalf of the Company to the full extent permitted by Delaware law. The Company also is authorized to advance expenses, purchase insurance, enter into indemnification agreements, and otherwise grant broader indemnification rights. The Articles also eliminate the liability of directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director continues to be subject to liability for monetary damages for acts or omissions involving intentional misconduct, fraud, knowing violations of law, and unlawful distributions. The Company believes that these provisions of its Articles and Bylaws are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STATUTORY ANTI-TAKEOVER PROVISIONS

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interest stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned, 15% or more of the corporation's voting stock.

     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

TRANSFER AGENT

     The transfer agent for the Common Stock is Union Planters National Bank, Memphis, Tennessee.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 10,712,789 shares of Common Stock. Of these shares, all of the 3,000,000 shares (3,525,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely transferable by persons other than "affiliates" of the Company, without further restriction under the Securities Act. Of the remaining 7,712,789 shares, 6,297,100 were freely tradeable without restriction or registration prior to the Offering and 1,415,689 are restricted shares within the meaning of Rule 144 and may not be sold without registration or an exemption from registration. In connection with the Offering, the Selling Stockholders, along with the Company and its executive officers, directors and certain other persons, who will beneficially own approximately 829,000 or 7.7% of the Company's outstanding Common Stock after the Offering, have agreed not to sell or otherwise dispose of any of their shares, directly or indirectly, for 180 days from the date of this Prospectus without the prior written consent of Equitable Securities Corporation. After the 180 day period all such shares will be eligible for sale, subject to compliance with Rule 144. See "Principal and Selling Stockholders" and "Risk Factors -- Shares Eligible for Future Sale."

     In general, Rule 144 provides that, subject to its provisions and other applicable federal and state securities law requirements, any person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" as defined under the Securities Act, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the same class of securities during the four calendar weeks preceding the filing of notice of the sale with the Securities and Exchange Commission; or (ii) 1% of the same class of securities then outstanding, subject in each case to certain manner-of-sale provisions, notice requirements, and the availability of current information concerning the Company. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years is entitled to sell shares under Rule 144 without regard to the volume limitations and current public information, manner of sale, and notice requirements described above. Restricted shares will also be eligible for sale to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act, without regard to the volume limitations contained in Rule 144.

     Currently there are 515,668 shares of Common Stock which are issuable upon the exercise of outstanding options, with a weighted average exercise price of $4.50 per share, as well as 1,093,629 shares of Common Stock which are issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $5.88 per share. The Company has outstanding convertible notes, pursuant to which 225,049 shares of Common Stock are issuable upon conversion. The Company has granted certain registration rights with respect to shares of Common Stock to the holders of a total of approximately 1,576,000 shares of Common Stock and 1,094,000 shares issuable upon the conversion of warrants.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Equitable Securities Corporation, Dain Bosworth Incorporated and Morgan Keegan & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Equitable Securities Corporation............................
Dain Bosworth Incorporated..................................
Morgan Keegan & Company, Inc................................
                                                              ---------
          Total.............................................  3,500,000
                                                              =========

     The Company is obligated to sell and the Underwriters are obligated to purchase all of the shares offered hereby, if any are purchased. The Company Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. The Representatives have informed the Company and the Selling Stockholders that they do not expect to confirm sales to accounts over which they exercise discretionary authority.

     The Underwriters, through the Representatives, have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such public
offering price less a concession not to exceed $          per share. The
selected dealers may reallow a concession to certain other dealers not to exceed
$          per share. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase at the public offering price less the underwriting discount as set forth on the cover page of this Prospectus, up to 525,000 additional shares of Common Stock. If the Underwriters exercise their option to purchase any of the additional shares of Common Stock, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by each of them as shown in the above table bears to the Underwriters' initial commitment. The Underwriters may exercise such option solely to cover over-allotments, if any, in connection with the sale of the Common Stock offered hereby. The Underwriters, should they exercise their over-allotment option, will exercise such option on a pro rata basis.

     In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Stockholders. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on The Nasdaq Small-Cap Market or otherwise and, if commenced, may be discontinued at any time.

     In connection with the Offering, certain Underwriters (and selling group members) may also engage in passive market making transactions in the Common Stock on The Nasdaq Small-Cap Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

     In connection with the Offering, the Company and stockholders of the
Company holding in the aggregate           shares of Common Stock upon
consummation of the Offering, including each of the Company's officers and directors, the Selling Stockholders and certain other stockholders, have agreed, subject to certain limited exceptions, that they will not directly or indirectly, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, offer of sale, contract of sale, grant of any option or other sale or disposition), of any shares of Common Stock or other capital stock or securities exchangeable or exercisable for, or convertible into, shares of Common Stock or other capital stock for a period of 180 days after the date of this Prospectus without the prior written consent of Equitable Securities Corporation.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments which the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. Certain legal matters related to the Offering will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Omega Health Systems, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, the financial statements of Primary Eyecare Network as of and for the years ended April 30, 1996 and 1997, and the combined financial statements of Faust-Gelvin Eye Center, P.C. and the Outpatient Surgery Center of Indiana, Inc. as of and for the years ended December 31, 1995 and 1996 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, upon payment of the prescribed fees, from the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Also, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the SEC's site on the World Wide Web, located at http://www.sec.gov. The Company's Common Stock is included for quotation on The Nasdaq Stock Market's

Small-Cap Market and such reports, proxy statements and other information concerning the Company should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus is part of a Registration Statement on Form S-1 filed and effective under the Securities Act with respect to the shares of Common Stock to be issued. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. and Regional Offices at the addresses set forth above. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract, agreement or document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement may be deemed qualified in its entirety by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
  OMEGA HEALTH SYSTEMS, INC.................................   F-2
Unaudited Pro Forma Consolidated Balance Sheet as of June
  30, 1997..................................................   F-3
Unaudited Pro Forma Consolidated Statement of Operations for
  the six months ended June 30, 1997........................   F-4
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended December 31, 1996..........................   F-5
OMEGA HEALTH SYSTEMS, INC.
Independent Auditors' Report................................   F-7
Consolidated Balance Sheets as of December 31, 1995 and
  1996, and June 30, 1997 (unaudited).......................   F-8
Consolidated Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996, and the six months ended
  June 30, 1996 and 1997 (unaudited)........................   F-9
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1994, 1995 and 1996, and the six
  months ended June 30, 1997 (unaudited)....................  F-10
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996, and the six months ended
  June 30, 1996 and 1997 (unaudited)........................  F-11
Notes to Consolidated Financial Statements..................  F-12
PRIMARY EYECARE NETWORK
Independent Auditors' Report................................  F-24
Balance Sheets as of April 30, 1996 and 1997................  F-25
Statements of Operations for the years ended April 30, 1996
  and 1997..................................................  F-26
Statements of Stockholders' Equity for the years ended April
  30, 1996 and 1997.........................................  F-27
Statements of Cash Flows for the years ended April 30, 1996
  and 1997..................................................  F-28
Notes to Financial Statements...............................  F-29
FAUST-GELVIN EYE CENTER, P.C. AND THE OUTPATIENT SURGERY
  CENTER OF INDIANA, INC.
Independent Auditors' Report................................  F-31
Combined Balance Sheets as of December 31, 1995 and 1996....  F-32
Combined Statements of Operations for the years ended
  December 31, 1995 and 1996................................  F-33
Combined Statements of Stockholders' Equity for the years
  ended December 31, 1995 and 1996..........................  F-34
Combined Statements of Cash Flows for the years ended
  December 31, 1995 and 1996................................  F-35
Notes to Combined Financial Statements......................  F-36

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                         OF OMEGA HEALTH SYSTEMS, INC.

     The following unaudited pro forma consolidated financial statements give effect to the following affiliation and acquisition transactions (collectively, the "Transactions"), on the dates indicated, of Omega Health Systems, Inc. as if each had occurred at the beginning of the applicable periods presented in the accompanying pro forma consolidated statements of operations and on June 30, 1997 for purposes of the accompanying pro forma consolidated balance sheet:

     - Paul E. Garland, M.D., P.A. and Capital Eye Surgery Center, Inc. ("Capital") on March 13, 1996

     - EyeCare and Surgery Center of North Texas, P.A., ECSC Retina, P.A., and SurgEyeCare, Inc. ("EyeCare") on September 10, 1996

     - Sarah Jablecki Hays M.D., P.C. and Refractive Surgery Center of Birmingham ("Hays") on March 1, 1997

     - Faust-Gelvin Eye Center P.C. and The Outpatient Surgery Center of Indiana, Inc. ("Faust") on May 1, 1997

     - Primary Eyecare Network ("PEN") on April 30, 1997

     - Dillman Eye Care Associates, Inc. and Dillman Eye Care Optical Department, Inc. ("Dillman") on August 29, 1997

     - Eye Surgeons and Consultants, Inc. and Golden Eye Surgeons and Consultants, Ltd. ("Golden") on September 30, 1997

     Additionally, the unaudited pro forma consolidated financial statements give effect to the use of the Offering proceeds as set forth under "Use of Proceeds" as if the Offering had also occurred at the beginning of each applicable period presented for purposes of the pro forma consolidated statements of operations and on June 30, 1997 for purposes of the pro forma consolidated balance sheet.

     The unaudited pro forma consolidated financial statements have been prepared by the Company based on the historical financial statements of the Company, Faust and PEN included elsewhere in this Prospectus, the historical financial statements of Capital, EyeCare, Hays, Dillman and Golden which are not included herein, as well as certain preliminary estimates and assumptions deemed appropriate by management of the Company. The pro forma consolidated financial statements may not be indicative of actual results as if the transactions had occurred on the dates indicated or which may be realized in the future.

                           OMEGA HEALTH SYSTEMS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997

                                                                   JUNE 30, 1997
                                           -------------------------------------------------------------
                                                                THE
                                              ACTUAL      TRANSACTIONS(1)   ADJUSTMENTS(2)    PRO FORMA
                                           ------------   ---------------   --------------   -----------
Cash.....................................  $  4,779,810     $       --       $ 12,641,653    $17,421,463
Accounts receivable, net of allowances...    10,875,707        175,000                 --     11,050,707
Prepaid expenses and other current
  assets.................................       920,323             --                 --        920,323
                                           ------------     ----------       ------------    -----------
          Total current assets...........    16,575,840        175,000         12,641,653     29,392,493
                                           ------------     ----------       ------------    -----------
Equipment, furniture and fixtures........    13,560,685        803,625                 --     14,364,310
Accumulated depreciation.................    (6,292,565)            --                 --     (6,292,565)
                                           ------------     ----------       ------------    -----------
          Net equipment, furniture and
            fixtures.....................     7,268,120        803,625                 --      8,071,745
                                           ------------     ----------       ------------    -----------
Management service agreements............    16,450,249      1,923,600                 --     18,373,849
Other assets.............................     1,728,234             --                 --      1,728,234
                                           ------------     ----------       ------------    -----------
          Total assets...................  $ 42,022,443     $2,902,225       $ 12,641,653    $57,566,321
                                           ============     ==========       ============    ===========
Accounts payable and accrued expenses....  $  7,018,741     $       --       $         --    $ 7,018,741
Eye care claims payable..................     2,204,319             --                 --      2,204,319
Current installments of long-term debt
  and capital lease obligations..........     1,028,945         66,710           (111,483)       984,172
                                           ------------     ----------       ------------    -----------
          Total current liabilities......    10,252,005         66,710           (111,483)    10,207,232
Long-term debt and capital lease
  obligations, excluding current
  installments...........................    12,448,455      1,955,990        (12,126,864)     2,277,581
                                           ------------     ----------       ------------    -----------
          Total liabilities..............    22,700,460      2,022,700        (12,238,347)    12,484,813
                                           ------------     ----------       ------------    -----------
Minority interest........................       111,551             --                 --        111,551
                                           ------------     ----------       ------------    -----------
Stockholders' equity:
  Preferred stock........................       184,012             --                 --        184,012
  Common stock...........................       448,873          9,382            180,000        638,255
  Additional paid-in capital.............    25,847,801        870,143         24,700,000     51,417,944
  Accumulated deficit....................    (7,270,254)            --                 --     (7,270,254)
                                           ------------     ----------       ------------    -----------
          Total stockholders' equity.....    19,210,432        879,525         24,880,000     44,969,957
                                           ------------     ----------       ------------    -----------
          Total liabilities and
            stockholders' equity.........  $ 42,022,443     $2,902,225       $ 12,641,653    $57,566,321
                                           ============     ==========       ============    ===========

---------------

(1) Reflects Dillman and Golden as if each had occurred at June 30, 1997.
(2) Reflects the receipt of the net Offering proceeds at an assumed Offering price of $9.00 per share (less 6% underwriting discount and estimated Offering expenses of $500,000) and the use of portions thereof to repay various debt obligations.

                           OMEGA HEALTH SYSTEMS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         SIX MONTHS ENDED JUNE 30, 1997
                                             -------------------------------------------------------
                                                               THE
                                             ACTUAL(1)   TRANSACTIONS(2)   ADJUSTMENTS     PRO FORMA
                                             ---------   ---------------   -----------     ---------
Revenues:
  Center net revenues......................   $16,743         2,522                --        19,265
  Managed care revenues....................     8,688            --                --         8,688
  Optometric practice service revenues.....     6,389        12,554                --        18,943
  Mobile surgical and other revenues.......       953           340                --         1,293
                                              -------        ------        ----------       -------
          Total revenues...................    32,773        15,416                --        48,189
Center operating expenses..................    13,790         3,513              (514)(3)    16,789
Eye care claims............................     6,780            --                --         6,780
Selling, general and administrative
  expenses.................................     3,464            --                --         3,464
Cost of sales..............................     6,574        12,012                --        18,586
Provision for doubtful accounts............       375            --                --           375
                                              -------        ------        ----------       -------
  Earnings from operations.................     1,790          (109)              514         2,195
Interest expense...........................       442            40              (334)(4)       148
Other, net.................................      (122)           --                --          (122)
Minority interest..........................       183            --                44(5)        227
                                              -------        ------        ----------       -------
          Net earnings.....................     1,287          (149)              804         1,942(6)
Preferred dividends........................       (17)           --                --           (17)
                                              -------        ------        ----------       -------
                                              $ 1,270          (149)              804         1,925
                                              =======        ======        ==========       =======
Pro forma net earnings per share...........                                                 $  0.18(6)
                                                                                            =======
Pro forma weighted average number of shares
  outstanding..............................                                10,761,495(7)
                                                                           ==========

---------------

(1) Reflects the Company's actual results of operations for the six months ended June 30, 1997.
(2) Reflects the Transactions as if they had been completed on January 1, 1997.
(3) Reflects the net effect of (i) reduced operating expenses that would have been duplicative or unnecessary under the Company's management, (ii) the elimination of physicians' compensation recognized in the historical financial statements of the practices with which the Company affiliated in the Transactions, (iii) the Company's obligation for physician compensation under related Management Agreements, (iv) six months' amortization of cost in excess of acquired net assets' fair value attributable to the Company's Management Agreements, and (v) additional depreciation expense for acquired equipment, furniture and fixtures.
(4) Reflects the net effect of (i) an increase in interest expense due to long-term debt related to the Transactions and (ii) reduction in interest expense due to the repayment of long-term debt from the proceeds of the Offering.
(5) Reflects the recognition of minority interest related to components of Faust as if it had been completed on January 1, 1997.
(6) No federal tax provision has been reflected due to assumed utilization of federal net operating loss carryforwards. If those carryforwards were not available, pro forma net earnings per share would have been $0.10 for the six months ended June 30, 1997. The Company expects to establish substantial deferred tax assets in the third quarter of 1997, principally related to net operating loss carryforwards. Such assets were fully reserved through related valuation allowances prior to fiscal 1997. No related deferred tax benefit is reflected in the accompanying unaudited pro forma consolidated statements of operations.
(7) Reflects the actual weighted average number of shares outstanding (exclusive of the Transactions) for the six months ended June 30, 1997 plus (i) 108,081 shares issued in conjunction with Hays, (ii) 169,000 shares issued in conjunction with Faust, (iii) 195,000 shares issued in conjunction with PEN,
    (iv) 66,667 shares issued in conjunction with Dillman, (v) 89,694 shares issued in conjunction with Golden, and (vi) shares outstanding as a result of the Offering.

                           OMEGA HEALTH SYSTEMS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31, 1996
                                         -----------------------------------------------------
                                                           THE
                                         ACTUAL(1)   TRANSACTIONS(2)   ADJUSTMENTS   PRO FORMA
                                         ---------   ---------------   -----------   ---------
Revenues:
  Center net revenues..................   $25,577        $11,226       $       --      $36,803
  Managed care revenues................    14,643             --               --       14,643
  Optometric practice service
     revenues..........................        --         35,745               --       35,745
  Mobile surgical and other revenues...     2,517            658               --        3,175
                                          -------        -------       ----------      -------
          Total revenues...............    42,737         47,629               --       90,366
Center operating expenses..............    21,676         12,509           (1,158)(3)   33,027
Eye care claims........................    11,932             --               --       11,932
Selling, general and administrative
  expenses.............................     5,593             --               --        5,593
Cost of sales..........................     1,416         34,114               --       35,530
Provision for doubtful accounts........       367             --               --          367
                                          -------        -------       ----------      -------
          Earnings from operations.....     1,753          1,006            1,158        3,917
Interest expense.......................       569            147             (432)(4)      284
Other, net.............................      (168)            10               --         (158)
Minority interest......................        49             --              183(5)       232
                                          -------        -------       ----------      -------
          Net earnings.................     1,303            849            1,407        3,559(6)
Preferred dividends....................    (1,474)            --               --       (1,474)
                                          -------        -------       ----------      -------
                                          $  (171)       $   849       $    1,407      $ 2,085
                                          =======        =======       ==========      =======
Pro forma net earnings per share.......                                                $     0.21(6)(7)
                                                                                        ======
Pro forma weighted average number of
  shares outstanding...................                                 9,743,614(8)
                                                                       ==========

---------------

(1) Reflects the Company's actual results of operations for the year ended December 31, 1996.
(2) Reflects the Transactions as if they had been completed on January 1, 1996.
(3) Reflects the net effect of (i) reduced operating expenses that would have been duplicative or unnecessary under the Company's management, (ii) the elimination of physicians' compensation recognized in the historical financial statements of the practices with which the Company affiliated in the Transactions, (iii) the Company's obligation for physician compensation under related management service agreements, (iv) full year's amortization of cost in excess of acquired net assets' fair value attributable to the Company's management service agreements, and (v) additional depreciation expense for acquired equipment, furniture and fixtures.
(4) Reflects the net effect of (i) an increase in interest expense due to long-term debt related to the Transactions and (ii) reduction in interest expense due to the repayment of long-term debt from the proceeds of the Offering.
(5) Reflects the recognition of minority interest related to components of Faust and Capital as if they had been completed on January 1, 1996.
(6) No federal tax provision has been reflected due to assumed utilization of federal net operating loss carryforwards. If those carryforwards were not available, pro forma net earnings per share would have been $0.07 for the year ended December 31, 1996 ($0.20 per share absent the impact of the Announcement described in Note 1(l) of the Notes to Consolidated financial statements). The Company expects to establish substantial deferred tax assets in the third quarter of 1997, principally related to net operating loss carryforwards. Such assets were fully reserved through related valuation allowances prior to fiscal 1997. No related deferred tax benefit is reflected in the accompanying unaudited pro forma consolidated statement of operations.

(7) See footnote (3) of Selected Consolidated Financial Data. Absent the impact of the Announcement, pro forma net earnings per share is $0.34 for the year ended December 31, 1996.
(8) Reflects the actual weighted average number of shares outstanding for the year ended December 31, 1996 plus (i) 108,081 shares issued in conjunction with Hays, (ii) 169,000 shares issued in conjunction with Faust, (iii) 195,000 shares issued in conjunction with PEN, (iv) 66,667 shares issued in conjunction with Dillman, (v) 89,694 shares issued in conjunction with Golden, and (vi) shares outstanding as a result of the Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Omega Health Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Omega Health Systems, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Health Systems, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
March 13, 1997, except for the third, fourth, fifth and sixth paragraphs of note 11, as to which the date is September 30, 1997

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1995 AND 1996, AND JUNE 30, 1997 (UNAUDITED)

                                                                    DECEMBER 31,
                                                              -------------------------    JUNE 30,
                                                                 1995          1996          1997
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets:
  Cash......................................................  $ 2,735,556   $ 2,943,617   $ 4,779,810
  Accounts receivable, net of allowance for contractual
    adjustments and doubtful accounts of $1,674,000 and
    $1,760,000 at December 31, 1995 and 1996, respectively,
    and $2,237,000 at June 30, 1997.........................    4,402,648     6,475,183    10,875,707
  Prepaid expenses and other current assets.................      268,964       534,661       920,323
                                                              -----------   -----------   -----------
         Total current assets...............................    7,407,168     9,953,461    16,575,840
                                                              -----------   -----------   -----------
Equipment, furniture and fixtures (notes 3 and 4):
  Owned.....................................................    7,211,780     9,254,482    10,884,404
  Held under capital lease..................................    1,542,439     2,542,029     2,626,281
                                                              -----------   -----------   -----------
                                                                8,754,219    11,796,511    13,510,685
  Less accumulated depreciation.............................   (5,145,756)   (5,965,932)   (6,242,565)
                                                              -----------   -----------   -----------
         Net equipment, furniture and fixtures..............    3,608,463     5,830,579     7,268,120
                                                              -----------   -----------   -----------
Management service agreements, net of accumulated
  amortization of $114,709 and $411,536 at December 31, 1995 and 1996, respectively, and $714,142 at June 30, 1997
  (note 2)..................................................      452,532    10,513,937    16,450,249
Other assets (note 5).......................................      272,232     1,141,580     1,728,234
                                                              -----------   -----------   -----------
                                                              $11,740,395   $27,439,557   $42,022,443
                                                              ===========   ===========   ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,884,968   $ 1,407,647   $ 5,587,209
  Accrued expenses..........................................    1,421,235     1,391,549            --
  Eye care claims payable...................................    1,319,635     1,176,068     1,431,532
  Current installments of obligations under capital leases
    and long-term debt (notes 3 and 4)......................    1,555,406     1,205,060     1,028,945
                                                              -----------   -----------   -----------
         Total current liabilities..........................    6,181,244     5,180,324    10,252,005
Obligations under capital leases, excluding current
  installments (note 3).....................................    1,136,413     1,367,718     1,158,934
Long-term debt, excluding current installments (note 4).....      461,491     5,837,456    11,289,521
                                                              -----------   -----------   -----------
         Total liabilities..................................    7,779,148    12,385,498    22,700,460
                                                              -----------   -----------   -----------
Minority interest in partnerships...........................           --        10,896       111,551
Stockholders' equity (notes 2 and 7):
Preferred stock; no par value, 1,000,000 shares authorized;
  issued 59 shares at December 31, 1996 and 24 shares at
  June 30, 1997.............................................           --       485,049       198,282
Common stock, par value of $0.06; authorized 25,000,000
  shares; issued 4,706,175 and 6,865,787 shares at December
  31, 1995 and 1996, respectively, and 7,481,248 shares at
  June 30, 1997.............................................      282,369       411,946       448,873
Additional paid-in capital..................................   12,047,891    22,685,778    25,833,531
Accumulated deficit.........................................   (8,369,013)   (8,539,610)   (7,270,254)
                                                              -----------   -----------   -----------
         Total stockholders' equity.........................    3,961,247    15,043,163    19,210,432
                                                              -----------   -----------   -----------
Commitments and contingencies (notes 3 and 9)
                                                              $11,740,395   $27,439,557   $42,022,443
                                                              ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996, AND
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                                SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                    JUNE 30
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Center net revenues.............  $17,598,777   $19,752,926   $25,576,743   $11,103,161   $16,742,896
Managed care revenues...........    8,060,841    10,546,467    14,642,992     6,920,540     8,688,147
Optometric practice services....           --            --            --            --     6,388,790
Mobile surgical and other.......    1,976,449     2,636,078     2,517,458     1,336,521       953,431
                                  -----------   -----------   -----------   -----------   -----------
          Total revenues........   27,636,067    32,935,471    42,737,193    19,360,222    32,773,264
Center operating expenses.......   15,992,923    17,814,960    21,675,900     9,646,255    13,789,704
Eye care claims.................    5,977,117     7,589,390    11,932,085     5,399,637     6,779,845
Selling, general, and
  administrative expenses.......    3,986,001     4,835,891     5,593,414     2,756,057     3,464,232
Cost of sales...................      904,795     1,487,879     1,415,800       778,432     6,573,787
Provision for doubtful
  accounts......................      505,421       444,810       367,037       178,308       376,014
                                  -----------   -----------   -----------   -----------   -----------
          Earnings from
            operations..........      269,810       762,541     1,752,957       601,533     1,789,682
Non-operating revenue (expense):
  Interest income...............  $    29,402   $    59,045   $    60,010   $     7,689   $    12,142
  Interest expense..............     (234,365)     (290,978)     (628,730)     (294,853)     (442,021)
  Loss on disposal of eye
     centers....................      (50,840)     (209,290)           --            --            --
  Other.........................       98,400       159,556       168,197       105,090       109,827
                                  -----------   -----------   -----------   -----------   -----------
          Earnings before
            minority interest...      112,407       480,874     1,352,434       419,459     1,469,630
Minority interest in income of
  partnerships..................           --            --       (49,308)           --      (183,126)
                                  -----------   -----------   -----------   -----------   -----------
          Net earnings..........      112,407       480,874     1,303,126       419,459     1,286,504
Preferred dividends, principally
  those imputed as described in
  note 1........................           --            --    (1,473,723)   (1,359,371)      (17,149)
                                  -----------   -----------   -----------   -----------   -----------
Earnings (loss) available to
  common shareholders...........  $   112,407   $   480,874   $  (170,597)  $  (939,912)  $ 1,269,355
                                  ===========   ===========   ===========   ===========   ===========
Earnings (loss) per common
  share.........................  $      0.02   $      0.10   $     (0.03)  $     (0.19)  $      0.17
                                  ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996,
                 AND SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                           ADDITIONAL                  UNAMORTIZED       TOTAL
                                   PREFERRED     COMMON      PAID-IN     ACCUMULATED    FINANCING    STOCKHOLDERS'
                                     STOCK       STOCK       CAPITAL       DEFICIT        COST          EQUITY
                                  -----------   --------   -----------   -----------   -----------   -------------
Balances at December 31, 1993...  $        --   $268,811   $11,305,830   $(8,962,294)   $(77,863)     $ 2,534,484
Issuance of 197,461 shares of
  common stock..................           --     11,848       664,122            --          --          675,970
Net earnings....................           --         --            --       112,407          --          112,407
Amortization of financing
  costs.........................           --         --            --            --      77,863           77,863
                                  -----------   --------   -----------   -----------    --------      -----------
Balances at December 31, 1994...           --    280,659    11,969,952    (8,849,887)         --        3,400,724
Issuance of 28,496 shares of
  common stock..................           --      1,710        77,939            --          --           79,649
Net earnings....................           --         --            --       480,874          --          480,874
                                  -----------   --------   -----------   -----------    --------      -----------
Balances at December 31, 1995...           --    282,369    12,047,891    (8,369,013)         --        3,961,247
Issuance of 729 shares of
  preferred stock...............    6,494,292         --            --            --          --        6,494,292
Issuance of 1,370,097 shares of
  common stock with conversion
  of 670 shares of preferred
  stock.........................   (6,009,243)    82,206     5,927,037            --          --               --
Issuance of 789,515 shares of
  common stock..................           --     47,371     3,237,127            --          --        3,284,498
In-kind dividends on preferred
  stock.........................           --         --       187,252      (187,252)         --               --
Imputed dividends on preferred
  stock.........................           --         --     1,286,471    (1,286,471)         --               --
Net earnings....................           --         --            --     1,303,126          --        1,303,126
                                  -----------   --------   -----------   -----------    --------      -----------
Balances at December 31, 1996...      485,049    411,946    22,685,778    (8,539,610)         --       15,043,163
Issuance of 67,632 shares of
  common stock with conversion
  of 35 shares of preferred
  stock.........................     (286,767)     4,058       282,709            --          --               --
Issuance of 547,829 shares of
  common stock..................           --     32,869     2,847,896            --          --        2,880,765
In-kind dividends on preferred
  stock.........................           --         --        17,148       (17,148)         --               --
Net earnings....................           --         --            --     1,286,504          --        1,286,504
                                  -----------   --------   -----------   -----------    --------      -----------
Balances at June 30, 1997
  (unaudited)...................  $   198,282   $448,873   $25,833,531   $(7,270,254)   $     --      $19,210,432
                                  ===========   ========   ===========   ===========    ========      ===========

          See accompanying notes to consolidated financial statements.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                 AND SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                                             SIX MONTHS
                                                                                                ENDED
                                                    YEAR ENDED DECEMBER 31,                   JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1994          1995          1996          1996          1997
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net earnings............................  $   112,407   $   480,874   $ 1,303,126   $   419,459   $ 1,286,504
  Adjustments to reconcile net earnings to
    net cash provided by (used in)
    operating activities:
    Depreciation and amortization.........    1,212,674     1,129,606     1,232,204       548,755       896,806
    Provision for doubtful accounts.......      505,421       444,810       367,037       178,308       376,014
    Minority interest in partnership......           --            --        49,308            --       183,126
    Loss on disposal of eye care
      centers.............................       50,840            --            --            --            --
    Decrease (increase), net of
      acquisition effects, in:
      Accounts receivable.................   (1,183,448)     (900,173)   (1,734,405)     (453,083)   (1,355,251)
      Other receivables...................      (38,259)     (197,356)      133,125            --            --
      Prepaid expenses and other current
         assets...........................      145,789         8,199      (683,631)     (401,685)     (908,629)
    Increase (decrease), net of
      acquisition effects, in:
      Accounts payable and accrued
         expenses.........................      157,014       582,308      (572,920)     (971,912)      815,282
      Eye care claims payable.............      462,534       322,236      (143,567)     (290,210)    1,028,251
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           operating activities...........    1,424,972     1,870,504       (49,723)     (970,368)    2,322,103
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures....................     (779,345)     (914,287)     (720,790)     (471,245)     (645,361)
  Acquisition of assets of physician
    practices (note 2)....................           --            --    (7,128,466)   (2,126,716)     (484,131)
  Investment in Clearvision, Inc..........           --            --      (500,000)           --            --
  Acquisition of Primary Care Network.....           --            --            --            --       518,462
  Other...................................      (14,445)      (85,525)      (81,180)           --            --
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................     (793,790)     (999,812)   (8,430,436)   (2,597,961)     (611,030)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Financing costs incurred................           --            --       (50,400)           --            --
  Principal payments on long-term debt....     (708,342)     (718,200)   (5,212,585)           --    (5,727,520)
  Principal payments on obligations under
    capital leases........................     (232,504)     (228,158)     (497,889)           --       335,909
  Proceeds from issuance of debt..........      627,619       572,440    10,986,705      (224,048)    6,006,396
  Proceeds from issuance of common
    stock.................................      740,136            --         6,499     6,546,237       201,001
  Proceeds from issuance of preferred
    stock.................................           --            --     6,494,292            --       (82,471)
  Distributions to minority interest......           --            --       (38,412)           --       (20,628)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities...........      426,909      (373,918)    8,688,220     6,322,189        40,870
                                            -----------   -----------   -----------   -----------   -----------
         Net increase in cash.............    1,058,091       496,774       208,061     2,753,860     1,836,193
Cash at beginning of period...............    1,180,691     2,238,782     2,735,556     2,735,556     2,943,617
                                            -----------   -----------   -----------   -----------   -----------
Cash at end of period.....................  $ 2,238,782   $ 2,735,556   $ 2,943,617   $ 5,489,416   $ 4,779,810
                                            ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) NATURE OF OPERATIONS

     The Company's significant operations involve the development of regional eye care delivery systems, which may include (1) developing and managing ophthalmological centers owned by the Company, (2) developing networks of ophthalmologists and optometrists, (3) enhancing and managing pre-existing practices of ophthalmologists, and (4) negotiating and administering managed care contracts.

(B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

(C) RESTRICTED CASH BALANCES

     Under certain managed care agreements, the Company is required to maintain cash reserves of approximately $1.3 million. However, such reserves are not limited as to use by the related agreements.

(D) EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture, and fixtures are stated at cost. Equipment, furniture and fixtures under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease.

     Depreciation on equipment, furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets ranging from five to ten years. Leasehold improvements are amortized on the straight-line method over the respective lease term.

(E) BUSINESS AND CREDIT CONCENTRATIONS

     Affiliated ophthalmologists provide health care services through the Company's eye care centers. Affiliated ophthalmologists grant credit to patients, substantially all of whom are residents local to each center. Affiliated ophthalmologists generally do not require collateral or other security in extending credit to patients; however, they routinely obtain assignment of (or are otherwise entitled to receive) patients' benefits payable under their health insurance programs, plans or policies (e.g. Medicare, Medicaid, Blue Cross and commercial insurance policies).

     The mix of receivables from patients and third-party payors as of December 31, 1995 and 1996 follows:

                                                              1995    1996
                                                              ----    ----
Medicare....................................................   50%     46%
Medicaid....................................................    9       8
Other third-party payors....................................   32      38
Patients....................................................    9       8
                                                              ---     ---
                                                              100%    100%
                                                              ===     ===

     Contracts with two managed care organizations comprised 72%, 69% and 61% of managed care revenues in the years ended December 31, 1994, 1995 and 1996, respectively. No other single managed care contract comprised more than 9% of such revenues during any of the respective years.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

(F) CENTER NET REVENUES

     Center net revenues are gross charges for patient services rendered recorded net of estimated third-party payor contractual adjustments. The physicians associated with the Company have agreements with governmental and other third-party payors that provide for payments at amounts different from their established rates. Contractual adjustments under third-party reimbursement programs represent the difference between the billings at established rates for services and amounts reimbursed by third-party payors. Services rendered under the Medicare program, the largest third-party payor, are reimbursed based upon a predetermined fee schedule for the procedures performed.

(G) MANAGED CARE REVENUES

     Managed care revenues consist principally of capitated amounts received from health maintenance organizations and other third-party payors for the provision of services by the eye care provider panels organized and managed by the Company, as well as certain administrative fees charged to panel providers and to payors. Under capitated agreements, the Company reimburses the members of its eye care provider panels for services rendered on a modified fee-for-service basis and generally retains the balance of capitation payments, subject to certain discretionary distributions to provider panel members. Under these agreements, the Company has the ability to adjust its fee schedule from time to time based on utilization experience. Under fee-for-service managed care contract, panel eye care providers submit claims to and are reimbursed directly from third-party payors.

(H) SUPPLY AND EQUIPMENT SALES

     Supply and equipment sales are comprised primarily of sales of ophthalmic supplies and equipment to hospitals, ambulatory surgical centers and eye care providers. The Company also operates a mobile surgical service which provides ophthalmic surgical equipment and supplies to surgical facilities, including hospitals and ambulatory surgery centers on a per-case basis. The costs related to these sales are included in cost of sales.

(I) MANAGEMENT AND OTHER REVENUES

     Management and other revenues are comprised primarily of fees earned for management of ophthalmologists' practices. The management fees are monthly charges fixed by contractual arrangements with the respective ophthalmologists. Receivables related to management fees are included in other receivables.

(J) MANAGEMENT SERVICE AGREEMENTS

     Assets related to management service agreements arise from business acquisitions made by the Company. The excess of cost of purchased assets over the fair value of net assets acquired (including other identifiable intangible assets) is allocated to management service agreements and amortized straight-line over terms ranging from ten to forty years, generally the term of the related management agreement. The recoverability of such assets is reevaluated when warranted by business events and circumstances. The Company believes that no impairment of such assets has occurred and that no revisions of estimated useful lives are currently necessary.

(K) INCOME TAXES

     The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

(L) EARNINGS (LOSS) PER SHARE

     The earnings (loss) per common share for 1994, 1995 and 1996 were computed by dividing earnings, after giving effect to in-kind and imputed preferred dividends, by the weighted average number of shares of common stock and common stock equivalents outstanding during the year (4,590,991, 4,804,858 and 5,598,926 shares, respectively).

     On March 28, 1997, a formal announcement (the "Announcement") from the staff of the United States Securities and Exchange Commission was made available which impacted the Company's calculation of earnings per share with respect to the May 1996 issuance of convertible preferred stock described in note 7. This Announcement generally required that the Company impute and recognize a preferred dividend for the difference between the conversion price to preferred shareholders at issuance and the value of the related common stock solely as measured in the public market at that date.

     The Company has followed the guidance in the Announcement in the calculation of earnings (loss) per share in the accompanying consolidated financial statements. Absent the impact of the Announcement, the Company would have reported earnings per share for 1996 of $0.20.

(M) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. In particular, the liability for eye care claims payable is necessarily based on such estimates and, accordingly, amounts ultimately paid will be more or less than such estimates.

(N) FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments (as defined). The Company's financial instruments principally consist of cash, net receivables, accounts payable and various debt instruments. Due to their short-term nature, the fair values of net receivables and accounts payable approximate their carrying value. The fair value of the various debt instruments has been estimated using interest rates currently offered to the Company for borrowings having similar character, collateral and duration. The fair value of such instruments approximates the Company's carrying amounts.

(O) ACCOUNTING CHANGES

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Implementation of this statement did not have a material impact on the Company's consolidated financial statements.

     Also effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternately, SFAS 123 allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

SFAS 123 has been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

     The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings per Share," SFAS No. 129, "Disclosure of Information about Capital Structure," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock. SFAS 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS 131 establishes standards for the way that entities report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. Management believes that the Company's adoption of these standards, when effective, will not have a significant impact on the Company's consolidated financial statements.

(P) RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the 1996 presentation.

(Q) UNAUDITED FINANCIAL INFORMATION

     The unaudited condensed consolidated financial statements have been prepared in accordance with the accounting policies in effect as of December 31, 1996, as set forth in the annual consolidated financial statements of Omega Health Systems, Inc. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the six month period ended June 30, 1997, are not necessarily indicative of the results to be expected for the full year.

(2) MERGERS, ACQUISITIONS AND DIVESTITURES

     In March 1994, the Company acquired all of the outstanding stock of The Eye Health Network, Inc., a Denver based eye health and vision care provider organization. The Company issued 787,500 shares of its common stock to the former shareholders of The Eye Health Network to effect the acquisition, which has been accounted for as a pooling-of-interests. All previously reported financial information has been restated to give effect to the pooling.

     Details of revenue and earnings of the Company and The Eye Health Network for the three months prior to consummation of the combination included in the 1994 combined net earnings are presented below.

                                                               TOTAL            NET
                                                              REVENUES    EARNINGS (LOSS)
                                                             ----------   ---------------
Omega Health Systems, Inc..................................  $4,486,357      $(107,082)
The Eye Health Network, Inc................................   1,675,200        129,759
                                                             ----------      ---------
Combined...................................................  $6,161,557      $  22,677
                                                             ==========      =========

     In January 1996, the Company completed the acquisition of the stock of Warren R. Berrie, M.D., P.C., of Nashville, Tennessee. This acquisition included substantially all of the assets of the medical practice of Warren R. Berrie, M.D. Simultaneously with the acquisition, the Company entered into a five year management agreement with Dr. Berrie. The total consideration for the acquisition of the assets of the Berrie practice was $650,000, of which $50,000 was paid in cash, with the balance in the form of a five year subordinated note. The note is due in monthly installments, bears interest at 7% and is convertible into common stock at a conversion price of $5.89 per share.

     In March 1996, the Company completed the acquisition of the assets of the ophthalmology practice of Paul R. Garland, M.D., of Tallahassee, Florida. In addition, the Company acquired all of the capital stock of the surgery center associated with Dr. Garland's practice, Capital Eye Surgery Center, Inc. Simultaneously

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES with the acquisition, the Company entered into a twenty-five year management agreement with Dr. Garland's professional corporation. The total consideration for the Garland transactions was $3.4 million, of which $2 million was paid in cash, with the balance in the form of a five year subordinated note. The note is due in monthly installments, bears interest at 7% and is convertible into Omega common stock at a conversion price of $6.50 per share. In connection with the Garland acquisition, the Company obtained bridge financing in the form of a 12% $2.5 million subordinated note. The financing was obtained from an affiliate of the Company's chairman of the board. The note was repaid in June 1996 with the proceeds of the sale of preferred stock.

     In September 1996, the Company completed the acquisition of substantially all of the net assets of EyeCare and SurgeryCenter of North Texas, P.A. and ECSC Retina, P.A., two Dallas, Texas professional associations which practice ophthalmology, in exchange for 771,429 shares of the common stock. A subsidiary of the Company manages the practices pursuant to long-term management agreements.

     Also in September 1996, a subsidiary of the Company and SurgEyeCare, Inc. entered into a partnership agreement to form SurgEyeCare General Partnership (the "Partnership"). Under the terms of the partnership agreement, the Company contributed $4,550,000 cash to the Partnership and SurgEyeCare, Inc. contributed assets with an agreed value of $6,100,000. After the initial capital contributions, the Partnership distributed $4,476,438 in cash to SurgEyeCare, Inc. After these transactions, the Company owns a 75% interest in the Partnership and SurgEyeCare, Inc. owns a 25% interest. Under the terms of the partnership agreement, the subsidiary of the Company is designated as managing partner. The Company financed the contribution to the Partnership, in part, with the proceeds of a $3,280,000 acquisition term loan from a commercial bank. The loan bears interest at the bank's prime rate plus 50 basis points and is due in 48 monthly installments of principal and interest. This loan was refinanced in February 1997.

     The following sets forth certain pro forma financial information for the twelve months ended December 31, 1995 and 1996 as if the Tallahassee and Dallas transactions, which were accounted for as purchases, had been completed as of January 1, 1995:

                                                                 1995          1996
                                                              -----------   -----------
Revenues....................................................  $30,651,000   $46,653,440
Net earnings................................................    1,094,000     1,776,670
Net earnings per common share...............................          .20           .29
Weighted average common shares..............................    5,465,781     6,114,621

(3)  LEASES

     The Company and its wholly owned subsidiaries are obligated under capital leases for equipment and furniture and fixtures that expire within the next five years. The Company and its wholly owned subsidiaries also have several noncancellable operating leases for equipment and office space that expire within the next ten years.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     Future minimum lease payments under noncancellable operating leases and the present value of future minimum capital lease payments as of December 31, 1996 are:

                                                               CAPITAL     OPERATING
                                                                LEASES       LEASES
                                                              ----------   ----------
Years ending December 31:
  1997......................................................  $  847,699   $1,446,523
  1998......................................................     643,981    1,099,197
  1999......................................................     443,422      933,032
  2000......................................................     454,127      675,852
  2001......................................................      77,512      338,691
  2002 and thereafter.......................................          --      569,526
                                                              ----------   ----------
                                                               2,466,741   $5,062,791
                                                                           ==========
Less amount representing interest at an average rate of
  11%.......................................................  $  456,559
                                                              ----------
                                                               2,010,182
Less current installments of obligations under capital
  leases....................................................     642,464
                                                              ----------
Obligations under capital leases, excluding current
  installments..............................................  $1,367,718
                                                              ==========

     Total rental expense under operating leases for the years ended December 31, 1994, 1995 and 1996 was approximately $1,226,000, $1,418,000 and $1,811,000, respectively.

(4)  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 consists of the following:

                                                                 1995         1996
                                                              ----------   ----------
Note payable for physician practice payable in monthly
  installments of $81,417 including interest at prime plus
  1% through September 2000, secured by assets of several
  centers, repaid in February 1997..........................  $       --   $3,099,902
Subordinated note payable for physician practice payable in
  monthly installments of $27,504 including interest at 7%
  through February 2001, and convertible into common stock
  at $6.50 per share........................................          --    1,187,881
Note payable under revolving credit agreement, bearing
  interest at prime plus 1%, interest due monthly, principal due August 1997, secured by accounts receivable at several centers. No unused amount is available under the agreement
  at December 31, 1996, repaid in February 1997.............     650,000      750,000
Subordinated note payable for physician practice, payable in monthly installments of $11,881 including interest at 7%
  through January 2001, convertible into common stock at
  $5.89 per share...........................................          --      505,076
Borrowings under revolving line of credit, with interest at
  prime plus 3%, secured by receivables at two centers,
  repaid in February 1997...................................          --      218,345
Non-interest bearing note payable for physician practice,
  payable in monthly installments of $16,500 through
  December 1997, secured by assets of the St. Louis center,
  repaid in February 1997...................................     306,704      205,500
Unsecured note payable for physician practice, due in
  monthly installments of $8,670 including interest at 15%,
  payable through May 1997, repaid in February 1997.........     132,099       41,775

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                                                                 1995         1996
                                                              ----------   ----------
Unsecured note payable, interest at 10% payable annually and
  principal due January 1996................................  $   10,000   $       --
Various notes payable, with interest rates varying from 6%
  to 9.95%, due in monthly installments including interest,
  through June 2004, secured by equipment with a total
  depreciated cost of $385,699..............................     437,329      332,221
Other.......................................................      89,790       59,352
                                                              ----------   ----------
          Total long-term debt..............................   1,625,922    6,400,052
Less current installments...................................   1,164,431      562,596
                                                              ----------   ----------
          Long-term debt, excluding current installments....  $  461,491   $5,837,456
                                                              ==========   ==========

     At December 31, 1996, the Company classified $1,965,531 of borrowing due within one year as long-term debt. The Company refinanced these amounts on a long-term basis through its revolving credit agreement on February 25, 1997 as described in note 10.

     Maturities of long-term debt subsequent to December 31, 1996 are as follows: 1997, $562,596; 1998, $483,867; 1999, $1,272,260; 2000, $1,342,277; and
2001, $2,739,052.

(5)  OTHER ASSETS

     In December 1996, the Company acquired $500,000 face amount of convertible preferred stock of Clearvision Laser Centers, Inc. ("Clearvision"). The preferred stock is convertible into common stock of Clearvision using a formula based on actual sales of Clearvision common stock during the six month period ending June 30, 1997. In exchange for the preferred stock, the Company paid $250,000 in cash and contributed certain marketing and educational materials with an agreed value of $250,000. In addition, Omega received warrants to purchase an additional $250,000 in Clearvision common stock at a price based on the same formula. The preferred stock is convertible at any time after June 30, 1997. The warrant is exercisable for a one year period ending June 30, 1998. Upon conversion of the preferred stock, the Company's investment is expected to represent less than 5% of Clearvision's outstanding common stock and would therefore be accounted for using the cost method.

(6)  INCOME TAXES

     No provision for current and deferred Federal and State income taxes was required for the years ended December 31, 1994, 1995 and 1996. Income tax expense differs from the amount computed by applying a Federal income tax rate of 34% to net earnings due to the following:

                                                        1994        1995        1996
                                                      ---------   ---------   ---------
Tax expense at statutory rate.......................  $  38,000   $ 164,000   $ 443,000
Increase (reduction) in taxes resulting from:
  Non-deductible expenses...........................     65,000      44,000      33,000
  Change in the valuation allowance for deferred
     assets.........................................   (103,000)   (208,000)   (476,000)
                                                      ---------   ---------   ---------
          Total.....................................  $      --   $      --   $      --
                                                      =========   =========   =========

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                     1994          1995          1996
                                                  -----------   -----------   -----------
Deferred tax assets:
  Equipment, furniture and fixtures, principally
     due to differences in depreciation.........  $   309,000   $   172,000   $   266,000
  Intangible assets, principally recognition of
     amortization...............................      238,000       153,000       291,000
  Receivables, principally due to allowance for
     doubtful accounts..........................      254,000       141,000       171,000
Accrued expense.................................       73,000        69,000        30,000
                                                  -----------   -----------   -----------
Net operating loss carryforwards................    3,409,000     3,541,000     2,842,000
          Total gross deferred tax assets.......    4,283,000     4,076,000     3,600,000
Valuation allowance.............................   (4,283,000)   (4,076,000)   (3,600,000)
                                                  -----------   -----------   -----------
          Net deferred tax assets...............  $        --   $        --   $        --
                                                  ===========   ===========   ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on expectations for future taxable income over the periods in which the deferred tax assets are deductible, management believes the Company has established a reasonable valuation allowance. As of December 31, 1996, the Company had available net operating loss carryforwards, subject to Internal Revenue Code Section 382 limitations, of approximately $8,000,000 expiring from the year 2000 to 2007.

(7)  STOCKHOLDERS' EQUITY

     The Company accounts for stock options in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations (APB 25). As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     The Company maintained the 1985 Stock Option Plan (the "1985 Plan") which was made available to selected employees, including officers of the Company, directors, key advisors and selected physicians practicing at Company facilities. The 1985 Plan allowed options to be granted for up to 450,000 shares. The following table summarizes information about options under the 1985
Plan:

                                                              NUMBER      WEIGHTED AVERAGE
                                                             OF SHARES     EXERCISE PRICE
                                                             ---------   -------------------
Balance at December 31, 1993...............................   314,335           $3.27
  Granted..................................................   145,500            4.02
  Exercised................................................     4,167            3.00
  Forfeited................................................     3,332            3.00
  Expired..................................................    22,500            3.11
                                                              -------          ------
Balance at December 31, 1994...............................   429,836            3.54
  Granted..................................................        --              --
  Exercised................................................    20,460            2.78
  Forfeited................................................    20,000            3.00
  Expired..................................................        --              --
                                                              -------          ------
Balance at December 31, 1995...............................   389,376            3.60
  Granted..................................................        --              --
  Exercised................................................     4,999            3.00
  Forfeited................................................    26,000            3.67
  Expired..................................................     2,376            4.80
                                                              -------          ------
Balance at December 31, 1996...............................   356,001           $3.60
                                                              =======          ======

     At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options under the 1985 Plan was $3.00-$6.50 and 2.67 years, respectively. At December 31, 1995 and 1996, the number of options exercisable was 26,710 and 111,167, respectively, and the weighted average exercise price of those options was $5.14 and $3.56, respectively.

     In 1995 the Company adopted its 1995 Stock Option Plan (the "1995 Plan") which was made available to selected employees, including officers of the Company, directors, key advisors and selected physicians practicing at Company facilities. The 1995 Plan allows options to be granted for up to 300,000 shares. The following table summarizes information about options under the 1995 Plan:

                                                              NUMBER      WEIGHTED AVERAGE
                                                             OF SHARES     EXERCISE PRICE
                                                             ---------   -------------------
Balance at December 31, 1994...............................        --           $  --
  Granted..................................................     2,500            5.00
  Exercised................................................        --              --
  Forfeited................................................        --              --
  Expired..................................................        --              --
                                                              -------          ------
Balance at December 31, 1995...............................     2,500            5.00
  Granted..................................................   125,000            5.73
  Exercised................................................        --              --
  Forfeited................................................        --              --
  Expired..................................................        --              --
                                                              -------          ------
Balance at December 31, 1996...............................   127,500           $5.72
                                                              =======          ======

     At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options under the 1995 Plan was $5.00-$5.75 and 5.47 years, respectively. At December 31, 1995 and 1996 no options were exercisable.

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     The per share weighted-average fair value of stock options granted during 1995 and 1996 was $3.83 and $4.63 on the date of grant using the Black Sholes option-pricing model with the following weighted-average assumptions: 1995 and 1996 -- expected dividend yield of 0%, risk-free interest rate of 6%, and an expected life of 6 years.

     Since the Company applies APB 25 in accounting for its plans, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net earnings and earnings per share would have been reduced by approximately $1,000 or $0.00 per share in 1995 and approximately $53,000 or $0.01 per share in 1996.

     Pro forma net earnings reflect only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net earnings amounts presented above because compensation costs are reflected over the option's vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

     In November and December 1989, in connection with refinancing debt obligations of the Company, the Company agreed to issue shares of common stock to certain shareholders in return for loans and loan guarantees made by such shareholders to the Company. The primary debt obligation resulting from this refinancing was a $450,000 loan from a bank, with five shareholders as direct obligors thereunder. Such shareholders received approximately 120,000 shares of common stock for their participation in the refinancing. The shares of common stock were recorded at their estimated fair market value of approximately $3.00 per share with the offsetting amount, considered to be unamortized financing costs, as a deduction from stockholders' equity. The unamortized financing cost was amortized using a method that approximated the interest method over the contractual term of the above loan, which matured in December 1994.

     In January 1990, the Company entered into a stock bonus arrangement with one of its officers, whereby that officer was issued 1,667 shares of common stock on each January 1 from 1991 through 1995, provided that he was an employee of the Company each of those dates.

     The Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan") provides for the implementation of stock purchases by employees of shares of common stock either on the open market or from such available authorized but unissued shares. The Company has reserved 50,000 shares for issuance under the Purchase Plan. Each eligible employee is granted on the grant date of each Purchase Plan year options to purchase 1,250 shares of the Company's common stock during that Purchase Plan year. The issue price of the common stock is equal to the lesser of (1) 85% of the market price on the exercise date of that Purchase Plan year or (2) 85% of the market price on the grant date of that Purchase Plan year. As of December 31, 1996, 27,119 shares have been purchased by the Purchase Plan; and 12,494 shares were issued in 1997 for contributions made through December 31, 1996.

     In December 1994, the Company issued 172,643 shares of its common stock to a group of ophthalmologists for $725,100. In addition, the Company also issued to such group warrants to purchase 145,020 shares of the Company's common stock at $7 per share and warrants to purchase an additional 159,523 shares of the Company's common stock at $5 per share. The warrants expire December 29, 1997.

     In May 1996, the Company completed the sale of $7,290,000 in convertible preferred stock to qualified foreign investors pursuant to Regulation S. Subject to certain limitations, the preferred stock is convertible into common stock at an exercise price equal to the lesser of $5.75 or 85% of the average bid price of the common stock at the time of conversion. The preferred stock automatically converts at the end of three years if not already converted. In addition, the investors received warrants to purchase approximately 634,000 additional shares at an exercise price of $5.75. The net proceeds were approximately $6.49 million and were used to repay the bridge financing incurred in the Tallahassee practice affiliation, to finance a portion of the

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES cost of the Dallas practice affiliation and for working capital. Of the 729 shares of preferred stock issued, 670 shares had been converted into 1,370,097 shares of common stock at December 31, 1996.

     In September 1996, the Company completed the acquisition of substantially all of the net assets of EyeCare and SurgeryCenter of North Texas, P.A. and ECSC Retina, P.A., two Dallas, Texas, professional associations which practice ophthalmology in exchange for 771,429 shares of common stock.

(8)  BENEFIT PLAN

     In 1996, the Company established a 401(k) Profit Sharing Plan (the "Plan") which allows qualifying employees electing participation to defer a portion of their income on a pretax basis through contributions to the Plan. The Plan permits discretionary contributions to be made by the Company, as determined by the Company's Board of Directors. No contributions to the Plan were made by the Company during 1996.

(9)  CONTINGENCIES

     The Company maintains professional liability coverage on a claims-made basis for its centers, employees, and independent contractors, including center directors, with minimum requirements of $3,000,000 per occurrence and $3,000,000 annually. The Company also maintains general liability coverage. Additionally, the ophthalmologists affiliated with the Company maintain professional liability coverage. Providing support associated with health care services may give rise to claims from patients or others for damages. The Company has been named in certain professional liability claims. The Company believes that the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations. To the extent that any claims-made coverage is not renewed or replaced with equivalent insurance, claims based on occurrences during the term of such coverage, but reported subsequently, would be uninsured. Management anticipates that the claims-made coverage currently in place will be renewed or replaced with equivalent insurance as the term of such coverage expires.

(10)  SUPPLEMENTAL CASH FLOW INFORMATION

     Capital lease obligations of approximately $76,000, $1,275,000 and $981,000 were incurred in 1994, 1995, and 1996, respectively. See note 3.

     Common stock was issued for other than cash consideration during 1994, 1995 and 1996. See notes 2 and 6.

     Interest paid totaled $238,141, $301,573 and $673,727 in 1994, 1995 and
1996, respectively.

(11)  SUBSEQUENT EVENTS

     In February 1997, the Company entered into a $15,000,000 revolving credit agreement (the "Credit Agreement") with NationsCredit Commercial Corporation, an affiliate of NationsBank Corporation. Borrowings under the Credit Agreement will be used to finance acquisitions, repay existing indebtedness and provide working capital. The Credit Agreement has a six-year term and is fully revolving for the first two years.

     In March 1997 the Company completed the acquisition of the assets of the ophthalmology practice of Sarah J. Hays, M.D. of Birmingham, Alabama. Simultaneously with the acquisition, the Company entered into a long-term management agreement with Dr. Hays' professional corporation. The assets were acquired in exchange for 108,081 shares of the Company's common stock and $859,500 in cash. The cash portion of the transaction was financed under the Company's Credit Agreement.

     In May 1997, the Company completed the acquisition of the assets of the ophthalmology practice of Joseph F. Faust, M.D. of Marion, IN and a 50% interest in the ambulatory surgery center associated with such practice. Simultaneously with the acquisitions, the Company entered into long-term management agreements

                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES to manage both the practice and the surgery center. The assets were acquired in exchange for 169,000 shares of the Company's common stock and $1.7 million in cash. The cash portion of the transaction was financed under the Company's Credit Agreement.

     In May 1997, the Company completed a merger with Primary Eyecare Network, based in San Ramon, California. Primary Eyecare Network provides products and services to independent optometrists, including management, purchasing, education, training, and publications. In connection with the merger, the Company issued 195,000 shares of its common stock to the shareholders of Primary Eyecare Network and paid $1.9 million in cash. The cash portion of the transaction was financed under the Company's Credit Agreement.

     In August 1997, the Company completed the acquisition of substantially all of the net assets of Dillman Eye Care Associates, an ophthalmology practice, and Dillman Eye Care Optical Department, Inc. in exchange for 66,667 shares of common stock and $725,000 in cash. Simultaneously with the acquisitions, the Company entered into a long-term management agreement to manage the practices. The cash portion of the transaction was financed under the Credit Agreement.

     In September 1997, the Company completed the acquisition of substantially all of the net assets of Eye Surgeons and Consultants and Golden Eye Surgeons, two affiliated ophthalmology practices, in exchange for 89,694 shares of common stock and $672,700 in cash. Simultaneously with the acquisitions, the Company entered into a long-term management agreement to manage the practices. The cash portion of the transaction was financed under the Credit Agreement.

(12)  SUPPLEMENTARY INFORMATION

     The following sets forth supplementary information regarding the allowances for contractual adjustments and doubtful accounts:

                BALANCE AT    ADDITIONS                   CHANGE IN    BALANCE AT
 YEAR ENDED    BEGINNING OF   CHARGED TO                 CONTRACTUAL     END OF
DECEMBER 31,       YEAR        EXPENSE     CHARGE-OFFS   ADJUSTMENTS      YEAR
------------   ------------   ----------   -----------   -----------   ----------
    1994        $1,615,182     $505,421     $573,672      $  49,493    $1,596,423
    1995         1,596,423      444,810      498,296        131,063     1,674,000
    1996         1,674,000      367,037      135,302       (145,735)    1,760,000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Primary Eyecare Network:

     We have audited the accompanying balance sheets of Primary Eyecare Network as of April 30, 1996 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primary Eyecare Network as of April 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
July 11, 1997

                            PRIMARY EYECARE NETWORK

                                 BALANCE SHEETS
                            APRIL 30, 1996 AND 1997

                                                                 1996         1997
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash......................................................  $  101,354   $  506,978
  Certificates of deposit...................................     347,000       50,000
  Accounts receivable from members, less allowance for
     doubtful accounts of $159,000 at April 30, 1996 and
     $140,000 at April 30, 1997 (note 5)....................   3,040,454    3,374,697
  Prepaid expenses..........................................      23,349        4,557
                                                              ----------   ----------
          Total current assets..............................   3,512,157    3,936,232
Equipment, net of accumulated depreciation of $59,000 at
  April 30, 1996 and $83,000 at April 30, 1997..............      58,904       43,176
                                                              ----------   ----------
                                                              $3,571,061   $3,979,408
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Note payable to stockholder (note 2)......................  $   50,000   $       --
  Accounts payable to vendors...............................   2,774,637    3,165,154
  Accrued payroll costs.....................................      37,538       66,705
  Member rebates............................................      87,834       95,340
  Income taxes payable......................................          --       53,396
                                                              ----------   ----------
          Total current liabilities.........................   2,950,009    3,380,595
                                                              ----------   ----------
Stockholder's equity:
  Common stock, $1 par value. Authorized 1,000,000 shares;
     issued and outstanding 1,000 shares....................       1,000        1,000
  Retained earnings.........................................     620,052      597,813
                                                              ----------   ----------
          Total stockholder's equity........................     621,052      598,813
                                                              ----------   ----------
Commitments (notes 3 and 6)
                                                              $3,571,061   $3,979,408
                                                              ==========   ==========

                See accompanying notes to financial statements.

                            PRIMARY EYECARE NETWORK

                            STATEMENTS OF OPERATIONS
                      YEARS ENDED APRIL 30, 1996 AND 1997

                                                                 1996          1997
                                                              -----------   -----------
Net sales...................................................  $34,778,730   $36,385,361
Cost of sales...............................................   32,970,750    34,393,995
                                                              -----------   -----------
          Gross profit......................................    1,807,980     1,991,366
                                                              -----------   -----------
Expenses:
  Salaries, wages and benefits..............................    1,146,449     1,270,621
  Administrative and general................................      539,662       653,089
  Depreciation..............................................       24,949        24,257
  Provision for (recoveries of) doubtful accounts, net......       38,549       (18,545)
  Interest..................................................        7,308         3,300
  Other.....................................................        5,177        14,883
                                                              -----------   -----------
          Total expenses....................................    1,762,094     1,947,605
                                                              -----------   -----------
          Income before income taxes........................       45,886        43,761
Income taxes (note 4).......................................       13,000        66,000
                                                              -----------   -----------
     Net income (loss)......................................  $    32,886   $   (22,239)
                                                              ===========   ===========

                See accompanying notes to financial statements.

                            PRIMARY EYECARE NETWORK

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                      YEARS ENDED APRIL 30, 1996 AND 1997

                                                                                      TOTAL
                                                              COMMON   RETAINED   STOCKHOLDER'S
                                                              STOCK    EARNINGS      EQUITY
                                                              ------   --------   -------------
Balances at April 30, 1995..................................  $1,000   $587,166     $588,166
Net income..................................................     --      32,886       32,886
                                                              ------   --------     --------
Balances at April 30, 1996..................................  1,000     620,052      621,052
Net loss....................................................     --     (22,239)     (22,239)
                                                              ------   --------     --------
Balances at April 30, 1997..................................  $1,000   $597,813     $598,813
                                                              ======   ========     ========

                See accompanying notes to financial statements.

                            PRIMARY EYECARE NETWORK

                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED APRIL 30, 1996 AND 1997

                                                                1996        1997
                                                              ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  32,886   $ (22,239)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................     24,949      24,257
     Changes in operating assets and liabilities:
       Trade accounts receivable, net.......................   (604,889)   (334,243)
       Accounts payable and accrued expenses................    472,306     490,484
       Other current assets.................................    (11,588)      8,894
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................    (86,336)    167,153
                                                              ---------   ---------
Cash flows from investing activities:
  Maturities (purchases) of certificates of deposit.........    (99,000)    297,000
  Capital expenditures......................................    (33,708)     (8,529)
                                                              ---------   ---------
          Net cash provided by (used in) investing
            activities......................................   (132,708)    288,471
                                                              ---------   ---------
Cash flows from financing activities:
  Payment of note payable to stockholder....................    (30,000)    (50,000)
                                                              ---------   ---------
          Net cash used in financing activities.............    (30,000)    (50,000)
                                                              ---------   ---------
Net increase (decrease) in cash.............................   (249,044)    405,624
Cash at beginning of year...................................    350,398     101,354
                                                              ---------   ---------
Cash at end of year.........................................  $ 101,354   $ 506,978
                                                              =========   =========
Supplemental cash flow information:
  Income taxes paid.........................................  $  20,979   $     884
                                                              =========   =========
  Interest paid.............................................  $   7,308   $   3,245
                                                              =========   =========

                See accompanying notes to financial statements.

                            PRIMARY EYECARE NETWORK

                         NOTES TO FINANCIAL STATEMENTS
                            APRIL 30, 1996 AND 1997

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     Primary Eyecare Network (the Company) is a purchasing cooperative that supports the optometry profession through its education, training, publication and vendor programs. The Company primarily serves its members by creating favorable purchasing arrangements between members and approved vendors. The Company's negotiated arrangements with its vendors require the Company to act as an intermediary between its members and related vendors. Consistent with such arrangements, the Company records the gross amounts due from members for purchases with a corresponding accrual for accounts payable to related vendors.

     The significant accounting policies used by the Company in preparing and presenting its financial statements follow:

  (a) Equipment

     Equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the double declining balance method over the estimated useful lives of the assets.

  (b) Income Taxes

     Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities, when consequential, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Estimates

     Management of the Company has made a number of estimates and assumptions in the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  RELATED PARTY TRANSACTIONS

     The Company subleases office space to PEN Resources, Inc., a corporation owned by the stockholder of the Company. Rental income from this lease for the years ended April 30, 1996 and 1997 was approximately $19,000 and $8,000, respectively.

     Note payable to stockholder consists of a variable rate demand note payable which was repaid during fiscal 1997.

(3)  LEASES

     The Company has a noncancelable operating lease for office space expiring on June 30, 1998. Rental expense was approximately $24,000 and $30,000 for the years ended April 30, 1996 and 1997, respectively.

     Future minimum lease payments under the noncancelable operating lease as of April 30, 1997 follow:

YEAR ENDING APRIL 30,
---------------------
1998........................................................  $30,720
1999........................................................    5,120
                                                              -------
          Total minimum lease payments......................  $35,840
                                                              =======

                            PRIMARY EYECARE NETWORK

(4)  INCOME TAXES

     Actual tax expense for the years ended April 30, 1996 and 1997 differs from the "expected" tax expense (computed by applying the U. S. federal corporate tax rate of 34% to income before income taxes) as follows:

                                                               1996      1997
                                                              -------   -------
  Computed "expected" tax expense...........................  $15,601   $14,879
  State income taxes (net of federal income tax benefit)....    3,300    11,220
  Graduated rate structure..................................   (8,718)  (14,250)
  Provision in excess of that currently required............       --    47,612
  Other.....................................................    2,817     6,539
                                                              -------   -------
          Actual income tax expense.........................  $13,000   $66,000
                                                              =======   =======

     Components of income tax expense, which are all current, follow:

  Federal...................................................  $ 8,000    49,000
  State.....................................................    5,000    17,000
                                                              -------   -------
                                                              $13,000   $66,000
                                                              =======   =======

     There were no material temporary differences giving rise to deferred tax assets or liabilities at either April 30, 1996 or 1997.

(5)  BUSINESS AND CREDIT CONCENTRATIONS

     Most of the Company's members are located in the states of California and Nevada. No single member accounted for more than five percent of the Company's net sales during the years ended April 30, 1996 or 1997, and no account receivable from any member exceeded $50,000. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its members as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its doubtful accounts.

(6)  RETIREMENT PLAN

     The Company sponsors a defined contribution retirement plan covering most employees aged 21 and older who have completed six months of service as defined in the plan. Eligible employees may contribute up to the maximum amount of compensation allowed by the Internal Revenue Code. The Company may make annual discretionary contributions. The Company contributed approximately $24,000 and $30,000 to the plan during the years ended April 30, 1996 and 1997, respectively.

(7)  SUBSEQUENT EVENT

     On May 2, 1997, the Company's sole stockholder agreed to sell all assets of the Company to Omega Health Systems, Inc., an eye care company which provides management services to a network of eye care professionals and a variety of managed eye care products.

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Faust-Gelvin Eye Center, P.C. and The
  Outpatient Surgery Center of Indiana, Inc.:

     We have audited the accompanying combined balance sheets of Faust-Gelvin Eye Center, P.C. and The Outpatient Surgery Center of Indiana, Inc., as of December 31, 1995 and 1996, and the related combined statements of operations, stockholder's equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Faust-Gelvin Eye Center, P.C. and The Outpatient Surgery Center of Indiana, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
September 10, 1997

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                 1995         1996
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash......................................................  $   40,498   $  148,166
  Accounts receivable, less allowances for contractual
     adjustments and uncollectible accounts of $496,000 and
     $574,000 in 1995 and 1996, respectively (note 2).......     493,989      419,054
  Prepaid expenses and other current assets.................       2,932       10,467
                                                              ----------   ----------
          Total current assets..............................     537,419      577,687
Furniture, fixtures and equipment, net (note 3).............   1,155,103      981,694
Other assets................................................      64,488       55,212
                                                              ----------   ----------
                                                              $1,757,010   $1,614,593
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  133,782   $  170,030
  Accrued payroll, payroll taxes and benefits...............      50,080       34,012
  Notes payable (note 4)....................................     300,965       79,972
  Line of credit (note 5)...................................     472,615      100,000
  Current portion of long term debt (note 6)................     240,209      290,465
  Capital lease obligations.................................      90,024           --
                                                              ----------   ----------
          Total current liabilities.........................   1,287,675      674,479
                                                              ----------   ----------
Long term debt, less current portion (note 6)...............     120,230      475,216
                                                              ----------   ----------
          Total liabilities.................................   1,407,905    1,149,695
                                                              ----------   ----------
Stockholder's equity:
  Common stock, Faust-Gelvin Eye Center, P.C., no par value,
     1,000 shares authorized, 100 shares issued and
     outstanding............................................          --           --
  Common stock, The Outpatient Surgery Center of Indiana,
     Inc., no par value, 1,000 shares authorized, 780 shares
     issued and outstanding.................................       5,100        5,100
  Additional paid-in capital................................       1,000        1,000
  Retained earnings.........................................     343,005      458,798
                                                              ----------   ----------
          Total stockholder's equity........................     349,105      464,898
                                                              ----------   ----------
Commitments and contingencies (notes 7 and 9)...............  $1,757,010   $1,614,593
                                                              ==========   ==========

            See accompanying notes to combined financial statements.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                 1995         1996
                                                              ----------   ----------
Net patient service revenue (note 7)........................  $3,296,493   $2,678,032
Expenses:
  Salaries, wages and benefits..............................   1,826,867    1,257,122
  General and administrative................................   1,115,300      915,196
  Depreciation and amortization.............................     186,655      183,406
  Interest..................................................     143,348      100,341
                                                              ----------   ----------
          Total expenses....................................   3,272,170    2,456,065
                                                              ----------   ----------
          Income from operations............................      24,323      221,967
Nonoperating income, net....................................      21,759       14,194
                                                              ----------   ----------
          Net income........................................  $   46,082   $  236,161
                                                              ==========   ==========

            See accompanying notes to combined financial statements.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                   EYE CENTER          SURGERY
                                            ------------------------   CENTER
                                                       ADDITIONAL      -------                   TOTAL
                                            COMMON       PAID-IN       COMMON    RETAINED    STOCKHOLDER'S
                                            STOCK        CAPITAL        STOCK    EARNINGS       EQUITY
                                            ------   ---------------   -------   ---------   -------------
Balances at December 31, 1994.............  $  --        $1,000         $5,100   $ 386,923     $ 393,023
Distributions to stockholder..............     --            --            --      (90,000)      (90,000)
Net income................................     --            --            --       46,082        46,082
                                            ------       ------         ------   ---------     ---------
Balances at December 31, 1995.............     --         1,000         5,100      343,005       349,105
Distributions to stockholder..............     --            --            --     (120,368)     (120,368)
Net income................................     --            --            --      236,161       236,161
                                            ------       ------         ------   ---------     ---------
Balances at December 31, 1996.............  $  --        $1,000         $5,100   $ 458,798     $ 464,898
                                            ======       ======         ======   =========     =========

            See accompanying notes to combined financial statements.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                1995        1996
                                                              ---------   ---------
Cash flows from operating activities:
  Net income................................................  $  46,082   $ 236,161
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    186,655     183,406
     Changes in operating assets and liabilities:
       Accounts receivable..................................    183,795      74,935
       Prepaid expenses and other assets....................     21,489       1,741
       Accounts payable and accrued expenses................     80,953      36,248
       Accrued payroll, payroll taxes and benefits..........      4,361     (16,068)
                                                              ---------   ---------
          Net cash provided by operating activities.........    523,335     516,423
                                                              ---------   ---------
Cash flows from investing activities -- capital
  expenditures..............................................    (10,368)    (10,297)
                                                              ---------   ---------
Cash flows from financing activities:
  Proceeds from line of credit..............................         --     100,000
  Proceeds from notes payable...............................    227,713     426,667
  Principal payments on notes payable.......................   (480,795)   (647,328)
  Principal payments on capital lease obligations...........    (83,947)    (90,024)
  Distributions to stockholder..............................    (90,000)   (120,368)
  Proceeds from issuance of long-term debt..................    188,624      87,901
  Principal payments on long-term debt......................   (259,001)   (155,306)
                                                              ---------   ---------
          Net cash used in financing activities.............   (497,406)   (398,458)
                                                              ---------   ---------
Net change in cash..........................................     15,561     107,668
Cash at beginning of year...................................     24,937      40,498
                                                              ---------   ---------
Cash at end of year.........................................  $  40,498   $ 148,166
                                                              =========   =========
Supplemental disclosure:
  Interest paid.............................................  $ 143,348   $ 100,341
                                                              =========   =========

            See accompanying notes to combined financial statements.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Faust-Gelvin Eye Center, P. C. (Eye Center), is the ophthalmology practice of Joseph F. Faust, M.D., located in Marion, Indiana. Dr. Faust is also the sole shareholder of The Outpatient Surgery Center of Indiana Inc. (Surgery Center), an affiliated ambulatory surgery center located adjacent to the Eye Center in Marion. In combination, these two entities are collectively referred to herein as "the Company."

     On May 1, 1997, Omega Health Systems, Inc. (Omega) acquired certain assets and assumed certain liabilities of the Eye Center and acquired a 50% interest in the Surgery Center. Simultaneously with the acquisitions, Omega entered into long-term management agreements with the Eye Center and the Surgery Center.

(B) STATEMENT OF OPERATIONS

     For purposes of presentation, transactions deemed by management to be ongoing, major or central to the provision of health care services are reported as revenue and expenses. Peripheral or incidental transactions are reported as gains and losses.

(C) NET PATIENT SERVICE REVENUE

     Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered.

(D) CHARITY CARE

     The Company provides care to patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, such amounts are not reported as revenue. Charity care provided by the Company in 1995 and 1996 was not significant.

(E) FURNITURE, FIXTURES AND EQUIPMENT

     Owned furniture, fixtures and equipment are stated at cost. Furniture, fixtures and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease.

     Depreciation for owned furniture, fixtures and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

                                                              ESTIMATED USEFUL LIVES
                                                              ----------------------
Vehicles....................................................           5 years
Leasehold improvements......................................        5-10 years
Furniture, fixtures and equipment...........................        5-10 years

(F) INCOME TAXES

     The Company has elected for its earnings to be taxed directly to its stockholder under the S Corporation provisions of the Internal Revenue Code and similar provisions of Indiana laws and regulations. Accordingly, the accompanying combined financial statements contain no provision for income taxes related to the Company's earnings.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(G) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  BUSINESS AND CREDIT CONCENTRATIONS

     The Company grants credit to patients, substantially all of whom reside in the Company's service areas in and around Marion and Fort Wayne, Indiana. The Company generally does not require collateral or other security in extending credit to patients; however, it routinely obtains assignment of (or is otherwise entitled to receive) patients' benefits under their health insurance programs, plans or policies (e.g., Medicare, Medicaid, Blue Cross, preferred provider arrangements and commercial insurance policies).

     The mix of receivables from patients and third-party payors at December 31, 1996 follows:

Medicare....................................................     44%
Commercial insurance........................................     28
Patient.....................................................     17
Medicaid....................................................     10
Other third-party payors....................................      1
                                                               ----
                                                               100%
                                                               ====

(3)  FURNITURE, FIXTURES AND EQUIPMENT

     A summary of furniture, fixtures and equipment follows:

                                                                 1995         1996
                                                              ----------   ----------
Vehicles....................................................  $   25,580   $   25,580
Leasehold improvements......................................     800,270      800,270
Furniture, fixtures and equipment...........................   1,241,570    1,251,568
                                                              ----------   ----------
                                                               2,067,420    2,077,418
Less accumulated depreciation and amortization..............     912,317    1,095,724
                                                              ----------   ----------
                                                              $1,155,103   $  981,694
                                                              ==========   ==========

(4)  NOTES PAYABLE

     A summary of notes payable follows:

                                                                1995      1996
                                                              --------   -------
Unsecured note payable, with interest at 7.5%, payable in
  monthly installments of $13,631, including interest, final
  payment due February 1997.................................  $127,274   $40,894
Unsecured note payable, with interest at 7.5%, payable in
  monthly installments of $1,593, including interest, final
  payment due October 1996..................................    18,358        --
Unsecured demand note payable to Dr. Faust, with interest at
  11%.......................................................   155,333    39,078
                                                              --------   -------
                                                              $300,965   $79,972
                                                              ========   =======

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  LINE OF CREDIT

     The Eye Center has a $100,000 bank line of credit which is payable on demand with monthly interest payments at prime plus .75%. The line of credit is secured by trade accounts receivable, furniture, fixtures and equipment, and certain life insurance policies of Dr. Faust.

     The Company converted $472,615 in bank lines of credit into long-term debt in 1996.

(6)  LONG-TERM DEBT

     A summary of long-term debt follows:

                                                                1995       1996
                                                              --------   --------
Notes payable to banks, with interest ranging from 6.4% to
  10%, payable in monthly installments of $4,515, including
  interest, secured by furniture, fixtures and equipment and
  accounts receivable, final payments due March 1999........  $173,225   $118,466
Notes payable to a bank, with interest at 9.25%, payable in
  monthly installments of $10,937, including interest,
  secured by furniture, fixtures and equipment, accounts
  receivable and inventory, final payments due November
  2000......................................................        --    512,191
Note payable to Dr. Faust, with interest at 11.5%, payable
  in quarterly installments of $7,500, including interest,
  final payment due June 1998...............................    49,020     17,520
Unsecured notes payable, with interest at 11.5%, payable in
  quarterly installments of $17,069, including interest,
  final payments due June 1998..............................   138,194    117,504
                                                              --------   --------
          Total long-term debt..............................   360,439    765,681
Less current portion........................................   240,209    290,465
                                                              --------   --------
          Long-term debt, less current portion..............  $120,230   $475,216
                                                              ========   ========

     Maturities of long-term debt, by year and in the aggregate, follow:

1997........................................................  $290,465
1998........................................................   222,192
1999........................................................   143,450
2000........................................................   109,574
                                                              --------
                                                              $765,681
                                                              ========

(7)  LEASES

     The Company is obligated under certain noncancelable operating leases. Total lease expense for all operating leases was approximately $188,000 and $182,000 for the years ended December 31, 1995 and 1996, respectively. The Company's most significant operating lease is for clinic and surgery center facilities owned by the Company's stockholder (also see note 11). Expense under this lease totaled approximately $136,000 in 1995 and 1996.

                       FAUST-GELVIN EYE CENTER, P.C. AND
                 THE OUTPATIENT SURGERY CENTER OF INDIANA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under noncancelable operating leases follow:

1997........................................................  $  136,200
1998........................................................     136,200
1999........................................................     136,200
2000........................................................     136,200
2001........................................................     136,200
Thereafter..................................................     976,100
                                                              ----------
                                                              $1,657,100
                                                              ==========

(8)  NET PATIENT SERVICE REVENUE

     The Company has agreements with governmental and other third-party payors that provide for reimbursement to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the difference between the Company's billings at established rates for services and amounts reimbursed by third-party payors. Third-party payor activity for the Company principally involves the Medicare and Medicaid programs. Services rendered to beneficiaries under these programs are generally paid at prospectively determined procedural rates.

     The Company has historically not maintained records to segregate write-offs of uncollectible accounts from contractual and other adjustments, and therefore any separate provision for uncollectible accounts is not determinable.

(9)  PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     The Company maintains professional and general liability coverage under the provisions of certain claims-made policies. To the extent that any claims-made coverage is not renewed or replaced with equivalent insurance, claims based on occurrences during the term of such coverage, but reported subsequently, would be uninsured. Management believes, based on incidents identified through the Company's incident reporting system, that any such claims would not have a material effect on the Company's operations or financial position. In any event, management anticipates that the claims-made coverage currently in place will be renewed or replaced with equivalent insurance as the term of such coverage expires.

(10)  RELATED PARTY TRANSACTIONS

     The Company leases facilities from various entities owned or otherwise controlled by the Company's stockholder as described in note 7. Management believes that these transactions reflect appropriate market rates and terms for similar transactions between unaffiliated parties.

             ======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    7
The Company.............................   14
Use of Proceeds.........................   14
Price Range of Common Stock.............   15
Dividend Policy.........................   15
Capitalization..........................   16
Selected Consolidated Financial Data....   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   19
Business................................   26
Management..............................   40
Certain Transactions....................   45
Principal and Selling Stockholders......   46
Description of Capital Stock............   48
Shares Eligible for Future Sale.........   50
Underwriting............................   51
Legal Matters...........................   52
Experts.................................   52
Additional Information..................   52
Index to Consolidated Financial
  Statements............................  F-1

             ======================================================
             ======================================================
                                3,500,000 SHARES

                                     OMEGA
                              HEALTH SYSTEMS, INC.

                                 COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                        EQUITABLE SECURITIES CORPORATION

                                 DAIN BOSWORTH
                                  INCORPORATED

                                 MORGAN KEEGAN
                                & COMPANY, INC.
                                         , 1997

             ======================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following fees and expenses shall be borne by the Company in connection with this offering. All fees and expenses other than the SEC, NASD and Nasdaq Stock Market fees are estimated.

SEC Registration Fee........................................  $
NASD Filing Fee.............................................
Nasdaq Stock Market Filing Fee..............................
Blue Sky fees and expenses, including legal fees............
Transfer Agent's Fee........................................
Printing and Engraving......................................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Miscellaneous...............................................
                                                              ------
          Total.............................................  $
                                                              ======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary is qualified in its entirety by reference to the complete text of any statute, Charter or Bylaws as referred to below.

     Under Sections 10 and 11 of the Company's amended Charter, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit.

     Furthermore, every person who was, is, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or representative, or in any other capacity while serving as a director, officer, or representative, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as amended. Such right is a contract right and includes the right to be paid by the corporation expenses incurred in defending any action suit or proceeding in advance of its final disposition upon delivery to the corporation of an undertaking, if required by law, by or on behalf of such person to repay all amounts advanced unless it should be determined ultimately that such person is entitled to be by the corporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On May 17, 1996, the Registrant completed the sale of 729 shares of its Series A convertible preferred stock. The placement agent for the issue was Swartz Investments, LLC. The preferred stock was issued to qualified foreign investors pursuant to Regulation S under the Securities Act . The aggregate offering price was $7,290,000. The placement agent fee was $729,000. Each share of preferred stock was issued at a purchase price of $10,000 and is convertible into common stock at an exercise price equal to the lesser of $5.75 or 85% of the average bid price of the common stock at the time of conversion. The preferred stock automatically converts at the end of three years if not already converted. Until conversion, the preferred stock has a 8% dividend, payable in kind. In connection with the placement, the purchasers of the preferred stock were granted options to acquire 633,913 additional shares of the Registrant's common stock at an exercise price of $5.75, which options are exercisable until May 17, 2001. The placement agent was issued warrants to purchase an additional 126,782 shares of common stock with the same exercise price and term. As of December 31, 1996, 670 of the 729 shares of convertible preferred stock have been converted.

     In connection with the purchase on March 12, 1996, by the Company from Paul
E. Garland, M.D., of the Capital Eye Surgery Center, Inc., the Company issued to Dr. Garland its 7% Convertible Subordinated Note in the principal amount of $1,400,000, which note is convertible into Omega Common Stock, at the option of the holder of the note, at a conversion price of $6.50 per share. No portion of the Note has been converted at this date.

     In connection with the purchase on August 31, 1996, by the Company from Wesley K. Herman, M.D. and his wife, Joellen Herman, and Bradford B. Panzandak, M.D. and his wife, Joyce Pazandak, of the assets of Eyecare and Surgery Center of North Texas, P.A. and ECSC Retina, P.A., the Company issued to Drs. Herman and Pazandak and their respective wives 771,429 shares of Omega Common Stock, values at $4,540,000.

     In connection with the acquisition by merger as of March 1, 1997, of Refractive Surgery Center of Birmingham, a professional corporation, the Company issued to Sarah J. Hayes, M.D., 108,081 shares of Omega Common Stock, valued at $714,414.

     In connection with the purchase as of March 31, 1997, by the Company from Nathan L. Lipton, M.D., P.A. of substantially all of its assets, the Company issued to Dr. Lipton 15,267 shares of Omega Common Stock, valued at $100,000.

     In connection with the acquisition as of April 30, 1997, by merger of Primary Eyecare Network and P.E.N. Resources, Inc., the Company issued to Leonard Osias, O.D. and his wife, Irene Osias, 195,365 shares of Omega Common Stock, valued at $1,275,928.

     In connection with the acquisition by merger as of May 1, 1997, of Faust Eye Center, P.C., the Company issued to Joseph Faust, M.D. 169,186 shares of Omega Common Stock, valued at $1,112,400.

     In connection with the acquisition by merger as of August 29, 1997, of Dillman Eye Care Optical Department, Inc., the Company issued to David M. Dillman, M.D., 76,925 shares of Omega Common Stock, valued at $500,000.

     In connection with the acquisition by merger as of September 30, 1997, of Golden Eye Surgeons and Consultants, Ltd., the Company issued to Bruce Golden, M.D. 89,694 shares of Omega Common Stock, valued at $672,700. In addition, the Company granted to Dr. Golden the option to purchase 10,000 shares of Omega Common Stock at $8.25 share, exercisable at various dates on or before September 26, 2003.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
    1(a)   --  Form of Underwriting Agreement*
    3(a)   --  Articles of Incorporation(1)(3.1)
    3(b)   --  Amendment to Articles of Incorporation(1)(3.2)
    3(c)   --  Bylaws,(1)(3.3)
    4(a)   --  Form of Common Stock Certificate(1)
    4(b)   --  Certificate of Designation of Series A Preferred
               Stock(1)(4.2)
    5(a)   --  Opinion and Consent of Baker, Donelson, Bearman & Caldwell*
   10(a)   --  Management Agreement between Omega Heath Systems Inc. and
               Cathleen Schanzer dated December 18, 1989

   10(b)   --  Asset Purchase Agreement dated March 12, 1996(2)
   10(c)   --  Stock Purchase Agreement dated March 12, 1996(2)
   10(d)   --  7% Convertible Subordinated Note dated March 12, 1996
               between Registrant and Garland(2)
   10(e)   --  12% Subordinated Promissory Note dated March 12, 1996
               between Registrant and HealthMark Partners, LLC(2)
   10(f)   --  Class C Warrants to purchase shares of Common Stock issued to HealthMark Partners, LLC(2)
   10(g)   --  Pledge and Security Agreement between Registrant and
               HealthMark Partners, LLC(2)
   10(h)   --  Asset Exchange Agreement dated as of August 31, 1996 by and between EyeCare and Surgery Center of North Texas, P.A. and
               Omega Health Systems of North Texas, Inc.(3)
   10(i)   --  Asset Exchange Agreement dated as of August 31, 1996 by and between ECSC Retina, P.A. and Omega Health Systems of North
               Texas, Inc.(2)
   10(j)   --  Partnership Agreement of SurgEyeCare General Partnership(3)
   10(k)   --  Credit Agreement among Omega Heath Systems, Inc. and Nations
               Credit Commercial Corporation dated February 25, 1997
   10(l)   --  Merger Agreement by and among Omega Health Systems Inc. and
               Dr. S.J. Hays dated March 1, 1997
   10(m)   --  Merger Agreement by and among Omega Health Systems, Inc. and
               Leonard Osias, O.D., Irene Osias, both as Trustee of the
               Osias Family Trust dated August 18, 1988, Primary Eyecare
               Network, P.E.N. Resources, Inc., Omega Health System, Inc.,
               and Omega Acquisition Subsidiary, Inc. dated April 30,
               1997(4)
   10(n)   --  Merger Agreement by and among Omega Health Systems, Omega
               Health Systems of Indiana, Inc., Faust Eye Care Center,
               P.C., and Dr. Joseph Faust dated May 1, 1997(4)
   10(o)   --  Partnership Agreement by and among Omega Health Systems of
               Indiana, Inc. and Outpatient Surgery Center of Indiana, LLP
               dated May 1, 1997(4)
   10(p)   --  Merger Agreement by and among Omega Health Systems of
               Illinois, Omega Health Systems, Inc., Dillman Eyecare
               Optical Department, Inc., and Dr. David M. Dillman dated
               August 29, 1997
   10(q)   --  Stock Purchase Agreement by and among Omega Health Systems of Illinois, Inc. and Dr. David M. Dillman dated August 29,
               1997
   10(r)   --  Lease Agreement dated August 29, 1997 between Watson Real
               Estate Holdings, L.P. and Omega Health Systems of Illinois,
               Inc.
   10(s)   --  Merger Agreement by and among Omega Health Systems of the
               Great Lakes, Inc., Omega Health Systems, Inc., Golden Eye
               Surgeons and Consultants, LTD., and Dr. Bruce Golden dated
               September 26, 1997
   10(t)   --  Company Pension Plan*
   10(u)   --  1985 Stock Option Plan*
   10(v)   --  1991 Employee Stock Purchase Plan*
   10(w)   --  1995 Stock Option Plan*
   10(x)   --  Employment Agreement dated August 1, 1996 between Omega
               Health Systems, Inc. and Thomas P. Lewis
   10(y)   --  Employment Agreement dated January 1, 1997 between Omega
               Health Systems, Inc. and Ronald L. Edmonds
   10(z)   --  Employment Agreement dated January 1, 1997 between The Eye
               Health Network, Inc. and Donald A. Hood, O.D.

   10(aa)  --  Employment Agreement dated May 1, 1997 between Primary
               Eyecare Network, Inc. and Allen Leck
   10(ab)  --  Consulting Services Agreement dated August 8, 1997 between
               Omega Health Systems, Inc. and David Dillman, M.D.
   13(a)   --  Annual Report to Stockholders for the year ended December
               31, 1996(1)
   22(a)   --  Subsidiaries of the Registrant*
   24(a)   --  Consent of KPMG Peat Marwick LLP
   25(a)   --  Power of Attorney (included in the signature page hereto)

---------------

  * To be filed by Amendment
(1) Incorporated by Reference from Exhibits to Annual Report on Form 10-K for the year ended December 31, 1996 (Exhibit number, if different in 1996 10-K, is set forth in italics).
(2) Incorporated by reference to the Current Report on Form 8-K dated March 25, 1996.
(3) Incorporated by reference to the Current Report on Form 8-K dated May 16, 1997.
(4) Incorporated by reference to the Current Report on Form 8-K dated May 16, 1997.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to
Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on October 27, 1997.

                                          OMEGA HEALTH SYSTEMS, INC.

                                          By:      /s/ THOMAS P. LEWIS
                                            ------------------------------------
                                                      Thomas P. Lewis
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas P. Lewis or Ronald L. Edmonds, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                  /s/ ANDREW MILLER                    Chairman of the Board           October 27, 1997
-----------------------------------------------------
                    Andrew Miller

                 /s/ THOMAS P. LEWIS                   President and Chief Executive   October 27, 1997
-----------------------------------------------------    Officer (Principal Executive
                   Thomas P. Lewis                       Officer)

                /s/ RONALD L. EDMONDS                  Executive Vice President and    October 27, 1997
-----------------------------------------------------    Chief Financial Officer
                  Ronald L. Edmonds                      (Principal Financial
                                                         Officer)

              /s/ MARY ELIZABETH PORTER                Vice President and Controller   October 27, 1997
-----------------------------------------------------    (Principal Accounting
                Mary Elizabeth Porter                    Officer)

                /s/ DAVID M. DILLMAN                   Director                        October 27, 1997
-----------------------------------------------------
               David M. Dillman, M.D.

                  /s/ HERMAN TACKER                    Director                        October 27, 1997
-----------------------------------------------------
                 Herman Tacker, O.D.

                 /s/ DONALD A. HOOD                    Director                        October 27, 1997
-----------------------------------------------------
                Donald A. Hood, O.D.

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
    1(a)   --  Form of Underwriting Agreement*.............................
    3(a)   --  Articles of Incorporation(1)(3.1)...........................
    3(b)   --  Amendment to Articles of Incorporation(1)(3.2)..............
    3(c)   --  Bylaws,(1)(3.3).............................................
    4(a)   --  Form of Common Stock Certificate(1).........................
    4(b)   --  Certificate of Designation of Series A Preferred
               Stock(1)(4.2)...............................................
    5(a)   --  Opinion and Consent of Baker, Donelson, Bearman &
               Caldwell*...................................................
   10(a)   --  Management Agreement between Omega Heath Systems Inc. and
               Cathleen Schanzer dated December 18, 1989...................
   10(b)   --  Asset Purchase Agreement dated March 12, 1996(2)............
   10(c)   --  Stock Purchase Agreement dated March 12, 1996(2)............
   10(d)   --  7% Convertible Subordinated Note dated March 12, 1996
               between Registrant and Garland(2)...........................
   10(e)   --  12% Subordinated Promissory Note dated March 12, 1996
               between Registrant and HealthMark Partners, LLC(2)..........
   10(f)   --  Class C Warrants to purchase shares of Common Stock issued to HealthMark Partners, LLC(2)..............................
   10(g)   --  Pledge and Security Agreement between Registrant and
               HealthMark Partners, LLC(2).................................
   10(h)   --  Asset Exchange Agreement dated as of August 31, 1996 by and between EyeCare and Surgery Center of North Texas, P.A. and
               Omega Health Systems of North Texas, Inc.(3)................
   10(i)   --  Asset Exchange Agreement dated as of August 31, 1996 by and between ECSC Retina, P.A. and Omega Health Systems of North
               Texas, Inc.(2)..............................................
   10(j)   --  Partnership Agreement of SurgEyeCare General
               Partnership(3)..............................................
   10(k)   --  Credit Agreement among Omega Heath Systems, Inc. and Nations
               Credit Commercial Corporation dated February 25, 1997.......
   10(l)   --  Merger Agreement by and among Omega Health Systems Inc. and
               Dr. S.J. Hays dated March 1, 1997...........................
   10(m)   --  Merger Agreement by and among Omega Health Systems, Inc. and
               Leonard Osias, O.D., Irene Osias, both as Trustee of the
               Osias Family Trust dated August 18, 1988, Primary Eyecare
               Network, P.E.N. Resources, Inc., Omega Health System, Inc.,
               and Omega Acquisition Subsidiary, Inc. dated April 30,
               1997(4).....................................................
   10(n)   --  Merger Agreement by and among Omega Health Systems, Omega
               Health Systems of Indiana, Inc., Faust Eye Care Center,
               P.C., and Dr. Joseph Faust dated May 1, 1997(4).............
   10(o)   --  Partnership Agreement by and among Omega Health Systems of
               Indiana, Inc. and Outpatient Surgery Center of Indiana, LLP
               dated May 1, 1997(4)........................................
   10(p)   --  Merger Agreement by and among Omega Health Systems of
               Illinois, Omega Health Systems, Inc., Dillman Eyecare
               Optical Department, Inc., and Dr. David M. Dillman dated
               August 29, 1997.............................................
   10(q)   --  Stock Purchase Agreement by and among Omega Health Systems of Illinois, Inc. and Dr. David M. Dillman dated August 29,
               1997........................................................
   10(r)   --  Lease Agreement dated August 29, 1997 between Watson Real
               Estate Holdings, L.P. and Omega Health Systems of Illinois,
               Inc.........................................................

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
   10(s)   --  Merger Agreement by and among Omega Health Systems of the
               Great Lakes, Inc., Omega Health Systems, Inc., Golden Eye
               Surgeons and Consultants, LTD., and Dr. Bruce Golden dated
               September 26, 1997..........................................
   10(t)   --  Company Pension Plan*.......................................
   10(u)   --  1985 Stock Option Plan*.....................................
   10(v)   --  1991 Employee Stock Purchase Plan*..........................
   10(w)   --  1995 Stock Option Plan*.....................................
   10(x)   --  Employment Agreement dated August 1, 1996 between Omega
               Health Systems, Inc. and Thomas P. Lewis....................
   10(y)   --  Employment Agreement dated January 1, 1997 between Omega
               Health Systems, Inc. and Ronald L. Edmonds..................
   10(z)   --  Employment Agreement dated January 1, 1997 between The Eye
               Health Network, Inc. and Donald A. Hood, O.D. ..............
   10(aa)  --  Employment Agreement dated May 1, 1997 between Primary
               Eyecare Network, Inc. and Allen Leck........................
   10(ab)  --  Consulting Services Agreement dated August 8, 1997 between
               Omega Health Systems, Inc. and David Dillman, M.D. .........
   13(a)   --  Annual Report to Stockholders for the year ended December
               31, 1996(1).................................................
   22(a)   --  Subsidiaries of the Registrant*.............................
   24(a)   --  Consent of KPMG Peat Marwick LLP............................
   25(a)   --  Power of Attorney (included in the signature page hereto)...

---------------

  * To be filed by Amendment
(1) Incorporated by Reference from Exhibits to Annual Report on Form 10-K for the year ended December 31, 1996 (Exhibit number, if different in 1996 10-K, is set forth in italics).
(2) Incorporated by reference to the Current Report on Form 8-K dated March 25, 1996.
(3) Incorporated by reference to the Current Report on Form 8-K dated May 16, 1997.
(4) Incorporated by reference to the Current Report on Form 8-K dated May 16, 1997.